As filed with the Securities and Exchange Commission on January 30, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PROSPERITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	74-2231986
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Zalman

President and Chief Executive Officer

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charlotte M. Rasche Bracewell & Giuliani LLP South Tower Pennzoil Place 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 223-2300	Don Wood Locke Liddell & Sapp LLP 3400 JPMorgan Chase Tower 600 Travis Houston, Texas 77002 (713) 226-1200

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $1.00 par value	4,582,407	(2)	$103,591,728	$11,085

(1)	Based upon (a) (i) 9,786,378 shares of SNB Bancshares common stock outstanding, (ii) 2,649,475 shares of SNB Bancshares Class B stock outstanding and (iii) 375,100 shares of SNB Bancshares common stock issuable upon the exercise of vested stock options, and (b) a share exchange ratio of 0.3577 shares of Prosperity common stock for each share of SNB Bancshares stock.
(2)	Not applicable.
(3)	Estimated solely for the purpose of determining the registration fee in accordance with (i) Rule 457(f)(1) under the Securities Act, based upon the average of the high and low market value of SNB Bancshares common stock on January 24, 2006 of $17.595 multiplied by the maximum number of shares of SNB Bancshares common stock to be acquired by Prosperity Bancshares in the merger described herein (which is the sum of (a) 9,786,378 outstanding shares of SNB Bancshares common stock and (b) 375,100 shares of SNB Bancshares common stock issuable upon the exercise of vested stock options) and (ii) Rule 457(f)(2) under the Securities Act, based upon the book value of the SNB Bancshares Class B stock as of December 31, 2005 of $6.82 multiplied by the maximum number of shares of SNB Bancshares Class B stock to be acquired by Prosperity Bancshares in the merger described herein. Pursuant to Rule 457(f)(3), the cash portion of the merger consideration to be paid by Prosperity Bancshares in connection with the merger has been deducted from the value of the securities to be received by Prosperity Bancshares in the transaction.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated January 30, 2006

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the special meeting of shareholders of SNB Bancshares, Inc. to be held on                     , 2006 at             .m. at the East Lawn Board Room at 80 Sugar Creek Center Boulevard, Sugar Land, Texas. At this important meeting, you will be asked to consider and vote on the approval of a merger agreement which provides for the merger of SNB Bancshares with and into Prosperity Bancshares, Inc. If the merger is completed, each outstanding share of SNB Bancshares common stock and Class B stock will be converted into 0.3577 shares of Prosperity common stock plus $7.50 in cash, subject to adjustment under certain circumstances set forth in the merger agreement. After completion of the merger, we expect that current Prosperity shareholders will own approximately 86.2% of the combined company and SNB Bancshares shareholders will own approximately 13.8% of the combined company. Prosperity’s common stock is listed on the Nasdaq National Market under the symbol “PRSP.” Based on the closing price of Prosperity common stock on                     , 2006 of $            , shareholders of SNB Bancshares would receive merger consideration with a value of approximately $             for each share of SNB Bancshares common stock they own.

We cannot complete the merger unless we obtain the necessary government approvals and unless the shareholders of SNB Bancshares approve the merger agreement. We are asking our shareholders to consider and vote on this merger proposal at a special meeting of shareholders. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to SNB Bancshares. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger agreement.

This document contains a more complete description of the special meeting and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about Prosperity and SNB Bancshares from documents that each of Prosperity and SNB Bancshares has filed with the Securities and Exchange Commission. We enthusiastically support the merger and recommend that you vote in favor of the merger agreement.

Harvey E. Zinn President and Chief Executive Officer SNB Bancshares, Inc.

An investment in Prosperity common stock in connection with the merger involves risks. See “ Risk Factors” beginning on page 30.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

Proxy statement/prospectus dated                     , 2006

and first mailed to shareholders of SNB Bancshares on or about                     , 2006

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Prosperity and SNB Bancshares from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is described on page 85 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: James D. Rollins III, Senior Vice President

Telephone (713) 693-9300

SNB Bancshares, Inc.

14060 Southwest Freeway

Sugar Land, Texas 77478

Attention: Whitney Rowe, Corporate Secretary

Telephone: (281) 269-7200

To obtain timely delivery of the documents before the SNB Bancshares special meeting, you must request the information by                     , 2006.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of                     , 2006. There may be changes in the affairs of SNB Bancshares or Prosperity since that date, which are not reflected in this document.

SNB Bancshares, Inc.

14060 Southwest Freeway

Sugar Land, Texas 77478

(281) 269-7200

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of SNB Bancshares, Inc. will be held on                     , 2006 at     :        .m., local time, at the East Lawn Board Room at 80 Sugar Creek Center Boulevard, Sugar Land, Texas, for the following purposes:

1.	to approve the Agreement and Plan of Reorganization, dated as of November 16, 2005, by and between Prosperity Bancshares, Inc. and SNB Bancshares pursuant to which SNB Bancshares will merge with and into Prosperity, all on and subject to the terms and conditions contained therein; and

2.	to transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on                     , 2006 will be entitled to notice of and to vote at the meeting.

Shareholders of SNB Bancshares have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of SNB Bancshares common stock and/or Class B stock under applicable provisions of Texas law. In order for a shareholder of SNB Bancshares to perfect his or her right to dissent, such shareholder must file a written objection to the merger with SNB Bancshares prior to the special meeting, must not vote in favor of the merger agreement and must file a written demand with Prosperity within ten days after the delivery of notice from Prosperity that the merger has been effected for payment of the fair value of the shareholder’s shares of SNB Bancshares common stock or Class B stock. A copy of the applicable Texas statutory provisions is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal I—Approval of the Merger Agreement—Dissenters’ Rights of SNB Bancshares Shareholders.”

By Order of the Board of Directors,

Caralisa Morris Simon
Chairman of the Board

Sugar Land, Texas

                    , 2006

SNB Bancshares’ board of directors unanimously recommends that you vote FOR the approval of the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

Your Vote is Very Important

A proxy card with respect to your shares of SNB Bancshares common stock and/or Class B stock, as the case may be, is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card(s) and promptly mail the proxy card(s) in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER	1

SUMMARY	3
The Companies	3
Proposed Merger of SNB Bancshares into Prosperity	3
Terms of the Merger of SNB Bancshares into Prosperity	4
Effect of the Merger on SNB Bancshares Stock Options	4
Certain Material Federal Income Tax Consequences	4
Opinion of Financial Advisor of SNB Bancshares	4
Prosperity Plans to Continue to Pay Quarterly Dividends	5
Ownership of Prosperity After the Merger	5
Comparative Market Prices	5
SNB Bancshares Special Shareholders’ Meeting	5
Record Date Set at , 2006; Majority Shareholder Vote of Both Common Stock and Class B Stock, Voting as Separate Classes, Required to Approve the Merger Agreement	5
SNB Bancshares’ Reasons for the Merger and Recommendation of the SNB Bancshares Board	6
Members of SNB Bancshares’ Management are Expected to Vote Their Shares For Approval of the Merger Agreement	6
Effective Time of the Merger	6
Exchange of SNB Bancshares Stock Certificates	7
Conditions to Completion of the Merger	7
Regulatory Approvals	8
Modifications or Waiver	8
Termination	8
Some of the Directors and Officers of SNB Bancshares Have Financial Interests in the Merger that Differ from Your Interests	9
Comparison of Rights of Shareholders of Prosperity and SNB Bancshares	10
Dissenters’ Rights of Appraisal in the Merger	10
Recent Developments	11
Selected Historical Consolidated Financial Data of Prosperity	15
Selected Historical Consolidated Financial Data of SNB Bancshares	17

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION	19

UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2005	21

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005	23

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2004	25

COMPARATIVE SUMMARY OF HISTORICAL AND PRO FORMA PER SHARE SELECTED FINANCIAL DATA	27

COMPARATIVE STOCK PRICES	29

RISK FACTORS	30
Risks Associated With the Merger	30
Risks Associated With Prosperity	31

A WARNING ABOUT FORWARD-LOOKING STATEMENTS	35

GENERAL INFORMATION	36

i

Appendix A—Agreement and Plan of Reorganization

Appendix B—Opinion of Keefe, Bruyette & Woods, Inc.

Appendix C—Provisions of Texas Business Corporation Act Relating to Dissenters’ Appraisal Rights

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen in the merger?

A:	In the merger, SNB Bancshares will be merged with and into Prosperity, with Prosperity being the surviving corporation. If the merger agreement is approved by the shareholders of SNB Bancshares and the merger is subsequently completed, each outstanding share of SNB Bancshares common stock and Class B stock, except any dissenting shares, will be converted into the right to receive 0.3577 shares of Prosperity common stock plus $7.50 in cash. The merger consideration is subject to adjustment based on the 20 trading day average trading price of the Prosperity common stock in the manner and under the circumstances set forth in the merger agreement.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during the second quarter of 2006, although delays could occur.

Q:	What are the shareholders being asked to vote upon?

A:	The shareholders of SNB Bancshares are being asked to vote upon a proposal to approve the merger agreement providing for the merger of SNB Bancshares with and into Prosperity.

Q:	What votes are required for approval of the merger agreement?

A:	Approval of the merger agreement by SNB Bancshares shareholders requires the affirmative vote of the holders of both a majority of the shares of SNB Bancshares common stock outstanding on , 2006 and a majority of the shares of SNB Bancshares Class B stock outstanding on , 2006, voting as separate classes. Accordingly, if one class of stock does not approve the merger agreement by the requisite vote, regardless of the vote of the other class, the merger will not be completed.

Q:	How does the board of directors recommend that I vote?

A:	Our board of directors has unanimously approved and adopted the merger agreement and recommends that the shareholders vote FOR approval of the merger agreement.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of SNB Bancshares common stock or Class B stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	What do I need to do now?

A:	After you have thoroughly reviewed this proxy statement/prospectus, simply indicate on the proxy card applicable to your SNB Bancshares common stock and/or Class B stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible.

Q:	What happens if I don’t return a proxy card?

A:	Because approval of the merger agreement requires affirmative approval of both a majority of the outstanding shares of SNB Bancshares common stock and a majority of the outstanding shares of SNB Bancshares Class B stock, voting as separate classes, the failure to return your proxy card will have the same effect as a vote against the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person, rather than signing and mailing a proxy card.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting by following the instructions as detailed in “SNB Bancshares Special Meeting—Voting and Revocation of Proxies” on page 37. Before your proxy is voted, you may submit a new proxy or you may attend the special meeting and vote in person.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the merger agreement.

Q:	Do I have any rights to avoid participating in the merger?

A:	Yes. You have the right to withhold voting upon the proposal to approve the merger agreement, dissent from the merger and seek payment of the fair value of your shares in cash as described in “Proposal to Approve the Merger Agreement—Dissenters’ Rights of SNB Bancshares Shareholders” beginning on page 65. The appraised value of your shares of SNB Bancshares common stock or Class B stock may be more or less than the value of the Prosperity common stock and cash being paid in the merger.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Computershare Investor Services, Prosperity’s exchange agent, will send you written instructions for exchanging your stock certificates. In any event, you should not send your SNB Bancshares stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact Harvey E. Zinn at SNB Bancshares, Inc., 14060 Southwest Freeway, Sugar Land, Texas 77478, telephone (281) 269-7200.

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about Prosperity, see “Where You Can Find More Information” on page 85. We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The Companies

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

Prosperity, a Texas corporation, is a financial holding company registered under the Gramm-Leach-Bliley Act and the Bank Holding Company Act. Through Prosperity Bank, its wholly owned subsidiary bank, Prosperity conducts a complete range of commercial and personal banking activities. Prosperity currently operates a total of 85 full-service banking centers, consisting of thirty-three (33) in the Greater Houston Consolidated Metropolitan Statistical Area (CMSA), sixteen (16) in the Corpus Christi area, eleven (11) in the Dallas area, six (6) in the Austin area, two (2) in the East Texas area and seventeen (17) in fifteen contiguous counties extending to the south and southwest of Houston generally along the NAFTA Highway. The Greater Houston CMSA includes Austin, Brazoria, Chambers, Fort Bend, Galveston, Harris, Liberty, Montgomery, San Jacinto and Waller counties. At September 30, 2005, on a consolidated basis, Prosperity had total assets of $3.494 billion, total deposits of $2.879 billion and shareholders’ equity of $446.7 million.

SNB Bancshares, Inc.

14060 Southwest Freeway

Sugar Land, Texas 77478

(281) 269-7200

SNB Bancshares, a Texas corporation, is a bank holding company registered under the Bank Holding Company Act. Through Southern National Bank of Texas, its wholly owned subsidiary bank, SNB Bancshares operates a total of five full-service branches and two drive-through locations in Harris and Fort Bend counties. As of September 30, 2005, on a consolidated basis, SNB Bancshares had total assets of $1.121 billion, total deposits of $738.3 million and shareholders’ equity of $88.3 million.

Proposed Merger of SNB Bancshares into Prosperity

We have attached the merger agreement to this document as Appendix A. Please read the entire merger agreement. It is the legal document that governs the merger.

We propose a merger whereby SNB Bancshares will merge with and into Prosperity. Prosperity will be the surviving corporation in the merger. Immediately following completion of the merger, Southern National Bank will merge with and into Prosperity Bank and the existing offices of Southern National Bank will become full-service banking centers of Prosperity. We expect to complete the merger and the bank merger during the second quarter of 2006, although delays could occur.

Terms of the Merger of SNB Bancshares into Prosperity (page 38)

Pursuant to the terms of the merger agreement, in exchange for each outstanding share of SNB Bancshares capital stock, Prosperity will issue 0.3577 shares of its common stock plus $7.50 in cash, with the merger consideration subject to adjustment in the event that the average closing price of Prosperity’s common stock for the 20 consecutive trading days ending on the fifth trading day prior to the closing date of the merger falls below $26.73, as further described in this proxy statement/prospectus.

The market price of Prosperity common stock will fluctuate from the date of this proxy statement/ prospectus to the date of completion of the merger, and these fluctuations could result in an adjustment of the exchange ratio and/or the per share cash consideration. Because of the possibility of an adjustment to the exchange ratio and/or the per share cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash you will receive in connection with the merger when you vote on the merger agreement.

Effect of the Merger on SNB Bancshares Stock Options (page 39)

Upon completion of the merger, each option to purchase shares of SNB Bancshares common stock granted under the SNB Bancshares 2002 Stock Option Plan that is outstanding immediately prior to the merger will automatically become vested and will be converted into, at the election of the holder, either an option to purchase shares of Prosperity common stock or a cash payment.

If the option holder elects to convert his or her option into an option to purchase Prosperity common stock, the number of shares of Prosperity common stock purchasable under the converted option, as well as the exercise price of these stock options, will be adjusted to reflect the option exchange ratio (as defined in the merger agreement), rounded to the nearest whole share. Each converted option will remain subject to the same terms and conditions as were applicable prior to the merger. If the option holder elects to convert his or her option into a cash payment, such option holder will receive an amount of cash determined by multiplying the difference between the value of the merger consideration and the per share exercise price applicable to such option by the number of shares of SNB Bancshares common stock subject to the option.

Certain Material Federal Income Tax Consequences (page 61)

The merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended. As a result of receiving a combination of common stock and cash in exchange for SNB Bancshares common stock and Class B stock, in general, shareholders of SNB Bancshares will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the merger. The amount of gain realized will equal the amount by which the cash, if any, plus the fair market value, at the effective time of the merger, of the Prosperity common stock exceeds the basis in the SNB Bancshares common stock or Class B stock to be surrendered in exchange therefor.

This tax treatment may not apply to every shareholder of SNB Bancshares. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

Opinion of Financial Advisor of SNB Bancshares (page 42)

Keefe, Bruyette & Woods, Inc. has delivered a written opinion to the board of directors of SNB Bancshares that, as of the date of this proxy statement/prospectus, based upon and subject to certain matters stated therein, the merger consideration is fair to the holders of SNB Bancshares common stock and Class B stock from a financial point of view. We have attached this opinion to this document as Appendix B. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Keefe, Bruyette & Woods in providing its opinion.

Prosperity Plans to Continue to Pay Quarterly Dividends (page 82)

Following the merger, subject to applicable statutory and regulatory restrictions, Prosperity intends to continue its practice of paying quarterly cash dividends. For the fourth quarter of 2005, Prosperity paid a cash dividend of $0.10 per share.

Ownership of Prosperity After the Merger

Assuming an exchange ratio of 0.3577 with no adjustment, and that holders of 60% of the outstanding options to acquire SNB Bancshares common stock elect to receive Prosperity stock options, and based on (1) 9,784,378 shares of SNB Bancshares common stock outstanding as of December 31, 2005, (2) 2,651,475 shares of SNB Bancshares Class B stock outstanding as of December 31, 2005, (3) options to acquire 1,254,900 shares of SNB Bancshares common stock outstanding as of December 31, 2005 and (4) and no dissenting shares, Prosperity would issue a total of approximately              shares of its common stock to SNB Bancshares shareholders in connection with the merger. Based on these assumptions, and              shares of Prosperity common stock outstanding as of December 31, 2005, after the merger on a fully diluted basis, the former SNB Bancshares shareholders would own approximately         % of the outstanding shares of Prosperity common stock.

Comparative Market Prices (page 81)

Shares of Prosperity common stock are quoted on the Nasdaq Stock Market under the symbol “PRSP.” On November 15, 2005, the last trading day before the merger was announced, Prosperity common stock closed at $31.10 per share. On January 23, 2006, the Prosperity common stock closed at $29.29 per share. The market price of Prosperity common stock will fluctuate prior to the merger. You should obtain the current stock quotation for Prosperity common stock.

Shares of SNB Bancshares common stock are quoted on the Nasdaq Stock Market under the symbol “SNBT.” On November 15, 2005, the last trading day before the merger was announced, SNB Bancshares common stock closed at $10.62 per share. On January 23, 2006, the SNB Bancshares common stock closed at $17.58 per share. The market price for the SNB Bancshares common stock will fluctuate prior to the merger. The SNB Bancshares Class B stock is not publicly traded and there is no active market for the Class B stock.

SNB Bancshares Special Shareholders’ Meeting (page 36)

The special meeting of shareholders of SNB Bancshares will be held on                     , 2006, at             .m., local time, at the East Lawn Board Room at 80 Sugar Creek Center Boulevard, Sugar Land, Texas. At the special meeting, you will be asked:

•	to consider and vote upon a proposal to approve the merger agreement that provides for the merger of SNB Bancshares with and into Prosperity; and

•	to act on any other matters that may be properly submitted to a vote at the special meeting.

Record Date Set at                     , 2006; Majority Shareholder Vote of Both Common Stock and Class B Stock, Voting as Separate Classes, Required to Approve the Merger Agreement (page 36)

You may vote at the special meeting of SNB Bancshares shareholders if you owned SNB Bancshares common stock or Class B stock at the close of business on                     , 2006. You can cast one vote for each

share of SNB Bancshares common stock you owned at that time and one vote for each share of SNB Bancshares Class B stock you owned at that time. As of                     , 2006, there were              shares of SNB Bancshares common stock and              shares of SNB Bancshares Class B stock issued and outstanding.

Approval of the merger agreement requires the affirmative vote of both the holders of a majority of the outstanding shares of SNB Bancshares common stock entitled to vote and a majority of the outstanding shares of SNB Bancshares Class B stock entitled to vote, voting as separate classes. If you fail to vote, it will have the effect of a vote against the merger agreement.

You may vote your shares of SNB Bancshares stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of SNB Bancshares, or by voting in person at the special meeting.

SNB Bancshares’ Reasons for the Merger and Recommendation of the SNB Bancshares Board (page 40)

Based on the reasons discussed elsewhere in this document, the board of directors of SNB Bancshares believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by SNB Bancshares’ board of directors in approving the merger agreement, see page 41.

Members of SNB Bancshares’ Management are Expected to Vote Their Shares For Approval of the Merger Agreement

As of December 31, 2005, the directors and executive officers of SNB Bancshares (12 persons) were entitled to vote 1,661,542 shares of SNB Bancshares common stock, or approximately         % of the outstanding shares of the common stock entitled to vote at the special meeting, and 2,442,704 shares of SNB Bancshares Class B stock, or approximately         % of the outstanding shares of Class B stock entitled to vote at the special meeting.

Each director and holder of 10% or more of SNB Bancshares common stock who, in the aggregate, are entitled to vote approximately         % of the outstanding shares of SNB Bancshares common stock, and each director and holder of 10% or more of SNB Bancshares Class B stock who, in the aggregate, are entitled to vote approximately 96.1% of the SNB Bancshares Class B Stock, has executed an agreement to vote his or her shares of SNB Bancshares common stock or Class B stock, as the case may be, in favor of approval of the merger agreement. Accordingly, approval of the merger agreement by the holders of Class B stock is virtually assured.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of the State of Texas. If the SNB Bancshares shareholders approve the merger agreement at the special meeting, and if all necessary government approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the second quarter of 2006, although delays could occur.

We cannot assure you that the necessary shareholder and regulatory approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Exchange of SNB Bancshares Stock Certificates (page 50)

As soon as practicable after the effective time of the merger, you will receive a letter and instructions from Computershare Investor Services, acting in its role as Prosperity’s transfer agent, with respect to the procedures for surrendering your stock certificates representing shares of SNB Bancshares common stock and Class B stock in exchange for stock certificates representing shares of Prosperity common stock and cash. You must carefully review and complete these materials and return them as instructed along with your stock certificates for SNB Bancshares stock. Please do not send SNB Bancshares or Prosperity any stock certificates until you receive these instructions.

Conditions to Completion of the Merger (page 53)

The completion of the merger depends on a number of conditions being met. These include, among others:

•	approval of the merger agreement by the shareholders of SNB Bancshares;

•	accuracy of each party’s representations and warranties as of the closing date of the merger;

•	receipt of all required governmental approvals of the merger in a manner that does not impose any restrictions on Prosperity’s operations which are unacceptable to Prosperity;

•	absence of any material adverse change in the assets, properties, business or financial condition of either party;

•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the merger agreement;

•	registration of the shares of Prosperity common stock to be issued to shareholders of SNB Bancshares with the Securities and Exchange Commission;

•	authorization for listing of the shares of Prosperity common stock to be issued to shareholders of SNB Bancshares on the Nasdaq National Market;

•	receipt by Prosperity of the resignations of each director of SNB Bancshares and Southern National Bank;

•	execution of employment and non-competition agreements by each of Harvey E. Zinn and Daniel S. Agnew with Prosperity or Prosperity Bank;

•	execution of non-competition agreements between each of Stewart Morris, Caralisa Morris Simon, James W. Stevens and Dan Wilford with Prosperity or Prosperity Bank;

•	execution of release agreements by each of the directors of SNB Bancshares and Southern National Bank releasing SNB Bancshares and Prosperity and their respective subsidiaries from any and all claims of such directors and officers, subject to certain limited exceptions;

•	execution of release agreements by SNB Bancshares and Southern National Bank releasing each such director and officer (with a title of executive vice president or above) of SNB Bancshares and Southern National Bank from any and all claims of SNB Bancshares and its subsidiaries, subject to certain limited exceptions;

•	redemption of the junior subordinated debentures issued by SNB Bancshares to SNB Capital Trust I (which was completed in December 2005); and

•	receipt of the opinions of counsel to each of SNB Bancshares and Prosperity to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

Any condition to the consummation of the merger may be waived in writing by the party to the merger agreement entitled to the benefit of such condition. A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, as long as the law allows it to do so. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 64)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Prosperity has filed a notice with the Federal Reserve Bank of Dallas to obtain approval of the merger.

In addition, the merger of Southern National Bank into Prosperity Bank requires the approval of the Federal Deposit Insurance Corporation (FDIC) and the Texas Department of Banking (TDB). On December 12, 2005, Prosperity filed an application with the FDIC and TDB to obtain approval of the merger. Prosperity received approval of the bank merger from the FDIC on January 24, 2006 and anticipates that it will receive approval of the bank merger from the TDB in January 2006. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While SNB Bancshares and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Modifications or Waiver (page 58)

We may amend the merger agreement and each of us may waive our right to require the other party to adhere to any term or condition of the merger agreement. However, the merger consideration to be received by the shareholders of SNB Bancshares pursuant to the merger agreement may not be decreased after the approval of the merger agreement without the further approval by the SNB Bancshares shareholders.

Termination (page 59)

Prosperity and SNB Bancshares can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, either Prosperity or SNB Bancshares can decide, without the consent of the other, to terminate the merger agreement if:

•	the merger has not become effective by May 15, 2006, unless regulatory approval has not been received or the registration statement has not been declared effective by such date, in which case this deadline will be extended to June 14, 2006, or such later date approved in writing by the respective boards of directors, unless the failure to complete the merger by that time is due to a material breach of the merger agreement by the party that seeks to terminate the merger agreement;

•	any court or other governmental body issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

•	the approval of the merger agreement by the shareholders of SNB Bancshares is not obtained;

•	any of the conditions to the obligations of Prosperity or the obligations of SNB Bancshares, respectively, have not been met or waived by the party entitled to such benefit; or

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party.

In addition, SNB Bancshares may terminate the merger agreement, without the consent of Prosperity, if:

•	it accepts a superior acquisition proposal (as defined in the merger agreement); or

•	the average per share closing price for the Prosperity common stock for the 20 consecutive trading days ending on the fifth trading day prior to the closing date of the merger is less than $26.73 per share; provided, however, that Prosperity has the option, but not the obligation, to nullify any exercise by SNB Bancshares of this termination right by increasing the exchange ratio, the per share cash consideration or a combination of the exchange ratio and per share cash consideration, so that as a result of such adjustments, the total merger consideration shall be no less than $221,802,928.

Prosperity may terminate the merger agreement, without the consent of SNB Bancshares, if SNB Bancshares’ board of directors resolves to:

•	accept an alternative acquisition proposal; or

•	withdraw or modify its recommendation or approval of the merger agreement or recommend to the shareholders of SNB Bancshares the acceptance or approval of any alternative acquisition proposal.

In the event of the termination of the merger agreement without breach by any party, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the merger agreement or as set forth below.

Provided that Prosperity is not in material breach of any covenant or obligation contained in the merger agreement, SNB Bancshares must pay Prosperity a termination fee of $10.0 million if the merger agreement is terminated:

•	by SNB Bancshares because it has accepted a superior acquisition proposal;

•	by either Prosperity or SNB Bancshares if the shareholders of SNB Bancshares do not approve the merger agreement and there exists another acquisition proposal at that time and within 12 months of termination SNB Bancshares enters into a definitive agreement with respect to any such acquisition proposal; or

•	by Prosperity if the SNB Bancshares board of directors resolves to accept an acquisition proposal or withdraws or modifies its recommendation or approval of the merger agreement or recommends to the shareholders of SNB Bancshares the acceptance or approval of any alternate acquisition proposal.

Some of the Directors and Officers of SNB Bancshares Have Financial Interests in the Merger that Differ from Your Interests (page 57)

Some of the directors and officers of SNB Bancshares have interests in the merger that differ from, or are in addition to, their interests as shareholders of SNB Bancshares. These interests include:

•	Harvey E. Zinn will become a director of Prosperity Bank following the merger;

•	Harvey E. Zinn has entered into a three-year employment agreement with Prosperity Bank to be effective upon completion of the merger whereby Mr. Zinn is entitled to receive payment of his base salary for the remainder of the initial term upon the termination of his employment with Prosperity and/or Prosperity Bank for any reason other than for cause, as a result of his death or disability or if he resigns with good reason (as defined in the employment agreement);

•	Daniel S. Agnew has entered into a two-year employment agreement with Prosperity Bank whereby Mr. Agnew is entitled to receive payment of his base salary upon the termination of his employment with Prosperity Bank for any reason other than for cause, as a result of his death or disability or if he resigns with good reason;

•	the directors and officers of SNB Bancshares and Southern National Bank will receive continued indemnification and director and officer liability insurance coverage for a period of three years after completion of the merger; and

•	all outstanding and unvested options to acquire shares of SNB Bancshares common stock will become fully vested and immediately exercisable upon completion of the merger.

Comparison of Rights of Shareholders of Prosperity and SNB Bancshares (page 68)

SNB Bancshares is a Texas corporation and the rights of shareholders of SNB Bancshares are governed by Texas law and SNB Bancshares’ articles of incorporation and bylaws. Prosperity is a Texas corporation and the rights of Prosperity shareholders are governed by Texas law and Prosperity’s articles of incorporation and bylaws. Upon completion of the merger, shareholders of SNB Bancshares will become shareholders of Prosperity and their rights will be governed by Prosperity’s articles of incorporation and bylaws in addition to Texas law. Prosperity’s articles of incorporation and bylaws will remain the same unless later altered, amended or repealed.

Dissenters’ Rights of Appraisal in the Merger (page 65)

As a shareholder of SNB Bancshares, under Texas law you have the right to dissent from the merger and have the appraised fair value of your shares of SNB Bancshares common stock and/or Class B stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash being paid in the merger.

Persons having beneficial interests in SNB Bancshares stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the Texas Business Corporation Act, including giving the required written notice prior to the special meeting at which the vote on the merger agreement is taken. These steps are summarized under the caption “ —How to Exercise and Perfect Your Right to Dissent” on page 65.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that, if you return a signed proxy card but fail to provide instructions as to how your shares of SNB Bancshares common stock or Class B stock are to be voted, you will be considered to have voted in favor for the merger agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “—Income Tax Consequences.” If the merger agreement is approved by the shareholders of SNB Bancshares, holders of SNB Bancshares common stock or Class B stock who make a written objection to the merger prior to the SNB Bancshares special meeting, do not vote in favor of approval of the merger agreement, and properly make a written demand for payment following notice of the merger will be entitled to receive the fair value of their shares in cash under the Texas Business Corporation Act.

The text of the provisions of the Texas Business Corporation Act pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Appendix C.

Recent Developments

Preliminary Financial Results of Prosperity for the Year Ended December 31, 2005

On January 20, 2006, Prosperity announced unaudited preliminary results for the year ended December 31, 2005. Net income for the year ended December 31, 2005 was $47.9 million or $1.77 per diluted share compared with $34.7 million or $1.59 per diluted share for the year ended December 31, 2004, an increase in net income of $13.2 million or 37.9%. The increase was primarily due to the acquisition of First Capital Bankers, Inc. on March 1, 2005. For the year ended December 31, 2005, Prosperity’s return on average assets was 1.42% and its return on average shareholders’ equity was 11.57% compared with 1.36% and 14.27%, respectively, for the year ended December 31, 2004. For the year ended December 31, 2005, Prosperity’s net interest margin on a tax-equivalent basis was 3.81% compared with 3.63% for the same period in 2004.

At December 31, 2005, Prosperity had total assets of $3.586 billion, total loans of $1.542 billion, total deposits of $2.920 billion and total shareholders’ equity of $464.6 million.

Prosperity’s nonperforming assets totaled $1.4 million or 0.09% of total loans plus other real estate at December 31, 2005, compared with $1.7 million or 0.17% of total loans and other real estate at December 31, 2004. The allowance for credit losses was $17.2 million, or 1.12% of total loans, at December 31, 2005.

The following table presents Prosperity’s selected consolidated financial data as of and for the years ended December 31, 2005 and 2004. The financial data as of and for the year ended December 31, 2005 set forth below is unaudited and should be read in conjunction with Prosperity’s audited consolidated financial statements as of December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004, from which the 2004 information was derived, and unaudited consolidated financial statements as of and for the nine months ended September 30, 2005 incorporated by reference in this proxy statement/prospectus.

	As of and for the Years Ended December 31,
	2005	2004
	(In thousands, except per share data)
Income Statement Data:
Interest income	$162,123	$111,756
Interest expense	51,226	29,789

Net interest income	110,897	81,967
Provision for credit losses	480	880

Net interest income after provision for credit losses	110,417	81,087
Noninterest income	30,021	23,071
Noninterest expense	68,957	51,707

Income before taxes	71,481	52,451
Provision for income taxes	23,621	17,744

Net income	$47,860	$34,707

Common Share Data:
Basic earnings per share	$1.79	$1.61
Diluted earnings per share	1.77	1.59
Book value per share	16.70	12.32
Cash dividends declared	0.35	0.31
Dividend payout ratio	20.11%	19.22%
Weighted average shares outstanding (basic)	26,706	21,534
Weighted average shares outstanding (diluted)	27,024	21,804
Shares outstanding at end of period	27,821	22,381

	As of and for the Years Ended December 31,
	2005	2004
	(In thousands, except per share data)

Balance Sheet Data (at period end):
Total assets	$3,585,902	$2,697,228
Securities	1,572,479	1,302,792
Loans	1,542,125	1,035,513
Allowance for credit losses	17,203	13,105
Total deposits	2,920,318	2,317,076
Borrowings and notes payable	102,389	38,174
Total shareholders’ equity	464,637	275,647
Junior subordinated debentures	75,775	47,424

Average Balance Sheet Data:
Total assets	$3,361,617	$2,543,088
Securities	1,471,067	1,383,790
Loans	1,435,376	871,736
Allowance for credit losses	16,334	11,454
Total deposits	2,791,975	2,189,695
Borrowings and notes payable	70,644	40,119
Total shareholders’ equity	413,702	243,274
Junior subordinated debentures	69,869	59,288

Performance Ratios:
Return on average assets	1.42%	1.36%
Return on average equity	11.57	14.27
Net interest margin (tax equivalent)	3.81	3.63
Efficiency ratio	48.91	49.23

Asset Quality Ratios:
Nonperforming assets to total loans and other real estate	0.09%	0.17%
Net charge-offs to average loans	0.03	0.06
Allowance for credit losses to total loans	1.12	1.27
Allowance for credit losses to nonperforming loans	1,505.07	949.64

Liquidity and Capital Ratios:
Leverage ratio	7.59%	6.30%
Average shareholders’ equity to average total assets	12.31	9.57
Tier 1 risk-based capital ratio	14.84	13.56
Total risk-based capital ratio	15.88	14.67

Preliminary Financial Results of SNB Bancshares for the Year Ended December 31, 2005

On January 20, 2006, SNB Bancshares announced unaudited preliminary results for the year ended December 31, 2005. For the year ended December 31, 2005, SNB Bancshares recorded a net loss of $5.0 million or $0.39 per diluted share compared with net earnings of $5.9 million or $0.65 per diluted share for the year ended December 31, 2004, a decrease of $10.9 million or 183.6%. The decrease was primarily due to two impairment write-down charges, a prepayment penalty on long-term borrowings and an addition to the provision for loan losses in connection with the classification of certain loans as held for sale. More specifically, in March 2005, SNB Bancshares’ board approved a strategy to reposition its balance sheet by selling $169.0 million in low-yielding investment securities and using a portion of the proceeds to de-leverage its balance sheet, which resulted in an impairment write-down charge of $6.1 million before tax, or $4.1 million net of tax. Further, in December 2005, in connection with the merger, SNB Bancshares’ board approved a strategy to further reposition its balance sheet by selling an additional $205.0 million in low-yielding investment securities and used the proceeds to de-leverage its balance sheet. This resulted in an impairment write-down charge of $7.6 million before tax, or $5.0 million net of tax, and a prepayment penalty of $345,000 before tax, or $228,000 net of tax. Also in connection with the merger, SNB Bancshares’ board approved the sale of $47.5 million in loans. Accordingly, these loans were classified as held for sale and adjusted to the lower of cost or estimated fair value, resulting in $7.3 million in charge-offs. As a result of such charge-offs, management made an additional provision for loan losses for 2005 of $4.7 million before tax, or $3.0 million net of tax.

For the year ended December 31, 2005, SNB Bancshares’ return on average assets was (0.45)% and its return on average shareholders’ equity was (5.70)%. For the year ended December 31, 2005, SNB Bancshares’ net interest margin on a tax-equivalent basis was 3.11% compared with 2.85% for the same period in 2004.

At December 31, 2005, SNB Bancshares had total assets of $1.028 billion compared with total assets of $1.130 billion at December 31, 2004, total loans of $656.1 million, total deposits of $892.0 million and total shareholders’ equity of $84.9 million.

SNB Bancshares’ nonperforming assets totaled $13.0 million or 1.98% of total loans and other real estate at December 31, 2005, compared with $4.8 million or 0.80% of total loans and other real estate at December 31, 2004. The allowance for loan losses was $7.0 million, or 1.06% of total loans, at December 31, 2005.

The following table presents SNB Bancshares’ selected consolidated financial data as of and for the years ended December 31, 2005 and 2004. The financial data as of and for the year ended December 31, 2005 set forth below is unaudited and should be read in conjunction with SNB Bancshares’ audited consolidated financial statements as of December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004, from which the 2004 information was derived, and unaudited consolidated financial statements as of and for the nine months ended September 30, 2005 incorporated by reference in this proxy statement/prospectus.

	As of and for the Years Ended December 31,
	2005	2004
	(In thousands, except per share data)
Income Statement Data:
Interest income	$60,142	$46,653
Interest expense	27,370	18,006

Net interest income	32,772	28,647
Provision for loan losses	7,100	2,950

Net interest income after provision for loan losses	25,672	25,697
Noninterest income (loss)	(11,991)	2,120
Noninterest expense	21,213	18,821

Income (loss) before taxes	(7,532)	8,996
Provision (benefit) for income taxes	(2,560)	3,049

Net earnings (loss)	$(4,972)	$5,947

	As of and for the Years Ended December 31,
	2005	2004
	(In thousands, except per share data)
Common Share Data:
Basic earnings (loss) per share	$(0.40)	$0.67
Diluted earnings (loss) per share	(0.39)	0.65
Book value per share	6.82	6.95
Weighted average shares outstanding:
Class B stock	2,663	2,900
Common stock	9,772	5,999

Total	12,435	8,899

Shares outstanding at end of period:
Class B stock	2,652	2,679
Common stock	9,784	9,754

Total	12,436	12,433

Balance Sheet Data (at period end):
Total assets	$1,027,676	$1,130,088
Securities	266,511	488,523
Loans held for investment	622,272	598,292
Loans held for sale	33,796	—
Allowance for loan losses	6,965	8,121
Total deposits	891,950	868,386
Other borrowed funds	15,500	132,900
Total shareholders’ equity	84,851	86,401
Junior subordinated debentures	30,930	38,250

Average Balance Sheet Data:
Total assets	$1,109,895	$1,041,949
Securities	415,353	482,626
Loans held for investment	644,738	509,142
Loans held for sale	611	—
Allowance for loan losses	9,029	6,868
Total deposits	812,268	807,605
Other borrowed funds	167,664	142,498
Total shareholders’ equity	87,292	50,156
Junior subordinated debentures	37,729	38,250

Performance Ratios:
Return on average assets	(0.45)%	0.57%
Return on average equity	(5.70)	11.86
Net interest margin (tax equivalent)	3.11	2.85
Efficiency ratio	61.61	62.60

Asset Quality Ratios:
Nonperforming assets to total loans and other real estate	1.98%	0.80%
Net charge-offs to average loans	1.28	0.09
Allowance for loan losses to total loans	1.06	1.36
Allowance for loan losses to nonperforming loans	60.99	234.17

Liquidity and Capital Ratios:
Leverage ratio	10.23%	10.87%
Average shareholders’ equity to average total assets	7.86	4.81
Tier 1 risk-based capital ratio	15.90	17.72
Total risk-based capital ratio	17.06	19.86

Selected Historical Consolidated Financial Data of Prosperity

The following table summarizes financial results actually achieved by Prosperity for the periods and at the dates indicated and should be read in conjunction with Prosperity’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Prosperity has previously filed with the Securities and Exchange Commission. Historical financial information for Prosperity can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, its Amendment No. 1 to its Annual Report on Form 10-K/A for the year ended December 31, 2004 and its Annual Report on Form 10-K for the year ended December 31, 2004. See “Where You Can Find Additional Information” on page 85 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2005 and September 30, 2004 are unaudited, but management of Prosperity believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2005 and 2004 indicate results for any future period.

	As of and for the Nine Months Ended September 30,			As of and for the Years Ended December 31,
	2005		2004	2004	2003	2002	2001		2000
	(In thousands, except per share data)
Income Statement Data:
Interest income	$117,846		$81,448	$111,756	$90,845	$80,742	$76,520		$70,079
Interest expense	35,970		21,683	29,789	26,346	28,101	37,410		36,751

Net interest income	81,876		59,765	81,967	64,499	52,641	39,110		33,328
Provision for credit losses	360		660	880	483	1,010	700		275

Net interest income after provision for credit losses	81,516		59,105	81,087	64,016	51,631	38,410		33,053
Noninterest income	22,506		16,838	23,071	16,966	11,594	8,635		7,796
Noninterest expense	51,716		37,720	51,707	42,021	32,349	28,715	(1)	25,616

Income before taxes	52,306		38,223	52,451	38,961	30,876	18,330	(1)	15,233
Provision for income taxes	17,073		12,852	17,744	12,413	9,555	5,372	(1)	4,532

Net income	$35,233		$25,371	$34,707	$26,548	$21,321	$12,958	(1)	$10,701

Per Share Data(2):
Basic earnings per share	$1.34		$1.19	$1.61	$1.38	$1.25	$0.80	(3)	$0.67
Diluted earnings per share	1.32		1.18	1.59	1.36	1.22	0.79	(3)	0.65
Book value per share	16.21		12.03	12.32	10.49	8.19	5.47		4.98
Cash dividends declared				0.31	0.25	0.22	0.195		0.18
Dividend payout ratio	19.42%		19.01%	19.22%	18.29%	18.13%	24.39%		25.75%
Weighted average shares outstanding (basic)	26,389		21,250	21,534	19,225	17,122	16,172		16,064
Weighted average shares outstanding (diluted)	26,701		21,528	21,804	19,536	17,442	16,498		16,454
Shares outstanding at end of period	27,563		22,378	22,381	20,930	18,896	16,120		16,144

Balance Sheet Data (at period end):
Total assets	$3,493,972		$2,713,314	$2,697,228	$2,400,487	$1,823,286	$1,263,169		$1,146,520
Securities	1,488,340		1,353,578	1,302,792	1,376,880	950,317	752,322		586,952
Loans	1,514,227		1,007,420	1,035,513	770,053	679,559	424,400		411,203
Allowance for credit losses	16,970		12,861	13,105	10,345	9,580	5,985		5,523
Total deposits	2,879,316		2,327,279	2,317,076	2,083,748	1,586,611	1,123,397		1,033,546
Borrowings and notes payable	80,228		41,468	38,174	30,936	37,939	18,080		13,931
Total shareholders’ equity	446,735		269,265	275,647	219,588	154,739	88,725		80,333
Junior subordinated debentures	75,775	(4)	59,804	47,424	59,804	34,030	27,844		12,380

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001		2000
	(In thousands, except per share data)
Average Balance Sheet Data:
Total assets	$3,305,023	$2,488,629	$2,543,088	$2,006,869	$1,470,758	$1,191,783		$1,046,262
Securities	1,455,365	1,403,263	1,383,790	1,108,153	818,362	666,241		550,431
Loans	1,411,210	824,275	871,736	697,235	524,885	419,553		383,054
Allowance for credit losses	16,108	10,948	11,454	9,525	7,350	5,586		5,245
Total deposits	2,754,352	2,144,243	2,189,695	1,749,045	1,300,884	1,061,195		920,526
Total shareholders’ equity	400,591	233,398	243,274	170,167	114,234	85,319		72,952
Junior subordinated debentures	67,900 (5)	59,804	59,288	39,400	29,648	19,468		12,380

Performance Ratios:
Return on average assets	1.42%	1.36%	1.36%	1.32%	1.45%	1.09%		1.02%
Return on average equity	11.73	14.49	14.27	15.60	18.66	15.19	(6)	14.67
Net interest margin (tax equivalent)	3.81	3.62	3.63	3.64	4.00	3.71		3.56
Efficiency ratio(7)	49.54	49.29	49.23	51.58	50.36	60.14	(6)	62.29

Asset Quality Ratios(8):
Nonperforming assets to total loans and other real estate	0.06%	0.25%	0.17%	0.13%	0.38%	0.00%		0.32%
Net charge-offs (recoveries) to average loans	0.01	0.06	0.06	0.23	0.08	(0.06)		(0.04)
Allowance for credit losses to total loans	1.12	1.28	1.27	1.34	1.41	1.41		1.34
Allowance for credit losses to nonperforming loans(9)	2,167.30	660.60	949.64	1,519.10	408.53	n/m	(10)	700.89

Capital Ratios(8):
Leverage ratio	7.81%	6.77%	6.30%	7.10%	6.56%	7.57%		6.17%
Average shareholders’ equity to average total assets	12.12	9.38	9.57	8.48	7.77	7.16		6.97
Tier 1 risk-based capital ratio	15.49	14.19	13.56	15.82	14.10	18.34		13.80
Total risk-based capital ratio	16.54	15.29	14.67	16.90	15.30	19.52		14.93

(1)	Certain income statement data for the year ended December 31, 2001 includes merger-related expenses of $2.4 million, net of tax.
(2)	Adjusted for a two-for-one stock split effective May 31, 2002.
(3)	Earnings per share amounts for the year ended December 31, 2001 include merger-related expenses of $2.4 million, net of tax.
(4)	Consists of $15.5 million of junior subordinated debentures issued to Prosperity Statutory Trust II due July 31, 2031, $6.2 million of junior subordinated debentures issued to Paradigm Capital Trust II due February 20, 2031 (assumed by Prosperity on September 1, 2002), $12.9 million of junior subordinated debentures issued to Prosperity Statutory Trust III due September 17, 2033, $12.9 million of junior subordinated debentures issued to Prosperity Statutory Trust IV due December 30, 2033, $20.6 million of junior subordinated debentures issued to First Capital Statutory Trust I due March 26, 2032 (assumed by Prosperity on March 1, 2005) and $7.7 million of junior subordinated debentures issued to First Capital Statutory Trust II due September 26, 2032 (assumed by Prosperity on March 1, 2005).
(5)	Consists of $12.4 million of junior subordinated debentures issued to Prosperity Capital Trust I (fully redeemed on December 31, 2004), $15.5 million of junior subordinated debentures issued to Prosperity Statutory Trust II due July 31, 2031, $6.2 million of junior subordinated debentures issued to Paradigm Capital Trust II due February 20, 2031 (assumed by Prosperity on September 1, 2002), $12.9 million of junior subordinated debentures issued to Prosperity Statutory Trust III due September 17, 2033, $12.9 million of junior subordinated debentures issued to Prosperity Statutory Trust IV due December 30, 2033, $20.6 million of junior subordinated debentures issued to First Capital Statutory Trust I due March 26, 2032 (assumed by Prosperity on March 1, 2005) and $7.7 million of junior subordinated debentures issued to First Capital Statutory Trust II due September 26, 2032 (assumed by Prosperity on March 1, 2005).
(6)	Selected performance ratios for the year ended December 31, 2001 include merger-related expenses of $2.4 million, net of tax.
(7)	Calculated by dividing total noninterest expense, excluding securities losses and credit loss provisions, by net interest income plus noninterest income, excluding securities gains. Additionally, taxes are not part of this calculation.
(8)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended on such dates.
(9)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.
(10)	Amount not meaningful. Nonperforming assets totaled $1,000 at December 31, 2001.

Selected Historical Consolidated Financial Data of SNB Bancshares

The following table summarizes the selected historical consolidated financial data of SNB Bancshares for the periods and at the dates indicated and should be read in conjunction with SNB Bancshares’ consolidated financial statements, and the notes to the consolidated financial statements contained in reports that SNB Bancshares has previously filed with the Securities and Exchange Commission. Historical financial information for SNB Bancshares can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004. See “Where You Can Find More Information” on page 85 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2005 and 2004 are unaudited, but management of SNB Bancshares believes that such amounts include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except per share data)
Income Statement Data:
Interest income	$44,122	$33,378	$46,653	$33,238	$29,371	$28,459	$27,184
Interest expense	19,164	12,710	18,006	12,059	11,519	14,245	13,253

Net interest income	24,958	20,668	28,647	21,179	17,852	14,214	13,931
Provision for loan losses	1,850	2,275	2,950	2,821	1,590	900	709

Net interest income after provision for loan losses	23,108	18,393	25,697	18,358	16,262	13,314	13,222
Noninterest income (loss)	(4,798)	1,776	2,120	2,309	1,893	1,523	1,136
Noninterest expense	14,746	13,362	18,821	15,489	13,351	11,245	10,509

Earnings before income taxes	3,564	6,807	8,996	5,178	4,804	3,592	3,849
Provision for income tax expense	1,221	2,313	3,049	1,761	1,642	1,135	1,283

Net earnings	$2,343	$4,494	$5,947	$3,417	$3,162	$2,457	$2,566

Per Share Data:
Basic earnings per share	$0.19	$0.58	$0.67	$0.49	$0.56	$0.59	$0.53
Diluted earnings per share	0.19	0.57	0.65	0.48	0.56	0.59	0.53
Book value per share	7.10	6.92	6.95	4.40	4.35	2.76	2.15
Weighted average shares outstanding:
Class B stock	2,667	2,974	2,900	3,286	3,498	3,719	4,815
Common stock	9,768	4,739	5,999	3,708	2,182	455	32

Total	12,435	7,713	8,899	6,994	5,680	4,174	4,847

Shares outstanding at end of period:
Class B stock	2,652	2,680	2,679	3,258	3,306	3,719	3,719
Common stock	9,783	9,750	9,754	3,736	3,688	455	455

Total	12,435	12,430	12,433	6,994	6,994	4,174	4,174

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except per share data)
Balance Sheet Data (at period end):
Total assets	$1,120,747	$1,094,536	$1,130,088	$883,841	$574,594	$461,229	$366,539
Securities	408,473	503,584	488,523	412,620	177,200	128,865	77,689
Loans	658,003	553,185	598,292	424,479	342,085	280,921	250,195
Allowance for loan losses	9,185	7,473	8,121	5,650	4,006	3,371	2,501
Total deposits	738,319	815,197	868,386	733,971	526,171	420,765	341,705
Other borrowed funds	250,500	151,500	132,900	77,800	7,580	18,520	6,210
Total shareholders’ equity	88,337	86,053	86,401	30,767	30,429	11,534	8,962
Junior subordinated debentures	38,250	38,250	38,250	38,250	7.320	7,320	7,320

Average Balance Sheet Data:
Total assets	$1,109,703	$1,016,630	$1,041,949	$730,252	$522,189	$387,974	$333,242
Securities	426,444	478,067	482,626	302,590	157,562	82,542	79,089
Loans	638,095	485,532	509,142	383,844	305,912	265,342	226,133
Allowance for loan losses	8,945	6,572	6,868	4,788	3,629	2,944	2,244
Total deposits	826,745	816,695	807,605	591,070	474,588	354,760	287,010
Other borrowed funds	152,899	120,642	142,498	79,714	15,998	12,194	32,491
Total shareholders’ equity	87,209	37,785	50,156	30,709	21,765	10,922	11,240
Junior subordinated debentures	38,250	38,250	38,250	25,934	7,320	7,320	521

Performance Ratios(1):
Return on average assets	0.28%	0.59%	0.57%	0.47%	0.61%	0.63%	0.77%
Return on average equity	3.59	15.89	11.86	11.13	14.53	22.50	22.83
Net interest margin	3.12	2.81	2.85	3.07	3.69	3.96	4.58
Efficiency ratio(2)	56.34	61.45	62.60	68.51	69.21	72.64	69.75

Asset Quality Ratios(3):
Nonperforming assets to total loans and other real estate	1.79%	1.15%	0.80%	1.07%	0.76%	0.27%	0.47%
Net charge-offs to average loans	0.12	0.09	0.09	0.31	0.31	0.01	0.05
Allowance for loan losses to period-end loans	1.40	1.35	1.36	1.33	1.17	1.20	1.00
Allowance for loan losses to nonperforming loans(4)	81.20	178.82	234.17	125.25	153.25	437.79	233.96

Capital Ratios:
Leverage ratio(5)	11.15%	10.83%	10.87%	5.09%	6.33%	3.78%	3.85%
Average shareholders’ equity to average total assets	7.86	3.72	4.81	4.21	4.17	2.82	3.37
Tier 1 risk-based capital ratio	17.00	18.28	17.72	8.84	10.15	5.56	5.71
Total risk-based capital ratio	19.04	20.56	19.86	15.35	11.27	7.83	8.29

(1)	Interim period performance ratios are annualized.
(2)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.
(3)	At period end, except net charge-offs to average loans.
(4)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.
(5)	Computed by dividing period-end equity by fourth quarter average assets for annual periods and by third quarter average assets for interim periods.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma consolidated combined financial information as of September 30, 2005 and for the nine months ended September 30, 2005 and the year ended December 31, 2004 is presented to show the impact on Prosperity’s historical financial position and results of operations of:

•	the completion of the First Capital Bankers, Inc. acquisition, which was consummated on March 1, 2005;

•	the completion of the Grapeland Bancshares acquisition, which was consummated on December 1, 2005;

•	the proposed acquisition of SNB Bancshares; and

•	the proposed issuance of shares of Prosperity common stock and cash to the shareholders of SNB Bancshares in connection with the merger.

As a result of the merger and assuming there is no adjustment to the exchange ratio or the per share cash consideration, shareholders of SNB Bancshares will receive 0.3577 shares of Prosperity common stock plus $7.50 for each share of SNB Bancshares common stock and Class B stock they own, with cash paid for fractional share interests. The exchange ratio and/or the per share cash consideration is subject to adjustment based upon the 20 consecutive trading day average sales price of Prosperity common stock ending on and including the fifth trading day immediately prior to the closing date of the merger, as described under “Proposal to Approve the Merger Agreement—Terms of the Merger.”

The Unaudited Pro Forma Consolidated Combined Balance Sheet reflects the historical position of Prosperity and SNB Bancshares at September 30, 2005 with pro forma adjustments based on the assumption that the merger was completed on September 30, 2005. The pro forma adjustments are based on the purchase method of accounting. The Unaudited Pro Forma Consolidated Combined Statements of Income assume that the merger was consummated on January 1 of the earliest indicated period. The adjustments are based on information available and certain assumptions that Prosperity believes are reasonable. Management has not identified, quantified or evaluated any material restructuring costs at this time. In connection with the merger, SNB Bancshares transferred $47.5 million in loans from loans held for investment to loans held for sale during the fourth quarter of 2005. The loans were transferred at their estimated fair value and an additional provision for loan losses of $4.7 million before tax was required. It is anticipated that these loans will be sold prior to the completion of the merger and therefore, no pro forma adjustments have been provided.

The final allocation of the purchase price for SNB Bancshares between shareholders’ equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of SNB Bancshares’ tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of SNB Bancshares will change the amount of the purchase price allocable to goodwill. Further, changes such as net income from October 1, 2005 through the date the merger is completed will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented in this proxy statement/prospectus.

The Unaudited Pro Forma Consolidated Combined Balance Sheet also reflects the combined historical position of Grapeland Bancshares, Inc., which Prosperity acquired on December 1, 2005, with pro forma adjustments based on the assumption that the Grapeland Bancshares acquisition was consummated on September 30, 2005. The Unaudited Pro Forma Consolidated Combined Statements of Income assume that the Grapeland Bancshares and First Capital Bankers acquisitions were consummated on January 1 of the earliest indicated period.

The following information should be read in conjunction with and is qualified in its entirety by Prosperity’s consolidated financial statements and accompanying notes which are incorporated by reference into this proxy statement/prospectus and the consolidated financial statements and accompanying notes of SNB Bancshares which are incorporated by reference into this proxy statement/prospectus.

The unaudited pro forma consolidated combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger or the branch acquisitions been in effect as of the date or for the period presented.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2005

	Prosperity Historical	Grapeland Bancshares Historical	Pro Forma Adjustments			Adjusted Prosperity Subtotal	SNB Bancshares Historical	Pro Forma Adjustments			Pro Forma Combined
	(In thousands)
Assets
Cash and due from banks	$76,972	$5,074		$(2,972	)(a)	$79,074	$19,472		$(93,269	)(i)	$5,277
Federal funds sold	57,238	—				57,238	1,450				58,688

Total cash and cash equivalents	134,210	5,074		(2,972)		136,312	20,922		(93,269)		63,965
Interest-bearing deposits in financial Institutions	296	—				296	7,267				7,563
Available for sale securities, at fair value	352,373	4,453		(4,453	)(b)	352,373	304,536				656,909
Held to maturity securities, at cost	1,135,967	15,181		(15,181	)(b)	1,135,967	103,937		(402	)(j)	1,239,502
Total loans	1,514,227	44,248				1,558,475	658,003				2,216,478
Less allowance for credit losses	(16,970)	(348)				(17,318)	(9,185)				(26,503)

Loans, net	1,497,257	43,900				1,541,157	648,818				2,189,975
Bank premises and equipment, net	47,913	1,909				49,822	21,835				71,657
Accrued interest receivable	13,257	423				13,680	4,507				18,187
Goodwill	247,965	—		2,610	(c)	250,575	—		137,599	(k)	388,174
Core deposit intangibles	22,039	—		1,488	(d)	23,527	—		8,797	(l)	32,324
Other real estate owned	41	—				41	425				466
Other assets	42,654	1,417				44,071	8,500				52,571

Total assets	$3,493,972	$72,357		$(18,508)		$3,547,821	$1,120,747		$52,725		$4,721,293

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$639,790	$7,017	$			$646,807	$128,090	$			$774,897
Interest-bearing	2,239,526	39,564				2,279,090	610,229				2,889,319

Total deposits	2,879,316	46,581				2,925,897	738,319				3,664,216
Other liabilities	11,918	138				12,056	5,341				17,397
Other borrowings	80,228	21,879		(21,879	)(e)	80,228	250,500				330,728
Junior subordinated debentures	75,775	—				75,775	38,250				114,025

Total liabilities	3,047,237	68,598		(21,879)		3,093,956	1,032,410				4,126,366
Shareholders’ equity:
Common stock	27,600	300		(300	)(f)	27,833	98		(98	)(m)	32,281
				233	(g)				4,448	(n)
Class B stock	—	—		—		—	27		(27	)(m)	—
Capital surplus	272,972	2,080		(2,080	)(f)	279,869	66,195		(66,195	)(m)	416,483
				6,897	(g)				136,614	(n)
Retained earnings	151,035	1,519		(1,519	)(f)	151,035	26,761		(26,761	)(m)	151,035
Accumulated other comprehensive income, net of unrealized gains on available for sale securities	(4,265)	(140)		140	(h)	(4,265)	(4,744)		4,744	(o)	(4,265)
Less treasury stock, at cost, 37,088 shares of Prosperity common stock	(607)	—		—		(607)	—				(607)

Total shareholders’ equity	446,735	3,759		3,371		453,865	88,337		52,725		594,927

Total liabilities and shareholders’ equity	$3,493,972	$72,357		$(18,508)		$3,547,821	$1,120,747		$52,725		$4,721,293

(a)	This adjustment represents the pay off of Grapeland Bancshares’ long-term debt that was not funded by the sale of Grapeland Bancshares’ investment securities.

(b)	This adjustment represents the sale of Grapeland Bancshares’ investment securities portfolio to fund the pay off of its long-term debt.

(c)	This adjustment represents the amount of goodwill that was recorded in the acquisition of Grapeland Bancshares, less amounts allocated to the adjustment of its long-term debt to fair value and estimated identifiable intangible assets, calculated as follows (dollars in thousands):

Purchase price for Grapeland Bancshares (based on closing price of Prosperity common stock on November 30, 2005, the date of consummation, of $30.60 per share)	$7,130
Less: Grapeland Bancshares equity at book value	3,759
Add: Adjustment of long-term debt to fair value	727
Allocated to core deposit intangibles	(1,488)

Total goodwill adjustment	$2,610

(d)	This adjustment represents the recognition of core deposit intangibles acquired in the Grapeland Bancshares acquisition.

(e)	This adjustment represents the pay off of Grapeland Bancshares’ long-term debt.

(f)	This adjustment represents the elimination of equity of Grapeland Bancshares as a part of the purchase accounting adjustments.

(g)	This adjustment represents the issuance of 232,888 shares of Prosperity common stock to the shareholders of Grapeland Bancshares based on a closing price of Prosperity common stock on November 30, 2005 of $30.60 per share.

(h)	This adjustment represents the elimination of Grapeland Bancshares’ unrealized loss on available for sale securities.

(i)	This adjustment represents the cash portion of the merger consideration, of $7.50 per share, to be paid to SNB Bancshares shareholders pursuant to the merger agreement.

(j)	This adjustment represents the write-down of SNB Bancshares’ held to maturity securities to market value as part of the purchase accounting adjustments.

(k)	This adjustment represents the amount of goodwill expected to be recorded in the acquisition of SNB Bancshares, less amounts allocated to the estimated identifiable intangible assets and the write-down of held to maturity securities to fair value, calculated as follows (dollars in thousands):

Purchase price for SNB Bancshares (based on the closing price of Prosperity common stock on January 23, 2006 of $29.29 per share and $93.3 million in cash)	$234,331
Less: SNB Bancshares equity at book value	88,337
Add: Allocated to write down of held to maturity securities	402
Allocated to core deposit intangibles	(8,797)

Total goodwill adjustment	$137,599

For pro forma purposes, no estimated market value adjustments were made to loans or deposits.

(l)	This adjustment represents the recognition of core deposit intangibles expected to be acquired in the SNB Bancshares acquisition.

(m)	This adjustment represents the elimination of equity of SNB Bancshares as a part of the purchase accounting adjustments.

(n)	This adjustment represents (i) the issuance of 4,448,305 shares of Prosperity common stock to shareholders of SNB Bancshares, based on (a) 9,786,378 shares of SNB Bancshares common stock outstanding, (b) 2,649,475 shares of SNB Bancshares Class B stock outstanding, and (c) a closing price of Prosperity common stock on January 23, 2006 of $29.29 per share and (ii) the issuance of options to acquire 461,786 shares of Prosperity common stock (assuming that 60% of SNB Bancshares option holders will elect to convert their options into options to acquire shares of Prosperity common stock), with an aggregate value of $10.8 million based on the closing price of Prosperity common stock on January 23, 2006.

(o)	This adjustment represents the elimination of SNB Bancshares’ unrealized loss on available for sale securities.

UNAUDITED PRO FORMA CONSOLIDATED

COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

	Prosperity Historical	Grapeland Bancshares Historical	First Capital Bankers Historical	Pro Forma Adjustments			Adjusted Prosperity Subtotal	SNB Bancshares Historical		Pro Forma Adjustments			Pro Forma Combined
	(In thousands, except per share data)
Interest income:
Loans, including fees	$72,378	$2,176	$5,192	$			$79,746	$32,167		$			$111,913
Securities	44,630	460	932		(460	)(a)	45,562	11,853			(2,798	)(g)	54,617
Federal funds sold and other interest income	838	1	—				839	102					941

Total interest income	117,846	2,637	6,124		(460)		126,147	44,122			(2,798)		167,471

Interest expense:
Deposits	30,625	599	1,406				32,630	13,689					46,319
Federal funds purchased and other borrowings	1,846	705	215		(705	)(b)	2,061	3,479					5,540
Junior subordinated debentures	3,499	—	706				4,205	1,996					6,201

Total interest expense	35,970	1,304	2,327		(705)		38,896	19,164					58,060

Net interest income	81,876	1,333	3,797		245		87,251	24,958			(2,798)		109,411
Provision for credit losses	360	192	1,075		(1,035	)(c)	592	1,850					2,442

Net interest income after provision for credit losses	81,516	1,141	2,722		1,280		86,659	23,108			(2,798)		106,969

Noninterest income:
Customer service fees	18,660	243	992				19,895	646					20,541
Other	3,846	52	451				4,349	572					4,921
Impairment write-down of securities	—	—	—				—	(6,144	)(f)				(6,144)
Gain on sale of securities	—	—	—				—	128					128

Total noninterest income	22,506	295	1,443				24,244	(4,798)					19,446

Noninterest expense:
Salaries and employee benefits	27,704	648	3,419		(1,091	)(c)	30,680	8,779			(2,546	)(h)	36,913
Net occupancy expense	4,872	159	1,596		(1,398	)(c)	5,229	1,322					6,551
Data processing	2,059	93	4,756		(4,000	)(c)	2,908	1,284			(642	)(h)	3,550
Core deposit intangible amortization	2,846	—	—		535	(d)	3,381	—			1,056	(i)	4,437
Other	14,235	366	3,806		(3,517	)(c)	14,890	3,361			(1,088	)(h)	17,163

Total noninterest expense	51,716	1,266	13,577		(9,471)		57,088	14,746			(3,220)		68,614

Income before federal income taxes	52,306	170	(9,412)		10,751		53,815	3,564			422		57,801
Provision for federal income taxes	17,073	—	(2,533)		3,497	(e)	18,037	1,221			138	(j)	19,396

Net income	$35,233	$170	$(6,879)		$7,254		$35,778	$2,343			$284		$38,405

Basic earnings per share:
Earnings per share	$1.34	$0.01	$(2.46)				$1.34	$0.19	(k)				$1.24	(l)
Weighted average shares outstanding	26,389	30,000	2,795				26,622	12,435					31,070

Diluted earnings per share:
Earnings per share	$1.32	$0.01	$(2.42)				$1.33	$0.19	(k)				$1.21	(l)
Weighted average shares outstanding	26,701	30,000	2,837				26,934	12,608					31,844

(a)	This adjustment represents lost earnings associated with the sale of Grapeland Bancshares’ securities portfolio to fund the pay off of its long-term debt.

(b)	This adjustment represents the interest expense savings as a result of the payoff of Grapeland Bancshares’ long-term debt.

(c)	This adjustment represents the reversal of direct acquisition costs booked by First Capital Bankers in connection with the merger.

(d)	This adjustment represents nine months of amortization on core deposit intangibles of $1.4 million acquired in the acquisition of Grapeland Bancshares, which is being amortized on an accelerated basis over 8 years and two months of amortization on core deposit intangibles of $13.4 million acquired in the acquisition of First Capital Bankers, which is being amortized on an accelerated basis over 8 years.

(e)	This adjustment represents the net federal income tax effect of the pro forma adjustments with respect to the First Capital and Grapeland Bancshares acquisitions using an effective tax rate of 32.53%. Prosperity’s statutory tax for this period was 35%. Management of Prosperity believes that the effective tax rate more accurately reflects the tax that will be incurred by the combined company.

(f)	This represents the impairment write-down loss incurred by SNB Bancshares in connection with its plan in March 2005 to reposition its balance sheet by selling approximately $169.0 million in low-yielding investment securities and using a portion of the proceeds to de-leverage its borrowing position. Prosperity does not expect to incur any such charges.

(g)	This adjustment represents estimated lost earnings on the cash portion of the merger consideration at an assumed rate of 4%.

(h)	This adjustment represents the anticipated operational cost savings in connection with the acquisition of SNB Bancshares for the combined company over a nine month period. Prosperity anticipates that these savings will occur through the combination of back office operations, elimination of duplicate general, administrative and salary and benefits expense.

(i)	This adjustment represents nine months of amortization on core deposit intangibles of $8.8 million expected to be acquired in the acquisition of SNB Bancshares, which will be amortized on an accelerated basis over 8 years.

(j)	This adjustment represents the net federal income tax effect of the pro forma adjustments with respect to the SNB Bancshares acquisition using an effective tax rate of 32.64%. Prosperity’s statutory tax for this period was 35%. Management of Prosperity believes that the effective tax rate more accurately reflects the tax that will be incurred by the combined company.

(k)	Basic and diluted earnings per share of SNB Bancshares for the nine months ended September 30, 2005 excluding the impairment write-down loss on securities of $6.1 million before tax incurred by SNB Bancshares would have been $0.51 and $0.51, respectively.

(l)	Basic and diluted pro forma combined earnings per share for the nine months ended September 30, 2005 excluding the impairment write-down loss on securities incurred by SNB Bancshares would have been $1.37 and $1.33, respectively.

Basic and diluted earnings per share excluding the impairment write-down loss disclosed in footnotes (k) and (l) are considered non-GAAP financial measures as defined in the rules and regulations of the Securities and Exchange Commission. Management of Prosperity believes that this presentation of basic and diluted earnings per share excluding such impairment write-down loss should clarify investors’ understanding of SNB Bancshares’ earnings performance prior to completion of the merger and the anticipated earnings performance of the combined company following completion of the merger.

UNAUDITED PRO FORMA CONSOLIDATED

COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2004

	Prosperity Historical	First Capital Bankers Historical	Grapeland Bancshares Historical	Pro Forma Adjustments			Adjusted Prosperity Subtotal	SNB Bancshares Historical	Pro Forma Adjustments			Pro Forma Combined
	(In thousands, except per share data)
Interest income:
Loans, including fees	$55,779	$31,303	$2,296	$			$89,378	$30,770	$			$120,148
Securities	55,241	4,422	660		(660	)(a)	59,663	15,729		(3,731	)(f)	71,661
Federal funds sold and other interest income	736	150	36				922	154				1,076

Total interest income	111,756	35,875	2,992		(660)		149,963	46,653		(3,731)		192,885

Interest expense:
Deposits	24,586	8,805	612				34,003	13,555				47,558
Federal funds purchased and other borrowings	1,157	1,166	933		(933	)(b)	2,323	2,256				4,579
Junior subordinated debentures	4,046	1,403	—				5,449	2,195				7,644

Total interest expense	29,789	11,374	1,545		(933)		41,775	18,006				59,781

Net interest income	81,967	24,501	1,447		273		108,188	28,647		(3,731)		133,104
Provision for credit losses	880	240	80				1,200	2,950				4,150

Net interest income after provision for credit losses	81,087	24,261	1,367		273		106,988	25,697		(3,731)		128,954

Noninterest income:
Customer service fees	20,215	6,848	311				27,374	786				28,160
Other	2,778	3,191	48				6,017	634				6,651
Gain on sale of securities	78	156	—				234	700				934

Total noninterest income	23,071	10,195	359				33,625	2,120				35,745

Noninterest expense:
Salaries and employee benefits	27,861	14,703	819		(2,633	)(c)	40,750	11,365		(3,296	)(g)	48,819
Net occupancy expense	4,814	5,810	171				10,795	1,863				12,658
Data processing	2,036	2,179	—		(2,179	)(c)	2,036	1,218		(614	)(g)	2,640
Core deposit intangible amortization	1,781	—	115		2,381	(d)	4,277	—		1,408	(h)	5,685
Other	15,215	7,960	489		(3,924	)(c)	19,740	4,375		(1,548	)(g)	22,567

Total noninterest expense	51,707	30,652	1,594		(6,355)		77,598	18,821		(4,050)		92,369

Income before federal income taxes	52,451	3,804	132		6,628		63,015	8,996		319		72,330
Provision for federal income taxes	17,744	1,153	—		2,221	(e)	21,118	3,049		107	(i)	24,274

Net income	$34,707	$2,651	$132		$4,407		$41,897	$5,947		$212		$48,056

Basic earnings per share:
Earnings per share	$1.61	$0.95	$0.004				$1.56	$0.67				$1.54
Weighted average shares outstanding	21,534	2,795	30,000				26,846	8,899				31,294

Diluted earnings per share:
Earnings per share	$1.59	$0.93	$0.004				$1.55	$0.65				$1.50
Weighted average shares outstanding	21,804	2,837	30,000				27,116	9,160				32,026

(a)	This adjustment represents lost earnings associated with the sale of Grapeland Bancshares’ securities portfolio to fund the pay off of its long-term debt.

(b)	This adjustment represents the interest expense savings as a result of the payoff of Grapeland Bancshares’ long-term debt.

(c)	This adjustment represents the anticipated operational cost savings in connection with the acquisition of First Capital Bankers for the combined company over a one-year period. Prosperity anticipates that these savings will occur through the combination of back office operations, elimination of duplicate general, administrative and salary and benefits expense.

(d)	This adjustment represents twelve months of amortization on core deposit intangibles of $1.4 million acquired in the acquisition of Grapeland Bancshares, which is being amortized on an accelerated basis over 8 years and twelve months of amortization on core deposit intangibles of $13.4 million acquired in the acquisition of First Capital Bankers, which is being amortized on an accelerated basis over 8 years.

(e)	This adjustment represents the net federal income tax effect of the pro forma adjustments with respect to the First Capital Bankers and Grapeland Bancshares acquisition using an effective tax rate of 33.51%. Prosperity’s statutory tax rate for this period was 35%. Management of Prosperity believes that the effective tax rate more accurately reflects the tax that will be incurred by the combined company.

(f)	This adjustment represents estimated lost earnings on the cash portion of the merger consideration at an assumed rate of 4%.

(g)	This adjustment represents the anticipated operational cost savings in connection with the acquisition of SNB Bancshares for the combined company over a one-year period. Prosperity anticipates that these savings will occur through the combination of back office operations, elimination of duplicate general, administrative and salary and benefits expense.

(h)	This adjustment represents twelve months of amortization on core deposit intangibles of $8.8 million expected to be acquired in the acquisition of SNB Bancshares, which will be amortized on an accelerated basis over 8 years.

(i)	This adjustment represents the net federal income tax effect of the pro forma adjustments with respect to the SNB Bancshares acquisition using an effective tax rate of 33.56%. Prosperity’s statutory tax rate for this period was 35%. Management of Prosperity believes that the effective tax rate more accurately reflects the tax that will be incurred by the combined company.

COMPARATIVE SUMMARY OF HISTORICAL AND

PRO FORMA PER SHARE SELECTED FINANCIAL DATA

Set forth below is certain per share financial information for Prosperity and SNB Bancshares on a historical basis, on a pro forma combined basis and on a pro forma combined basis per SNB Bancshares equivalent share. Also included are weighted average shares outstanding and shares outstanding at end of period for Prosperity and SNB Bancshares and on a pro forma basis.

The comparative pro forma data was derived by combining the historical consolidated financial information of Prosperity and SNB Bancshares using the purchase method of accounting for business combinations.

The pro forma data gives effect to:

•	the completion of the First Capital Bankers acquisition, which was consummated on March 1, 2005;

•	the completion of the Grapeland Bancshares acquisition, which was consummated on December 1, 2005;

•	the proposed acquisition of SNB Bancshares; and

•	the proposed issuance of a number of shares of Prosperity common stock and cash to the shareholders of SNB Bancshares in connection with the merger.

For purposes of presenting pro forma basic and diluted earnings per share and cash dividends per share, the comparative pro forma data for the nine months ended September 30, 2005 and the year ended December 31, 2004 assumes that the First Capital Bankers acquisition, Grapeland Bancshares acquisition and the merger were effected on January 1 of the indicated period. For purposes of presenting pro forma book value per share, the comparative pro forma data assumes that the Grapeland Bancshares acquisition and the merger were effective on September 30, 2005 and that the First Capital Bankers acquisition, the Grapeland Bancshares acquisition and the merger were effective on December 31, 2004. The SNB Bancshares pro forma equivalent share information shows the effect of the merger from the perspective of an owner of SNB Bancshares common stock. The information was computed by multiplying the pro forma information based on the exchange ratio of 0.3577, subject to adjustment in accordance with the merger agreement.

You should read the information below together with the historical consolidated financial statements and related notes and other information of SNB Bancshares that SNB Bancshares has presented in its prior Securities and Exchange Commission filings which are incorporated by reference in this proxy statement/prospectus and the historical consolidated financial statements and related notes and other information of Prosperity that Prosperity has presented in its prior Securities and Exchange Commission filings which are incorporated into this document by reference. See “Where You Can Find More Information” on page 85 for instructions on how to receive copies of the incorporated information.

We expect that Prosperity and SNB Bancshares will incur merger and integration charges as a result of combining their companies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

	As of and for the Nine Months Ended September 30, 2005		As of and for the Year Ended December 31, 2004
Basic earnings per share
Prosperity	$1.34		$1.61
Adjusted Prosperity(1)	1.34		1.56
SNB Bancshares	0.19	(2)	0.67
Pro Forma	1.24	(3)	1.54
Equivalent pro forma per share of SNB Bancshares stock	0.44	(4)	0.55

Diluted earnings per share
Prosperity	$1.32		$1.59
Adjusted Prosperity(1)	1.33		1.55
SNB Bancshares	0.19	(2)	0.65
Pro Forma	1.21	(3)	1.50
Equivalent pro forma per share of SNB Bancshares stock	0.43	(4)	0.54

Cash dividends per share
Prosperity	$0.2475		$0.31
Adjusted Prosperity(1)	0.2475		0.31
SNB Bancshares	—		—
Pro Forma(5)	0.2475		0.31
Equivalent pro forma per share of SNB Bancshares stock	0.0885		0.11

Book value per share
Prosperity	$16.21		$12.32
Adjusted Prosperity(1)	16.33		15.36
SNB Bancshares	7.10		6.95
Pro Forma	18.12		17.29
Equivalent pro forma per share of SNB Bancshares stock	6.48		6.18

(1)	Financial data as of and for the nine months ended September 30, 2005 gives effect to the Grapeland Bancshares acquisition and financial data as of and for the year ended December 31, 2004 gives effect to the Grapeland Bancshares and First Capital Bankers acquisitions.
(2)	Basic and diluted earnings per share of SNB Bancshares for the nine months ended September 30, 2005, excluding the impairment write-down loss on securities of $6.1 million before tax incurred by SNB Bancshares, would have been $0.51 and $0.51, respectively.
(3)	Basic and diluted pro forma combined earnings per share for the nine months ended September 30, 2005, excluding the impairment write-down loss on securities incurred by SNB Bancshares, would have been $1.37 and $1.33, respectively.
(4)	Basic and diluted equivalent pro forma combined earnings per share for each share of SNB Bancshares common stock for the nine months ended September 30, 2005, excluding the impairment write-down loss on securities incurred by SNB Bancshares, would have been $0.49 and $0.48, respectively.

Basic and diluted earnings per share excluding the impairment write-down loss disclosed in footnotes (2), (3) and (4) are considered non-GAAP financial measures as defined in the rules and regulations of the Securities and Exchange Commission. Management of Prosperity believes that this presentation of basic and diluted earnings per share excluding such impairment write-down loss should clarify investors’ understanding of SNB Bancshares’ earnings performance prior to completion of the merger and the anticipated earnings performance of the combined company following completion of the merger.

(5)	Because Prosperity intends to continue paying its regular quarterly dividend, the pro forma dividend reflects the historical dividend paid by Prosperity.

COMPARATIVE STOCK PRICES

The following table summarizes the closing price per share of Prosperity common stock, the closing price per share of SNB Bancshares common stock and the equivalent per share price for the SNB Bancshares common stock and Class B stock giving effect to the merger on (1) November 15, 2005, the business day prior to the announcement of the proposed merger and (2) January 23, 2006, the most recent date practicable preceding the date of this proxy statement/prospectus. Historical market value information regarding the SNB Bancshares Class B stock is not provided because there is no active market for the Class B stock. However, the Class B stock is convertible at the option of the holder into common stock on a one for one basis and holders of Class B stock will receive the same per share consideration in the merger as holders of the common stock. Because the market price of Prosperity common stock is subject to fluctuation, the market value of the shares of Prosperity common stock that holders of SNB Bancshares common stock would receive upon consummation of the merger may increase or decrease prior to the receipt of such shares following completion of the merger. You should obtain current market quotations for the Prosperity common stock.

	Prosperity Common Stock(1)	SNB Bancshares Common Stock(2)	Equivalent Pro Forma Per Share of SNB Bancshares Common Stock and Class B Stock(3)
November 15, 2005	$31.10	$10.62	$18.62
January 23, 2006	29.29	17.58	17.98

(1)	Represents the closing price of Prosperity common stock on the Nasdaq National Market.
(2)	Represents the closing price of SNB Bancshares common stock on the Nasdaq National Market.
(3)	Equivalent pro forma market value per share of SNB Bancshares common stock represents the historical market value per share of Prosperity common stock multiplied by the exchange ratio of 0.3577 and adding the per share cash consideration of $7.50, assuming no adjustment.

RISK FACTORS

An investment in the Prosperity common stock in connection with the merger involves risks. Prosperity describes below the material risks and uncertainties that it believes affect its business and an investment in the Prosperity common stock. You should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus in deciding whether to vote for approval of the merger agreement. If any of the risks described in this proxy statement/prospectus occur, Prosperity’s financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of Prosperity common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With the Merger

Fluctuations in market prices of Prosperity common stock will affect the value that SNB Bancshares shareholders receive for their shares of SNB Bancshares common stock and Class B stock.

Upon completion of the merger, shares of SNB Bancshares common stock and Class B stock (other than any dissenting shares) will be converted into shares of Prosperity common stock and cash. While the merger consideration has been generally structured to provide that shareholders of SNB Bancshares will receive, for each of their shares of SNB Bancshares common stock and Class B stock, 0.3577 shares of Prosperity common stock and $7.50 in cash, in the event the average sales price of Prosperity common stock during the 20 consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger falls below $26.73, Prosperity has the discretion, but not the obligation, to increase either the exchange ratio with respect to the number of shares of Prosperity common stock that shareholders of SNB Bancshares will receive, the per share cash consideration or a combination of both, such that the total merger consideration will not be less than $221,802,928. In the event Prosperity elects to adjust the merger consideration, SNB Bancshares shareholders will receive (i) a number of shares of Prosperity common stock greater than 0.3577, (ii) per share cash consideration more than $7.50 or (iii) a combination of an increase in the number of shares of Prosperity common stock and an increase in cash. Because the price of Prosperity common stock will fluctuate prior to the merger, Prosperity cannot assure SNB Bancshares shareholders of the market value or number of the shares of Prosperity common stock or of the amount of cash that they will receive in the merger.

The price of Prosperity common stock may vary from its price on the date of this proxy statement/prospectus, the date of the SNB Bancshares special meeting and the date for determining the average trading price discussed below. Stock price fluctuations may result from a variety of factors, some of which are beyond the control of Prosperity, including, among other things, changes in Prosperity’s businesses, operations and prospects, regulatory considerations and general market and economic conditions. Because the date the merger is to be completed will be later than the date of the special meeting, the price of the Prosperity common stock on the date of the special meeting may not be indicative of its price on the date the merger is to be completed.

Accordingly, at the time the SNB Bancshares shareholders vote with respect to the merger agreement, they will not know the market value or number of shares of Prosperity common stock that they will receive in the merger.

If the price of Prosperity common stock falls and the decrease exceeds certain pre-agreed levels, and if Prosperity does not elect to alter the exchange ratio to provide more shares and/or alter the amount of the per share cash consideration to provide more cash, SNB Bancshares has the right to terminate the merger agreement and the merger will not occur.

The number of shares of Prosperity common stock that SNB Bancshares shareholders will receive in the merger may increase from the date of this proxy statement/prospectus until completion of the merger. More specifically, if the average sales price for Prosperity common stock during the 20 consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger is less than $26.73 per share, the exchange ratio, the per share cash consideration or a combination of both may be increased at the option of Prosperity. If Prosperity elects not to increase the exchange ratio and/or the per share cash consideration, SNB Bancshares may terminate the merger agreement.

As a result, even if the merger is approved by the shareholders, the merger may ultimately not be completed. Although the Prosperity board of directors has the ability to increase the merger consideration and the SNB Bancshares board of directors has the power to terminate the merger agreement and abandon the merger if the second condition listed above occurs, there is no obligation of either board to exercise such power.

Prosperity may have difficulty combining the operations of SNB Bancshares with its own operations.

Because the markets and industries in which Prosperity operates are highly competitive, and due to the inherent uncertainties associated with the integration of acquired companies, Prosperity may not be able to integrate the operations of SNB Bancshares without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses and possible inconsistencies in standards, controls and procedures.

SNB Bancshares shareholders will have less influence as a shareholder of Prosperity than as a shareholder of SNB Bancshares.

SNB Bancshares shareholders currently have the right to vote in the election of the board of directors of SNB Bancshares and on other matters affecting SNB Bancshares, with the relatively small number of holders of SNB Bancshares Class B stock able to elect a majority of the SNB Bancshares board of directors and vote on corporate transactions such as a merger as a separate class. The merger will transfer control of SNB Bancshares to Prosperity and to the shareholders of Prosperity. When the merger occurs, each SNB Bancshares shareholder will become a shareholder of Prosperity with a percentage ownership of Prosperity much smaller than such shareholder’s percentage ownership of SNB Bancshares. Because of this, SNB Bancshares shareholders will have less influence on the management and policies of Prosperity than they now have on the management and policies of SNB Bancshares.

Risks Associated With Prosperity

If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

To achieve its past levels of growth, Prosperity has initiated internal growth programs and completed a number of acquisitions. Prosperity may not be able to sustain its historical rate of growth or may not even be able to grow at all. In addition, Prosperity may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking centers. Further, Prosperity may be unable to attract and retain experienced bankers, which could adversely affect its internal growth. If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

If Prosperity is unable to manage its growth effectively, its operations could be negatively affected.

Companies like Prosperity that experience rapid growth face various risks and difficulties, including:

•	finding suitable markets for expansion;

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth;

•	maintaining asset quality;

•	attracting and retaining qualified management; and

•	maintaining adequate regulatory capital.

In addition, in order to manage its growth and maintain adequate information and reporting systems within its organization, Prosperity must identify, hire and retain additional qualified employees, particularly in the accounting and operational areas of its business.

If Prosperity does not manage its growth effectively, its business, financial condition, results of operations and future prospects could be negatively affected, and Prosperity may not be able to continue to implement its business strategy and successfully conduct its operations.

If Prosperity is unable to identify and acquire other financial institutions and successfully integrate its acquired businesses, its business and earnings may be negatively affected.

Prosperity intends to continue its current growth strategy. The market for acquisitions remains highly competitive, and Prosperity may be unable to find acquisition candidates in the future that fit its acquisition and growth strategy. To the extent that Prosperity is unable to find suitable acquisition candidates, an important component of its growth strategy may be lost.

Acquisitions of financial institutions involve operational risks and uncertainties and acquired companies may have unforeseen liabilities, exposure to asset quality problems, key employee and customer retention problems and other problems that could negatively affect Prosperity’s organization. Prosperity may not be able to complete future acquisitions and, if completed, Prosperity may not be able to successfully integrate the operations, management, products and services of the entities that it acquires and eliminate redundancies. The integration process may also require significant time and attention from Prosperity’s management that they would otherwise direct at servicing existing business and developing new business. Prosperity’s failure to successfully integrate the entities it acquires into its existing operations may increase its operating costs significantly and adversely affect its business and earnings.

Prosperity’s business is subject to interest rate risk and fluctuations in interest rates may adversely affect its earnings and capital levels.

The majority of Prosperity’s assets are monetary in nature and, as a result, Prosperity is subject to significant risk from changes in interest rates. Changes in interest rates can impact Prosperity’s net interest income as well as the valuation of its assets and liabilities. Prosperity’s earnings are significantly dependent on its net interest income. Net interest income is the difference between the interest income earned on loans, investments and other interest-earning assets and the interest expense paid on deposits, borrowings and other interest-bearing liabilities. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Federal Reserve or otherwise, can have a significant effect on Prosperity’s net interest income. Prosperity’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities.

Although Prosperity’s asset liability management strategy is designed to control its risk from changes in the general level of market interest rates, market interest rates are affected by many factors outside of Prosperity’s control, including inflation, recession, changes in unemployment, money supply and international disorder and instability in domestic and foreign financial markets. In view of the continued low interest rates on savings, loans and investments that currently prevail, it is quite possible that significant changes in interest rates may take place in the future, and Prosperity cannot always accurately predict the nature or magnitude of such changes or how such changes may affect its business.

Prosperity’s profitability depends significantly on local economic conditions.

Prosperity’s success depends primarily on the general economic conditions of the geographic markets in which it operates. Unlike larger banks that are more geographically diversified, Prosperity provides banking and financial services to customers primarily in the central and south central areas of Texas. The local economic conditions in these areas have a significant impact on Prosperity’s commercial, real estate and construction loans, the ability of its borrowers to repay their loans and the value of the collateral securing these loans. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and negatively affect Prosperity’s financial results.

Prosperity’s allowance for credit losses may not be sufficient to cover actual credit losses, which could adversely affect its earnings.

As a lender, Prosperity is exposed to the risk that its loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate Prosperity for the outstanding balance of the loan plus the costs to dispose of the collateral. Prosperity may experience significant loan losses which could have a material adverse effect on its operating results and financial condition. Management makes various assumptions and judgments about the collectibility of Prosperity’s loan portfolio, including the diversification by industry of its commercial loan portfolio, the amount of nonperforming loans and related collateral, the volume, growth and composition of its loan portfolio, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers and the evaluation of its loan portfolio through its internal loan review process and other relevant factors.

Prosperity maintains an allowance for credit losses in an attempt to cover credit losses inherent in its loan portfolio. Additional credit losses will likely occur in the future and may occur at a rate greater than Prosperity has experienced to date. In determining the size of the allowance, Prosperity relies on an analysis of its loan portfolio, its experience and its evaluation of general economic conditions. If Prosperity’s assumptions prove to be incorrect, its current allowance may not be sufficient and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. Material additions to the allowance would materially decrease net income.

In addition, federal and state regulators periodically review Prosperity’s allowance for credit losses and may require Prosperity to increase its provision for credit losses or recognize further charge-offs, based on judgments different than those of Prosperity’s management. Any increase in Prosperity’s allowance for credit losses or charge-offs as required by these regulatory agencies could have a material negative effect on Prosperity’s operating results and financial condition.

Prosperity’s small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

Prosperity targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact the southeast Texas area or the other markets in which Prosperity operates, Prosperity’s results of operations and financial condition may be negatively affected.

An interruption in or breach in security of Prosperity’s information systems may result in a loss of customer business.

Prosperity relies heavily on communications and information systems to conduct its business. Any failure or interruption or breach in security of these systems could result in failures or disruptions in Prosperity’s customer relationship management, general ledger, deposits, servicing or loan origination systems. Prosperity cannot assure you that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by Prosperity. The occurrence of any failures or interruptions could result in a loss of customer business and have a negative effect on Prosperity’s results of operations and financial condition.

The business of Prosperity is dependent on technology and its inability to invest in technological improvements may adversely affect its results of operations and financial condition.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Prosperity’s future success will depend in part upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in our operations. Many of Prosperity’s competitors have substantially greater resources to invest in technological improvements. There can be no assurance that Prosperity will be able to effectively implement new technology driven products and services or be successful in marketing these products and services to its customers.

Prosperity’s corporate organizational documents and the provisions of Texas law to which it is subject may delay or prevent a change in control of Prosperity that you may favor.

Prosperity’s articles of incorporation and bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of Prosperity. These provisions include:

•	a board of directors classified into three classes of directors with the directors, of each class having staggered, three year terms;

•	a provision that any special meeting of Prosperity’s shareholders may be called only by the chairman of the board, the president and chief executive officer, the majority of the board of directors or the holders of at least 50% of Prosperity’s shares entitled to vote at the meeting;

•	a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend Prosperity’s bylaws.

Prosperity’s articles of incorporation provide for noncumulative voting for directors and authorize the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of Prosperity preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in Prosperity. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of Prosperity. See “Texas Anti-Takeover Statutes.”

Prosperity operates in a highly regulated environment and, as a result, is subject to extensive regulation and supervision that could adversely affect its financial performance, and Prosperity may be adversely affected by changes in federal and local laws and regulations.

Prosperity is subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on Prosperity, its subsidiary bank, and their respective operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect Prosperity’s powers, authority and operations, or the powers, authority and operations of Prosperity Bank, which could have a material adverse effect on Prosperity’s financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power may have a negative impact on Prosperity.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement prospectus contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of Prosperity after the merger is completed as well as information about the merger. When we use any of the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Prosperity after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, among others, the following:

•	Prosperity’s actual cost savings resulting from the merger are less than expected, Prosperity is unable to realize those cost savings as soon as expected or Prosperity incurs additional or unexpected costs;

•	Prosperity’s revenues after the merger are less than expected;

•	deposit attrition, operating costs, customer loss and business disruption before and after the merger are greater than Prosperity expected;

•	competition among financial services companies may increase;

•	Prosperity has more trouble integrating businesses than expected;

•	changes in the interest rate environment reduce Prosperity’s interest margins;

•	general business and economic conditions in the markets Prosperity serves change or are less favorable than expected;

•	legislative or regulatory changes adversely affect Prosperity’s businesses;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this proxy statement/prospectus, any supplement to this proxy statement/prospectus and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

GENERAL INFORMATION

This document constitutes a proxy statement of SNB Bancshares and is being furnished to all record holders of SNB Bancshares common stock and Class B stock in connection with the solicitation of proxies by the board of directors of SNB Bancshares to be used at a special meeting of shareholders of SNB Bancshares to be held on                     , 2006. The purpose of the SNB Bancshares special meeting is to consider and vote upon a proposal to approve the merger agreement, dated as of November 16, 2005, by and between Prosperity and SNB Bancshares, which provides, among other things, for the merger of SNB Bancshares with and into Prosperity. This document also constitutes a prospectus relating to the Prosperity common stock to be issued to holders of SNB Bancshares common stock and Class B stock upon completion of the merger.

SNB BANCSHARES SPECIAL MEETING

Date, Place and Time of the Special Meeting

The special meeting of SNB Bancshares shareholders will be held at             .m. local time on                     ,                     , 2006 at the East Lawn Board Room at 80 Sugar Creek Center Boulevard, Sugar Land, Texas.

Matters to be Considered

The purpose of the special meeting is to consider and vote upon proposals to approve the merger agreement, dated as of November 16, 2005, by and between Prosperity and SNB Bancshares, which provides, among other things, for the merger of SNB Bancshares with and into Prosperity.

At this time, the board of directors is unaware of any matter, other than the matter set forth above, that may be presented for action at the special meeting.

Shares Entitled to Vote, Quorum and Vote Required

The holders of record of the outstanding shares of SNB Bancshares common stock and Class B stock at the close of business on                     , 2006 will be entitled to notice of and to vote at the special meeting. At the close of business on that date, there were              shares of SNB Bancshares common stock and              shares of SNB Bancshares of Class B stock issued and outstanding and entitled to vote at the special meeting.

At the special meeting, the shareholders of SNB Bancshares will be entitled to one vote for each share of common stock and one vote for each share of Class B stock owned of record on                     , 2006. The holders of a majority of the shares of SNB Bancshares common stock and Class B stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of a majority of the issued and outstanding SNB Bancshares common stock and Class B stock, voting as separate classes, is required to approve the merger agreement.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. The proposal to approve the merger agreement is a “non-discretionary” item, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement or a failure to vote on the merger agreement. Accordingly, our board of directors encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

On the record date, the directors and executive officers of SNB Bancshares were entitled to vote, in the aggregate,              shares of SNB Bancshares common stock, or approximately         % of the outstanding shares of common stock entitled to vote at the special meeting, and              shares of SNB Bancshares Class B stock, or

approximately         % of the outstanding shares of Class B stock entitled to vote at the special meeting. Each director and holder of 10% or more of SNB Bancshares common stock who, in the aggregate are entitled to vote         % of the outstanding shares of common stock, and each director and holder of 10% or more of Class B stock who, in the aggregate are entitled to vote         % of the outstanding shares of Class B stock, has executed an agreement to vote his or her shares of SNB Bancshares common stock or Class B stock, as the case may be, in favor of approval of the merger agreement. Accordingly, approval of the merger agreement by the holders of the Class B stock is virtually assured.

The board of directors of SNB Bancshares unanimously recommends that you vote FOR the proposal to approve the merger agreement.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed by the shareholders and returned to SNB Bancshares and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the merger agreement. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of SNB Bancshares at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of SNB Bancshares;

•	executing a proxy bearing a later date and filing that proxy with the Secretary of SNB Bancshares at or before the special meeting; or

•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: SNB Bancshares, 14060 Southwest Freeway, Sugar Land, Texas 77478, Attention: Whitney Rowe, Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of SNB Bancshares. SNB Bancshares is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors of SNB Bancshares intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. SNB Bancshares will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

PROPOSAL TO APPROVE THE MERGER AGREEMENT

The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the merger agreement. A copy of the merger agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices in their entirety.

Terms of the Merger

The merger agreement provides for the merger of SNB Bancshares with and into Prosperity. If the shareholders of SNB Bancshares approve the merger agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the second quarter of 2006, although delays could occur. As a result of the merger, holders of SNB Bancshares common stock and Class B stock will be entitled to receive whole shares of Prosperity common stock and cash, with cash paid in lieu of fractional shares, and will no longer be owners of SNB Bancshares stock. As a result of the merger, certificates for SNB Bancshares common stock and Class B stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

In connection with the merger, Prosperity will issue 0.3577 shares of its common stock plus $7.50 in cash to SNB Bancshares shareholders for each share of SNB Bancshares stock they own, subject to adjustment as provided in the merger agreement and described below.

The exchange ratio and/or the per share cash consideration may be adjusted if the consecutive 20 trading day average sales price of the Prosperity common stock on the fifth trading day immediately prior to the closing date (average share price) is less than $26.73. In the event the average share price is less than $26.73 per share, Prosperity has the discretion, but not the obligation, to increase either the number of shares of common stock that it will issue to SNB Bancshares shareholders, the per share cash consideration that it will pay to SNB Bancshares shareholders or a combination of both, such that the total merger consideration will not be less than $221,802,928. If Prosperity elects to adjust the exchange ratio, it would increase it to a number determined by multiplying (1) the quotient of $26.73 divided by the average share price and (2) the exchange ratio. If Prosperity elects to increase the per share cash consideration, it would increase it to an amount determined by multiplying (1) the quotient of $26.73 divided by the average share price and (2) $7.50. Prosperity may also elect to increase a combination of the exchange ratio and the per share cash consideration. If Prosperity elects not to adjust the exchange ratio and/or the per share cash consideration, SNB Bancshares may terminate the merger agreement.

However, in no event shall the merger consideration paid in the form of Prosperity common stock (excluding the options to purchase shares of Prosperity common stock issued in exchange for the SNB Bancshares options) be less than the amount of cash consideration (including any option cash payments in exchange for the SNB Bancshares options). If the cash consideration is increased in order to satisfy the requirement that the aggregate number of shares of Prosperity common stock and Prosperity options is less than 20% of the outstanding shares of Prosperity common stock, and such increase in the cash consideration results in the stock consideration paid in the merger being less than the cash consideration, the merger agreement shall be deemed to have been terminated and shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders.

As a result of potential changes to the exchange ratio and/or the per share cash consideration, if you are a SNB Bancshares shareholder, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash to be received by you in connection with the merger when you vote on whether to approve the merger agreement.

As noted above, Prosperity will not issue any certificates for fractional shares of Prosperity common stock in connection with the merger but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying the fractional share interest by the average share price of the Prosperity common stock.

Effects of the Merger on SNB Bancshares Stock Options

Pursuant to the merger agreement, any options to acquire shares of SNB Bancshares common stock pursuant to the SNB Bancshares 2002 Stock Option Plan that are outstanding and unexercised immediately prior to the completion of the merger will automatically become vested and will be converted into, at the election of the option holder, either an option to purchase shares of Prosperity common stock or a cash payment, subject to allocation as discussed below.

If the option holder elects to convert his or her option into an option to purchase shares of Prosperity common stock, such option will continue to be governed by the terms of the original plan and/or agreement under which it was issued. The number of shares of Prosperity common stock subject to each of these converted stock options, as well as the exercise price of these stock options, will be adjusted to reflect the option exchange ratio in the merger. The “option exchange ratio” will equal the number determined by dividing the per share cash consideration of $7.50 by the average share price of Prosperity common stock and adding that number to the exchange ratio.

If the option holder elects to convert his or her option into a cash payment, such option holder will receive an amount of cash calculated by multiplying the difference between (1) the sum of (a) the exchange ratio multiplied by the average share price of Prosperity common stock and (b) the per share cash consideration of $7.50 and (2) the per share exercise price applicable to such option by the number of shares of SNB Bancshares common stock subject to the option. As of December 31, 2005, there were options outstanding to purchase 1,254,900 shares of SNB Bancshares common stock at a weighted average exercise price of $9.38 per share.

Notwithstanding the above, pursuant to the terms of the merger agreement, in the event the aggregate number of shares of Prosperity common stock and options to purchase shares of Prosperity common stock to be issued in the merger is greater than or equal to 20% of the outstanding shares of Prosperity common stock as of the fifth trading day prior to the closing date, the number of Prosperity options to be issued shall be reduced, on a pro rata basis, and the SNB Bancshares options to which they relate will instead be automatically converted into the right to receive a cash payment, until the aggregate number of shares of Prosperity common stock and Prosperity options is less than 20% of the outstanding shares of Prosperity common stock.

Promptly following the merger, Prosperity intends to register with the Securities and Exchange Commission, the shares of Prosperity common stock issuable upon the exercise of these converted options. Unless these shares of Prosperity common stock are acquired by an affiliate of SNB Bancshares, following registration, the shares issued upon the exercise of the options will be freely tradeable.

Background of the Merger

From time to time, SNB Bancshares’ board of directors and management have reviewed SNB Bancshares’ future prospects for earnings and asset growth, and the viability of its continued operations as an independent banking organization in accordance with SNB Bancshares’ strategic plan, from the perspective of the long-term best interests of SNB Bancshares and its shareholders. During the normal course of its business, SNB Bancshares has received inquiries regarding its willingness to consider an acquisition by, or affiliation with, other financial institutions. Until the fall of 2005, SNB Bancshares elected not to pursue these preliminary expressions of interest, believing it to be in the best interests of SNB Bancshares and its shareholders for SNB Bancshares to remain an independent entity.

In early September 2005, Harvey E. Zinn, Stewart Morris and Caralisa Morris Simon met to discuss strategic alternatives for SNB Bancshares and its shareholders, including a possible business combination. As a result of that meeting, Mr. Zinn contacted Keefe, Bruyette & Woods, Inc. to examine the strategic alternatives available to SNB Bancshares, including a possible business combination. Following this meeting, Keefe, Bruyette & Woods contacted two financial institutions, including Prosperity, to informally discuss their interest in a possible business combination with SNB Bancshares.

On September 19, 2005, Prosperity submitted a nonbinding letter of intent to acquire SNB Bancshares, subject to a due diligence review of the financial condition of SNB Bancshares. At a special meeting of SNB Bancshares’ board of directors on October 27, 2005, the board discussed the terms of the letter of intent and authorized its execution.

On October 29 through November 9, 2005, Prosperity conducted a due diligence review of SNB Bancshares and SNB Bancshares reviewed various materials related to Prosperity, its financial condition and its future prospects. During the first two weeks of November 2005, Prosperity, SNB Bancshares and their respective legal counsel negotiated the terms of a definitive merger agreement and related agreements.

On November 15, 2005, the SNB Bancshares board of directors held a special meeting to review the terms of the merger agreement and related agreements that had been negotiated with Prosperity. Keefe, Bruyette & Woods made a presentation to the SNB Bancshares board of directors on the proposed transaction and the results of various financial analyses Keefe, Bruyette & Woods had prepared in connection with the proposed transaction. Keefe, Bruyette & Woods then orally delivered its opinion that the total merger consideration was fair to SNB Bancshares’ shareholders from a financial point of view. Representatives of Bracewell & Giuliani LLP, SNB Bancshares’ outside legal counsel, then reviewed the merger agreement and related agreements that had been negotiated with Prosperity.

SNB Bancshares’ board considered the financial performance, stock performance, market position, growth prospects and other matters regarding Prosperity. The board evaluated Prosperity’s offer in relation to the then current market value of the SNB Bancshares common stock and management’s estimate of the future value of the SNB Bancshares stock as an independent entity. Following a thorough discussion, including the matters listed below, the SNB Bancshares board of directors determined that the merger pursuant to the merger agreement would be in the best interests of SNB Bancshares and its shareholders. As a result, SNB Bancshares’ board unanimously approved the proposed merger and the merger agreement and instructed management, subject to the satisfactory finalization of the merger documents, to execute and deliver the merger documents on behalf of SNB Bancshares.

Prosperity’s board of directors determined that the transaction with SNB Bancshares was in the best interests of both Prosperity and its shareholders. As a result, Prosperity’s board of directors unanimously approved the proposed merger and the merger agreement and authorized management, subject to the satisfactory finalization of the merger documents, to execute and deliver the merger documents on behalf of Prosperity.

On November 16, 2005, SNB Bancshares and Prosperity entered into the merger agreement and issued a joint press release announcing the proposed merger.

SNB Bancshares’ Reasons for the Merger and Recommendation of the Board of SNB Bancshares

The SNB Bancshares board of directors believes that the merger is in the best interests of SNB Bancshares and its shareholders. Accordingly, the SNB Bancshares board has unanimously approved the merger agreement and unanimously recommends that SNB Bancshares shareholders vote FOR the proposal to approve the merger agreement.

In approving the merger agreement, the SNB Bancshares board consulted with its financial advisor with respect to the financial aspects and fairness of the proposed acquisition from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. SNB Bancshares believes that combining with Prosperity will create a stronger and more diversified company that will provide significant benefits to SNB Bancshares’ shareholders and customers alike. The terms of the merger agreement, including the consideration to be paid to SNB Bancshares shareholders, were the result of arm’s length negotiations between representatives of Prosperity and SNB Bancshares. In evaluating whether to merge with Prosperity, SNB Bancshares’ board of directors considered a number of factors, including, without limitation, the following:

•	the additional capital, liquidity and resources needed for SNB Bancshares’ operations to continue to grow;

•	information regarding the business, financial condition and operations of Prosperity and future prospects of Prosperity and its capital stock;

•	the per share merger consideration in the form of 0.3577 shares of Prosperity common stock and $7.50 in cash, which represents a 2.64 multiple of tangible book value, a 30.1 multiple of twelve months trailing earnings and a 70.8% premium to the closing price of a share of SNB Bancshares common stock on November 11, 2005;

•	the current financial services industry environment, including consolidation trends within the industry, the increased competition in the market areas served by SNB Bancshares and the effects of the continued rising interest rate environment;

•	the analyses provided by Keefe, Bruyette & Woods and the oral opinion of Keefe, Bruyette & Woods provided on November 15, 2005 and the written opinion dated as of the date of this proxy statement/prospectus that, as of such dates, the merger consideration as set out in the merger agreement, was fair from a financial point of view to SNB Bancshares shareholders (see “Opinion of SNB Bancshares’ Financial Advisor”);

•	the tax-free nature of the exchange of SNB Bancshares stock for Prosperity common stock as a portion of the merger consideration to SNB Bancshares shareholders for federal income tax purposes;

•	the fact that Prosperity common stock is publicly traded on the Nasdaq National Market and has a higher trading volume than the SNB Bancshares common stock, thereby representing a more liquid investment than SNB Bancshares stock;

•	the historical dividends paid by Prosperity on its common stock compared with SNB Bancshares historically not having paid dividends on its common stock or Class B stock;

•	the non-economic terms of the transaction, including the impact on existing customers and employees;

•	the compatibility of Prosperity’s management team with that of SNB Bancshares and the general strategic fit of the entities;

•	SNB Bancshares management’s assessment that Prosperity has the ability to integrate the operations of SNB Bancshares; and

•	the likelihood that the transaction will be approved by regulatory authorities.

SNB Bancshares’ board of directors determined that SNB Bancshares’ competitive position and the value of its stock could best be enhanced through merging with Prosperity. The aggregate price to be paid to holders of SNB Bancshares stock resulted from negotiations which considered the historical earnings and dividends of Prosperity and SNB Bancshares; the potential growth in SNB Bancshares’ market and earnings, both as an independent entity and as a part of a larger organization such as Prosperity; SNB Bancshares’ asset quality; and the effect of the merger on the shareholders and customers of SNB Bancshares and the communities that SNB Bancshares serves.

The above discussion of the information and factors considered by the SNB Bancshares board is not intended to be exhaustive, but includes the material factors the SNB Bancshares board considered. In reaching its determination to approve and recommend the merger, the SNB Bancshares board did not assign any relative or specific weights to any of the foregoing factors and individual directors may have given differing weights to different factors. Based on the reasons stated, the board of directors of SNB Bancshares believes that the merger is in the best interest of SNB Bancshares and its shareholders. The board of directors of SNB Bancshares therefore unanimously approved the merger and the merger agreement and unanimously recommends that the SNB Bancshares shareholders vote FOR the approval of the merger agreement.

Prosperity’s Reasons for the Merger

As a part of Prosperity’s growth strategy, Prosperity routinely evaluates opportunities to acquire financial institutions. The acquisition of SNB Bancshares is consistent with Prosperity’s expansion strategy. Prosperity’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for SNB Bancshares, the market condition of the market areas in which SNB Bancshares conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Prosperity believes that the acquisition of five new banking centers will expand Prosperity’s geographic presence in the Fort Bend county and Katy market areas, provide opportunities for future growth and also result in a potential to realize cost savings. Prosperity’s board of directors also considered the financial condition and valuation for both SNB Bancshares and Prosperity, the tax-free nature of the exchange of SNB Bancshares stock for shares of Prosperity common stock as well as the financial and other effects the merger would have on Prosperity’s shareholders.

While management of Prosperity believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Prosperity has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Prosperity board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Prosperity board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Prosperity’s management.

Opinion of SNB Bancshares’ Financial Advisor

The fairness opinion of SNB Bancshares’ financial advisor, Keefe, Bruyette & Woods, Inc., is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of SNB Bancshares. You should not rely on any of these statements as having been made or adopted by SNB Bancshares or Prosperity.

SNB Bancshares engaged Keefe, Bruyette & Woods to render financial advisory and investment banking services. Keefe, Bruyette & Woods assisted SNB Bancshares in analyzing, structuring and negotiating the merger of SNB Bancshares with and into Prosperity. Keefe, Bruyette & Woods is a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with SNB Bancshares and its business. As part of its investment banking business, Keefe, Bruyette & Woods is continually engaged in the valuation of financial businesses and its securities in connection with mergers and acquisitions.

On November 15, 2005, the SNB Bancshares board of directors held a meeting to evaluate the proposed merger with Prosperity. At this meeting, Keefe, Bruyette & Woods reviewed the financial aspects of the proposed merger and rendered a verbal opinion that the consideration to be received by SNB Bancshares shareholders in the merger was fair to those shareholders from a financial point of view. The SNB Bancshares board approved the merger agreement at this meeting.

Keefe, Bruyette & Woods has confirmed its oral opinion by delivering to the SNB Bancshares board a written opinion dated the date of this proxy statement/prospectus. In rendering its updated opinion, Keefe, Bruyette & Woods confirmed the appropriateness of its reliance on the analyses used to render the earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing certain other factors considered in rendering its opinion.

The full text of Keefe, Bruyette & Woods’ written opinion is attached as Appendix B to this proxy statement/prospectus. SNB Bancshares shareholders are urged to read Keefe, Bruyette & Woods’ opinion carefully in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Keefe, Bruyette & Woods in connection with the rendering of its opinion.

Keefe, Bruyette & Woods’ opinion speaks only as of the date of the opinion. The opinion is directed solely to the SNB Bancshares board and addresses only the fairness, from a financial point of view, of the merger consideration to the SNB Bancshares shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any SNB Bancshares shareholder as to how the shareholder should vote at the SNB Bancshares special meeting on the merger agreement or any related matter.

In rendering its opinion, Keefe, Bruyette & Woods:

•	reviewed, among other things:

•	the merger agreement,

•	annual reports to shareholders and annual reports on Form 10-K of Prosperity, and any amendments thereto,

•	quarterly reports on Form 10-Q of Prosperity, and any amendments thereto,

•	annual reports to shareholders and annual reports on Form 10-K of SNB Bancshares, and any amendments thereto, and

•	quarterly reports on Form 10-Q of SNB Bancshares, and any amendments thereto;

•	held discussions with members of senior management of SNB Bancshares and Prosperity regarding:

•	past and current business operations,

•	regulatory matters,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for SNB Bancshares and Prosperity and compared them with those of certain publicly-traded companies that Keefe, Bruyette & Woods deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Keefe, Bruyette & Woods deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, Keefe, Bruyette & Woods relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Keefe, Bruyette & Woods or that was discussed with, or reviewed by Keefe, Bruyette & Woods, or that was publicly available. Keefe, Bruyette & Woods did not attempt or assume any responsibility to verify such information independently. Keefe, Bruyette & Woods relied upon the management of SNB Bancshares and

Prosperity as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to Keefe, Bruyette & Woods. Keefe, Bruyette & Woods assumed, without independent verification, that the aggregate allowances for credit losses for Prosperity and SNB Bancshares are adequate to cover such losses. Keefe, Bruyette & Woods did not make or obtain any evaluations or appraisals of any assets or liabilities of Prosperity or SNB Bancshares, or examine or review any individual credit files.

In the course of its analysis, Keefe, Bruyette & Woods reviewed certain financial projections furnished by SNB Bancshares’ senior management team. SNB Bancshares does not publicly disclose internal management projections of the type provided to Keefe, Bruyette & Woods in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. For purposes of rendering its opinion, Keefe, Bruyette & Woods assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

Keefe, Bruyette & Woods further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Keefe, Bruyette & Woods’ opinion is not an expression of an opinion as to the prices at which shares of SNB Bancshares stock or shares of Prosperity common stock will trade following the announcement of the merger or the value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Keefe, Bruyette & Woods, SNB Bancshares and Prosperity. Any estimates contained in the analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Keefe, Bruyette & Woods opinion was among several factors taken into consideration by the SNB Bancshares board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the SNB Bancshares board with respect to the fairness of the merger consideration.

The following is a summary of the material analyses presented by Keefe, Bruyette & Woods to the SNB Bancshares board on November 15, 2005, in connection with its oral fairness opinion, which was subsequently confirmed in writing. The summary is not a complete description of the analyses underlying the Keefe, Bruyette & Woods opinion or the presentation made by Keefe, Bruyette & Woods to the SNB Bancshares board, but summarizes the analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Keefe, Bruyette & Woods did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Keefe, Bruyette & Woods did not address whether any individual analysis did or did not support the overall fairness conclusion. The financial analyses summarized below include information presented in tabular format. Accordingly, Keefe, Bruyette & Woods believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal.

SNB Bancshares shareholders would have the right to receive 0.3577 shares of Prosperity common stock and $7.50 in cash for each share of SNB Bancshares common stock and Class B stock, subject to adjustment. Based on Prosperity’s average closing share price for the five trading days prior to November 8, 2005 of $31.45, the consideration would represent a value of $18.75 per share to SNB Bancshares shareholders and an aggregate value of approximately $244.9 million for SNB Bancshares.

Selected Peer Group Analysis.

Using publicly available information, Keefe, Bruyette & Woods compared the financial performance, financial condition and market valuations of Prosperity and SNB Bancshares with those of a group of comparable Texas banks with $1 billion to approximately $12 billion of assets. The companies in the peer group were:

•	Cullen/Frost Bankers, Inc.

•	Texas Regional Bancshares, Inc.

•	Sterling Bancshares, Inc.

•	Texas Capital Bancshares, Inc.

•	Summit Bancshares, Inc.

To perform this analysis, Keefe, Bruyette & Woods used financial data as of and for the three months ended September 30, 2005. Market data was as of November 11, 2005 and the source for 2005 and 2006 earnings per share estimates was First Call, a nationally-recognized earnings per share estimate consolidator.

Keefe, Bruyette & Woods’ analysis showed the following concerning Prosperity’s and SNB Bancshares’ financial performance:

Financial Performance Measures	Prosperity	SNB Bancshares	Peer Group Average	Peer Group Median
Core Return on Average Assets	1.43%	0.78%	1.27%	1.25%
Core Return on Average Equity	11.28	9.82	14.91	14.53
Core Cash Return on Average Tangible Assets	1.71	0.78	1.32	1.38
Core Cash Return on Average Tangible Equity	31.77	9.82	18.68	20.87
Net Interest Margin	3.81	3.14	4.44	4.54
Fee Income / Revenue	21.9	4.4	22.0	17.7
Efficiency Ratio	48.8	55.9	57.5	57.3

Keefe, Bruyette & Woods’ analysis showed the following concerning Prosperity’s and SNB Bancshares’ financial condition:

Financial Condition Measures	Prosperity	SNB Bancshares	Peer Group Average	Peer Group Median
Equity / Assets	12.79%	7.88%	8.44%	8.69%
Tangible Equity / Tangible Assets	5.48	7.88	6.66	6.62
Loans / Deposits	52.6	89.1	82.7	83.7
Loan Loss Reserve / Loans	1.12	1.40	1.24	1.30
Nonperforming Assets / Loans plus Other Real Estate Owned	0.03	1.79	0.89	0.82
Net Charge-Offs / Average Loans	0.02	0.49	0.33	0.19

Keefe, Bruyette & Woods’ analysis showed the following concerning Prosperity’s and SNB Bancshares’ market valuations:

Market Performance Measures	Prosperity		SNB Bancshares		Peer Group Average		Peer Group Median
Stock Price / Book Value per Share	1.94	x	1.55	x	2.66	x	2.73	x
Stock Price / Tangible Book Value per Share	4.90		1.55		3.42		3.53
Stock Price / 2005 Estimated GAAP EPS	17.6		16.4		19.3		18.6
Stock Price / 2006 Estimated GAAP EPS	15.9		14.6		16.6		16.4
Dividend Yield	1.3%		0.0%		1.4%		1.5%
2005 Dividend Payout Ratio	22.5		0.0		25.2		28.4

For purposes of this analysis, core earnings excluded revenue and expense items deemed non-recurring or extraordinary and excluded gains or losses on the sale of investment securities.

Financial Impact Analysis.

Keefe, Bruyette & Woods performed pro forma merger analyses that combined the projected income statements and balance sheets of Prosperity and SNB Bancshares. Assumptions regarding the accounting treatment and acquisition adjustments were used to calculate the financial impact that the merger would have on certain projected financial results of Prosperity. The analysis assumed the 2006 First Call consensus earnings per share estimate of $1.98 and 10% earnings growth for 2007 for Prosperity. For SNB Bancshares, the analysis assumed the 2006 First Call consensus earnings per share estimate of $0.75. The analysis also assumed SNB Bancshares would achieve 15% earnings growth in 2007. This analysis indicated that the merger is expected to be accretive to Prosperity’s estimated earnings per share and cash earnings per share in 2006 and in 2007. Cash earnings were estimated by adding anticipated identifiable intangible amortization expense to GAAP earnings. The analysis also indicated that the merger is expected to be accretive to book value per share but dilutive to tangible book value per share for Prosperity, but that Prosperity would maintain well capitalized capital ratios and thus had the financial ability to execute the merger. This analysis was based on certain assumptions provided by Prosperity with regard to cost savings, merger related charges and amortization of intangibles. For all of the above analyses, the actual results achieved by Prosperity following the merger will vary from the projected results, and the variations may be material.

Contribution Analysis.

Keefe, Bruyette & Woods analyzed the relative contribution of each of SNB Bancshares and Prosperity to the pro forma balance sheet and income statement items of the combined entity, including assets, tangible assets, gross loans held for investment, loan loss reserves, intangible assets, deposits, common equity, tangible common equity, net interest income, non interest income, non interest expense, 2004 net income, 2004 cash net income, estimated 2005, 2006 and 2007 net income and estimated 2005, 2006 and 2007 cash net income, as well as market capitalization. Keefe, Bruyette & Woods compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for SNB Bancshares assuming 100% of SNB Bancshares’ shares were exchanged for Prosperity common stock. The results of Keefe, Bruyette & Woods’ analysis are set forth in the following table:

	Prosperity	SNB Bancshares
Total Assets	76%	24%
Tangible Assets	74	26
Gross Loans Held for Investment	70	30
Loan Loss Reserves	65	35
Intangible Assets	100	—
Deposits	80	20
Common Equity	83	17
Tangible Common Equity	67	33
Net Interest Income	77	23
Non Interest Income	95	5
Non Interest Expense	79	21
2004 Net Income	85	15
2004 Cash Net Income	86	14
2005 Estimated Net Income	85	15
2005 Estimated Cash Net Income	86	14
2006 Estimated Net Income	85	15
2006 Estimated Cash Net Income	86	14
2007 Estimated Net Income	85	15
2007 Estimated Cash Net Income	85	15
Market Capitalization	86	14
Pro Forma Ownership based on 100% Stock Consideration	78	22

Comparable Transaction Analysis.

Keefe, Bruyette & Woods reviewed certain financial data related to selected acquisitions of Texas banks and bank holding companies announced after January 1, 2001, with aggregate transaction values greater than $25 million. The transactions included in the group were:

Survivor	Acquired Entity
Compass Bancshares, Inc.	TexasBanc Holding Company
Cullen/Frost Bankers, Inc.	Texas Community Bancshares, Inc.
Sterling Bancshares, Inc.	Prestonwood Bancshares, Incorporated
Zions Bancorporation	Amegy Bancorporation, Inc.
State National Bancshares, Inc.	Heritage Financial Corporation
Texas United Bancshares, Inc.	Gateway Holding Company, Inc.
Cullen/Frost Bankers, Inc.	Horizon Capital Bank
Wells Fargo & Company	First Community Capital Corporation
Southwest Bancorp. of Texas	Klein Bancshares, Incorporated
State National Bancshares, Inc.	Mercantile Bank Texas
Southwest Bancorp. of Texas	Reunion Bancshares, Inc.
Adam Corporation Group	Beltline Bancshares Inc.
Prosperity Bancshares, Inc.	MainBancorp, Incorporated
Inwood Bancshares, Inc.	WB&T Bancshares, Inc.
BOK Financial Corporation	Bank of Tanglewood, NA

Survivor	Acquired Entity
Prosperity Bancshares, Inc.	Paradigm Bancorporation, Inc.
SouthTrust Corporation	Landmark Bancshares, Inc.
Regions Financial Corporation	Brookhollow Bancshares, Inc.
Colonial BancGroup, Inc.	Mercantile Bancorp, Inc.
Sterling Bancshares, Inc.	Community Bancshares, Inc.
Regions Financial Corporation	First Bancshares of Texas, Inc.
Whitney Holding Corporation	Redstone Financial, Inc.
Sterling Bancshares, Inc.	Lone Star Bancorporation Inc.

For each transaction, Keefe, Bruyette & Woods derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	the earnings per share of the acquired company for the latest twelve months of results publicly available prior to the time the transaction was announced;

•	estimated earnings per share of the acquired company for the year in which the transaction was announced;

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

•	the closing market price of the acquired company, if publicly traded or listed, on the day one month preceding the announcement of the transaction.

Additionally, Keefe, Bruyette & Woods compared the core deposit premium paid in each transaction. The core deposit premium is calculated as the premium paid in the transaction over the acquired company’s tangible equity as a percentage of the acquired company’s core deposits. For purposes of this analysis, core deposits are defined as total deposits less retail or brokered deposits with balances over $100,000.

Transaction multiples for the merger were based on an assumed $18.75 per share consideration to SNB Bancshares shareholders. The source for forward earnings per share estimates was First Call, a nationally-recognized earnings per share estimate consolidator. Keefe, Bruyette & Woods compared these results with announced multiples. The results of the analysis are set forth in the following table.

	Prosperity/ SNB Bancshares Transaction		Comparable Transaction Average		Comparable Transaction Median
Deal Price / Trailing 12 Months Earnings per Share	30.1	x*	24.6	x	23.8	x
Deal Price / Estimated Earnings per Share	25.0		20.4		21.6
Deal Price / Book Value per Share	2.64		3.08		2.95
Deal Price / Tangible Book Value per Share	2.64		3.28		3.15
Core Deposit Premium	29.1%		22.0%		20.3%
One Month Market Premium	65.9		35.3		35.3

*	Excludes a $4.1 million after-tax restructuring charge that SNB Bancshares incurred in the first quarter of 2005.

No company or transaction used as a comparison in the above analysis is identical to SNB Bancshares, Prosperity or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies surveyed.

Discounted Cash Flow Analysis.

Keefe, Bruyette & Woods performed a dividend discount analysis to generate reference ranges for the implied present value per share of SNB Bancshares common stock assuming SNB Bancshares continued to operate as a standalone company with a future sale.

These reference ranges were determined by adding (1) the present value of the estimated future dividend stream that SNB Bancshares could generate for the years 2006 through 2010 and (2) the present value of the terminal value of SNB Bancshares common stock. Terminal values for SNB Bancshares were calculated based on a range of terminal multiples applied to the estimated 2011 earnings per share.

The earnings assumptions that formed the basis of the analysis were based on First Call estimated earnings per share for 2006 with earnings growing at 15% in 2007 and 10% thereafter. For a projected dividend stream, Keefe, Bruyette & Woods assumed SNB Bancshares would maintain its policy of not paying a dividend.

Keefe, Bruyette & Woods estimated reference ranges for the implied present value per share of SNB Bancshares common stock by varying the following assumptions:

•	a range of terminal multiples applied to year 2011 earnings per share of 14.0x to 20.0x;

•	a range of post 2007 earnings per share growth of 10.0% to 14.0%; and

•	a range of discount rates of 10.0% to 14.0%.

This analysis resulted in a reference range for the implied present value per share of SNB Bancshares common stock of $9.18 to $16.53.

Keefe, Bruyette & Woods stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of SNB Bancshares common stock.

Other Analysis.

Keefe, Bruyette & Woods compared the financial and market performance of SNB Bancshares and Prosperity with a variety of relevant industry peer groups and indices. Keefe, Bruyette & Woods reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Prosperity and SNB Bancshares.

SNB Bancshares’ board of directors retained Keefe, Bruyette & Woods as an independent contractor to act as financial adviser to SNB Bancshares regarding the merger. As part of its investment banking business, Keefe, Bruyette & Woods is continually engaged in the valuation of banking businesses and its securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe, Bruyette & Woods has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette & Woods may, from time to time, purchase securities from, and sell securities to, SNB Bancshares and Prosperity. As an active trader in securities, Keefe, Bruyette & Woods may from time to time have a long or short position in, and buy or sell, debt or equity securities of SNB Bancshares and Prosperity for Keefe, Bruyette & Woods’ own account and for the accounts of its customers.

Keefe, Bruyette & Woods has previously served as financial adviser to Prosperity in several mergers, was the lead manager in Prosperity’s initial public offering and has assisted Prosperity in the issuance of trust preferred securities. In all such cases, Keefe, Bruyette & Woods earned fees for its services. Keefe, Bruyette & Woods may continue to act in all such capacities for Prosperity in the future. Keefe, Bruyette & Woods has previously assisted SNB Bancshares in a private placement of common stock, the issuance of trust preferred securities and was the lead manager in SNB Bancshares’ initial public offering.

SNB Bancshares and Keefe, Bruyette & Woods have entered into an agreement relating to the services to be provided by Keefe, Bruyette & Woods in connection with the merger. SNB Bancshares has agreed to pay Keefe, Bruyette & Woods a cash fee of $200,000 promptly after the mailing of any proxy statement or prospectus. SNB Bancshares will pay Keefe, Bruyette & Woods at the time of closing a cash fee equal to 1.00% of the aggregate market value of the consideration paid in the merger less any fees paid prior to the closing. Pursuant to the Keefe, Bruyette & Woods engagement agreement, SNB Bancshares has also agreed to reimburse Keefe, Bruyette & Woods for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe, Bruyette & Woods and certain related parties against certain liabilities.

Keefe, Bruyette & Woods, its related entities and certain of its personnel participating in this transaction own an aggregate of 305,000 shares of SNB Bancshares common stock, or 3.1% of the outstanding shares of SNB Bancshares common stock as of December 31, 2005. Keefe, Bruyette & Woods, its related entities and certain of its personnel that hold such shares of SNB Bancshares common stock are entitled to vote these shares at the special meeting of shareholders.

Exchange of SNB Bancshares Stock Certificates

If you are a shareholder of SNB Bancshares, as soon as practicable after the effective time of the merger, Prosperity’s transfer and exchange agent, Computershare Investor Services, will mail a letter of transmittal and instructions to you for use in surrendering your SNB Bancshares stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Prosperity will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Prosperity common stock to which you are entitled under the merger agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, each outstanding SNB Bancshares stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the merger agreement. With respect to any SNB Bancshares stock certificate that has been lost, stolen or destroyed, Prosperity will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Prosperity’s standard policy, and evidence reasonably satisfactory to Prosperity of ownership of the shares in question. After the effective time of the merger, SNB Bancshares’ transfer books will be closed and no transfer of the shares of SNB Bancshares stock outstanding immediately prior to the effective time will be made on Prosperity’s stock transfer books.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any meeting of Prosperity’s shareholders the number of whole shares of Prosperity common stock into which your shares of SNB Bancshares are converted, regardless of whether you have exchanged your SNB Bancshares stock certificates for Prosperity stock certificates. Whenever Prosperity declares a dividend or other distribution on the Prosperity common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of Prosperity common stock issuable pursuant to the merger agreement. However, no dividend or other distribution payable to the holders of record of Prosperity common stock will be delivered to you until you surrender your SNB Bancshares stock certificate for exchange as described above. Upon surrender of your SNB Bancshares stock certificate, the certificate representing the Prosperity common stock into which your shares of SNB Bancshares stock have been converted, together with any cash in lieu of any fractional share of Prosperity common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of the State of Texas. If the shareholders of SNB Bancshares approve the merger at the special meeting, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the second quarter of 2006, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Conduct of Business Pending Effective Time

From the date of the merger agreement to and including the closing date, SNB Bancshares shall, and SNB Bancshares shall cause each of its subsidiaries to:

•	conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

•	use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

•	promptly give written notice to Prosperity of (a) any material changes in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating the same may be contemplated) of any regulatory authority, (c) the institution or threat of any material litigation against SNB Bancshares or its subsidiaries or (d) any event or condition that would reasonably be expected to cause any of the representations or warranties of SNB Bancshares in the merger agreement to be materially untrue or cause a material adverse effect on SNB Bancshares; and

•	except as required by law or regulation, take no action which would adversely affect or delay the ability of SNB Bancshares or Prosperity to obtain any required regulatory or other approvals.

From the date of the merger agreement to and including the closing date, unless otherwise required by law or regulation, permitted by the merger agreement or reflected in a disclosure schedule, or unless Prosperity otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), SNB Bancshares shall not, and shall not permit any of its subsidiaries, to:

•	adjust, split, combine or reclassify any of the SNB Bancshares common stock, Class B stock or other capital stock of SNB Bancshares;

•	make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $500,000 (except pursuant to commitments made prior to the date of the merger agreement, or loans fully secured by a certificate of deposit at SNB Bancshares);

•	modify any outstanding loan or acquire any loan participation, unless such modification is made in the ordinary course of business, consistent with past practice;

•	issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock, except that SNB Bancshares may issue shares of its common stock upon the exercise of outstanding stock options and upon the conversion of outstanding shares of Class B stock into common stock;

•	grant any stock appreciation rights or other form of incentive compensation;

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

•	enter into, amend or terminate certain agreements specified in the merger agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with prudent banking practices;

•	grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of SNB Bancshares or any of its subsidiaries, either individually or as part of a class of similarly situated persons;

•	increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies in effect as of the date of the merger agreement, or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

•	declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the SNB Bancshares common stock or Class B stock, or, directly or indirectly, purchase, redeem or otherwise acquire any shares of SNB Bancshares common stock or Class B stock, other than the payment of dividends from Southern National Bank to SNB Bancshares;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

•	sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including other real estate owned) or interest therein;

•	foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with SNB Bancshares’ past practices and prudent banking practices;

•	charge-off any loan or other extension of credit prior to review and approval by Prosperity of the amount of such charge-off (which approval shall not be unreasonably withheld);

•	establish any new subsidiary or affiliate or enter into any new line of business;

•	materially deviate from policies and procedures existing as of the date of the merger agreement with respect to (1) classification of assets, (2) the allowance for loan losses and (3) accrual of interest on assets, except as otherwise required by the provisions of the merger agreement, applicable law or regulation or any governmental authority;

•	amend or change any provision of SNB Bancshares’ articles of incorporation or bylaws or the governing documents of any subsidiary of SNB Bancshares;

•	make any capital expenditure which would exceed an aggregate of $10,000, except pursuant to commitments made prior to the date of the merger agreement or as reflected in a disclosure schedule;

•	excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including FHLB advances, in excess of $100,000 or with a final maturity of greater than one year, except that SNB Bancshares may repay the outstanding junior subordinated debentures issued to SNB Capital Trust I;

•	prepay any indebtedness or other similar arrangements so as to cause SNB Bancshares to incur any prepayment penalty thereunder;

•	except pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

•	settle any claim, action or proceedings involving payment by it of money damages in excess of $50,000 or impose any material restriction on the operations of SNB Bancshares or its subsidiaries; or

•	voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation.

We refer you to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus, for additional restrictions on the conduct of the business of SNB Bancshares pending the merger.

No Solicitation

In addition to the restrictions on SNB Bancshares outlined above, so long as the merger agreement is in effect, SNB Bancshares has agreed not to take any of the following actions:

•	entertain, solicit or encourage any inquiries with respect to any merger or other acquisition proposal; or

•	provide any information to or negotiate with any other party in furtherance of any merger or other acquisition proposal.

However, SNB Bancshares may furnish information or participate in negotiations or discussions where the board of directors of SNB Bancshares determines, based on the advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of SNB Bancshares’ board of directors to its shareholders. SNB Bancshares has agreed to notify Prosperity of any unsolicited acquisition proposal and provide reasonable detail as to the identity of the proposed acquirer and the nature of the proposed transaction.

SNB Bancshares may terminate the merger agreement if it has received a bona fide acquisition proposal from a third party which it determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, to be superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties under applicable law. See “—Termination” on page 59.

Conditions to Completion of the Merger

The merger agreement contains a number of conditions to the obligations of Prosperity and SNB Bancshares to complete the merger which must be satisfied as of the closing date, including, but not limited to, the following:

•	approval of the merger agreement by the holders of a majority of the outstanding shares of SNB Bancshares common stock and by the holders of a majority of the outstanding shares of SNB Bancshares Class B stock, voting as separate classes;

•	receipt of all required regulatory approvals of the merger in a manner that does not impose any restrictions on the operations of Prosperity which are unacceptable to Prosperity;

•	the registration statement of which this proxy statement/prospectus forms a part shall have become effective and no stop order suspending its effectiveness shall be in effect and no proceedings for that purpose shall have been initiated and continuing or threatened by the Securities and Exchange Commission;

•	the shares of Prosperity common stock to be issued to SNB Bancshares shareholders shall have been authorized for listing on the Nasdaq National Market;

•	the other party’s representations and warranties being true in all material respects as of the date of the merger agreement and as of the date of the closing and receipt of a certificate signed by the chief executive officer of the other party to that effect;

•	the absence of a material adverse change in the assets, properties, business or financial condition of either party;

•	the performance or compliance in all material respects by each party with its respective covenants and obligations required by the merger agreement to be performed or complied with prior to the effective date of the merger and receipt of a certificate signed by the chief executive officer of the other party to that effect; and

•	receipt by each party of an opinion of counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

In addition to the conditions listed above, Prosperity’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	each of the directors of SNB Bancshares and Southern National Bank must have executed an agreement releasing SNB Bancshares and Prosperity and their respective subsidiaries from any and all claims, subject to certain limited exceptions;

•	each of the directors of SNB Bancshares and Southern National Bank must have delivered to Prosperity their respective resignations;

•	each of Harvey E. Zinn and Daniel S. Agnew shall have entered into an employment and non-competition agreement with Prosperity and/or Prosperity Bank, with Mr. Zinn’s agreement being for a three-year term and Mr. Agnew’s agreement being for a two-year term;

•	each of Stewart Morris, Caralisa Morris Simon, James W. Stevens and Dan Wilford shall have entered into a non-competition agreement with Prosperity and Prosperity Bank, with Mr. Morris’ and Ms. Simon’s agreements being for a three-year term and Messrs. Stevens’ and Wilford’s agreements being for a one-year term; and

•	the redemption of the trust preferred securities issued by SNB Capital Trust I (which was completed in December 2005).

In addition to the conditions listed above, SNB Bancshares’ obligation to complete the merger is subject to the receipt by each of the officers with a title of senior vice president or above and directors of SNB Bancshares and Southern National Bank who delivered a release agreement to Prosperity as described above having received an instrument releasing such persons from any and all claims of SNB Bancshares and its subsidiaries, subject to certain limited exceptions.

Any condition to the consummation of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the merger agreement entitled to the benefit of such condition.

Additional Agreements

The merger agreement contains additional agreements made by each party, some of which are substantially reciprocal, the most significant of which include:

•	we each agreed to take all reasonable actions to aid and assist in the consummation of the merger and use our best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the merger agreement;

•	SNB Bancshares agreed, to the extent permitted by law, to provide Prosperity all information concerning SNB Bancshares required for inclusion in this proxy statement/prospectus, or any other application, filing, statement or document to be made or filed in connection with the merger and the other transactions contemplated by the merger agreement;

•	SNB Bancshares agreed to, and agreed to cause each of its subsidiaries to, give Prosperity access to all of its properties, books and records and to provide additional financial and operating data and other information about its business and properties;

•	we each agreed that neither party will, directly or indirectly, before or after the consummation of the merger or termination of the merger agreement, disclose any confidential information other than in connection with the regulatory notice and application process, or use such confidential information for its own purposes or for the benefit of any person, firm, corporation, association or other entity under any circumstances;

•	we each agreed that neither party will issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the merger agreement without the consent of the other party;

•	SNB Bancshares agreed that it will use its best efforts to provide, for a period of at least three years after completion of the merger, past acts insurance under its current directors’ and officers’ insurance policy, employment practices liability coverage providing prior acts insurance and past acts coverage under its current Bankers Blanket Bond for each director and officer of SNB Bancshares and its subsidiaries currently covered under comparable policies held by SNB Bancshares;

•	SNB Bancshares agreed to execute and deliver such instruments and take such actions as Prosperity may reasonably require to cause the amendment or termination of any of SNB Bancshares’ employee benefit plans and Prosperity agreed that the SNB Bancshares employees who continue their employment after the closing of the merger agreement will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, such employees will be entitled to credit prior service with SNB Bancshares, and Prosperity will take all necessary acts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, subject to the provisions set forth in the merger agreement;

•	we each agreed to allow the other party to designate two representatives who will be invited to attend the board of directors and the loan and discount and asset liability management committee meetings of the other party held prior to completion of the merger. Such representatives will have no voting rights and may be excluded from certain sessions;

•	SNB Bancshares agreed to use its commercially reasonable efforts to cause each director and officer and other person of SNB Bancshares designated as an affiliate of SNB Bancshares to deliver to Prosperity an executed copy of an affiliate letter;

•	SNB Bancshares agreed to use its best efforts to cause each holder of a SNB Bancshares stock option outstanding prior to the closing date of the merger to execute an acknowledgement stating that, based on such holder’s election, such holder’s outstanding stock options in SNB Bancshares shall be either (1) converted into an option to purchase a number of shares of Prosperity common stock equal to the number of shares of SNB Bancshares common stock subject to the original option multiplied by the option exchange ratio at a per share exercise price equal to the exercise price per share of the original option divided by the option exchange ratio or (2) converted into the right to receive a cash payment as set forth in the merger agreement;

•	SNB Bancshares agreed to use its commercially reasonable best efforts to sell certain investment securities that may be identified by Prosperity and agreed otherwise to not sell or purchase any investment securities in excess of $100,000 in the aggregate, or materially change its investment securities portfolio or its interest rate risk position from that as of September 30, 2005 through purchases, sales or otherwise or the manner in which the portfolio is classified or reported;

•	SNB Bancshares agreed to use its commercially reasonable best efforts to sell and transfer, without recourse, to a third party purchaser, certain of its loans identified by Prosperity to SNB Bancshares;

•	SNB Bancshares agreed to make such accounting entries consistent with GAAP as Prosperity may reasonably request in order to conform the accounting records of SNB Bancshares to the accounting policies and practices of Prosperity;

•	SNB Bancshares agreed to use its commercially reasonable best efforts to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of SNB Bancshares and its subsidiaries in leased premises to Prosperity and to permit the use and operation of the leased premises of SNB Bancshares or Southern National Bank by Prosperity;

•

Prosperity agreed to increase by one the number of positions on the Prosperity Bank board of directors and cause Harvey E. Zinn to be elected or appointed as a director of Prosperity Bank at the effective time of the merger, if he is still a member of SNB Bancshares’ board of directors immediately prior to the effective time of the merger, and if he is willing and eligible to serve as a director of Prosperity Bank;

•	Prosperity agreed to prepare and file a registration statement with the SEC and use its best efforts to cause the registration statement to become effective;

•	Prosperity agreed to file all notices and applications for all regulatory approvals required to be obtained by Prosperity or Prosperity Bank in connection with the merger agreement and to provide SNB Bancshares copies of such filings for which confidential treatment has not been requested;

•	Prosperity agreed to file all documents required to be filed to have the shares of the Prosperity common stock to be issued pursuant to the merger agreement included for quotation on Nasdaq and use its best efforts to effect said listing;

•	Prosperity agreed that for a period of at least two years following the date of the merger agreement to use its best efforts to file in a timely manner all reports with the SEC required to be filed by Prosperity pursuant to Section 13 and Section 15(d) of the Securities Exchange Act;

•	Prosperity agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Prosperity’s common stock for delivery in connection with the conversion of options outstanding under SNB Bancshares’ stock option plan into options to purchase Prosperity common stock and to file a registration statement with respect to the Prosperity common stock subject to options and use its best efforts to maintain the effectiveness of such registration statement. Prosperity also agreed, where applicable, to administer the SNB Bancshares stock option plan in a manner that complies with Rule 16b-3 under the Securities Exchange Act;

•	Prosperity agreed that for a period of at least three years following the date of the merger agreement to indemnify the present and former directors and officers of SNB Bancshares and Southern National Bank against costs or expenses to the fullest extent to which such persons would be entitled under the constituent documents of SNB Bancshares or Southern National Bank, as applicable;

•	SNB Bancshares agreed to notify the trustees of each of its subsidiary trusts formed to issue trust preferred securities of the execution of the merger agreement; and

•	Prosperity agreed to enter into a supplemental indenture agreement with respect to SNB Bancshares’ outstanding junior subordinated debentures issued in connection with the issuance of trust preferred securities by SNB Bancshares’ subsidiary trusts.

Representations and Warranties of SNB Bancshares and Prosperity

In the merger agreement, SNB Bancshares has made representations and warranties to Prosperity, and Prosperity has made representations and warranties to SNB Bancshares. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of conflicts between the execution of the merger agreement and completion of the transactions contemplated by the merger agreement and certain other agreements;

•	capitalization;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	compliance with applicable laws and regulatory filings;

•	employee benefit plans;

•	the payment of taxes and filing of tax returns;

•	the absence of certain changes and events;

•	insurance coverage; and

•	brokers or finders fees.

SNB Bancshares also has made additional representations and warranties to Prosperity with respect to (among other things):

•	its investments;

•	its real property and leases;

•	its personal property;

•	its compliance with environmental laws;

•	its loan portfolio and allowance for loan losses;

•	the existence of certain loan agreements and related matters;

•	the existence of certain contracts and commitments;

•	its deferred compensation arrangements;

•	its accounting controls;

•	the absence of derivative contracts;

•	its deposit accounts;

•	its compliance with the Community Reinvestment Act;

•	its intellectual property rights;

•	its compliance with the Bank Secrecy Act;

•	employment relations;

•	its receipt of a fairness opinion;

•	the accuracy of information to be supplied for inclusion in state and federal reports and filings;

•	its outstanding trust preferred securities or subsidiary trusts; and

•	its shareholders list.

Prosperity has also made additional representations and warranties to SNB Bancshares with respect to (among other things):

•	its compliance with its SEC reporting obligations and the accuracy of such reports; and

•	its compliance with the provisions of the Sarbanes-Oxley Act.

Financial Interests of Directors and Officers of SNB Bancshares in the Merger

In considering the recommendation of the board of directors of SNB Bancshares to vote for the proposal to approve the merger agreement, you should be aware that certain directors and officers of SNB Bancshares have interests in the merger that are in addition to, or different from, their interests as shareholders of SNB Bancshares. The board of SNB Bancshares was aware of these interests and considered them in approving the merger agreement. These interests include:

•	Employment Agreements. Prosperity’s obligation to consummate the merger was subject to each of Harvey E. Zinn and Daniel S. Agnew entering into an employment and non-competition agreement with

Prosperity and/or Prosperity Bank prior to the completion of the merger. On January 19, 2006, each of Mr. Zinn and Mr. Agnew entered into such an agreement with Prosperity Bank, both of which will be effective at the effective time of the merger. The agreement with Mr. Zinn is for an initial term of three years and the agreement with Mr. Agnew is for an initial term of two years. The agreement with Mr. Zinn entitles him to a base annual salary of $280,000, eligibility for bonuses, plus reimbursement of certain business expenses and participation in certain employee benefit plans and stock based compensation programs. The agreement with Mr. Zinn entitles him to receive payment of his base salary for the remainder of the initial term of the agreement upon the termination of his employment with Prosperity Bank for any reason other than for cause, as a result of his death or disability or if he resigns for good reason (as defined in the agreement).

The agreement with Mr. Agnew entitles him to a base annual salary of $194,000, eligibility for bonuses, plus reimbursement of certain business expenses and participation in certain employee benefit plans and stock based compensation programs. The agreement with Mr. Agnew entitles him to receive payment of his base salary for the remainder of the initial term of the agreement upon the termination of his employment with Prosperity Bank for any reason other than for cause, as a result of his death or disability or if he resigns for good reason.

•	Director Arrangements. Prosperity agreed to take all actions necessary at or prior to the completion of the merger to cause Harvey E. Zinn to be elected or appointed as a director of Prosperity Bank at the completion of the merger, if he is still a member of the SNB Bancshares board of directors immediately prior to the completion of the merger, and if he is willing and eligible to serve as a director of Prosperity Bank.

•	Insurance. SNB Bancshares agreed that it will use its best efforts to provide for a period of not less than three years after completion of the merger (1) past acts insurance under its current directors and officers insurance policy coverage (or comparable coverage), (2) employment practices liability coverage providing prior acts insurance and (3) past acts coverage under its current Bankers Blanket Bond (or comparable coverage) for each director and officer of SNB Bancshares and its subsidiaries currently covered under the comparable policies maintained by SNB Bancshares.

•	Indemnification. Prosperity agreed that for a period of three years after completion of the merger it will indemnify and hold harmless each present and former director and officer of SNB Bancshares or Southern National Bank for liabilities from their acts or omissions in those capacities existing or occurring prior to completion of the merger to the fullest extent permitted by SNB Bancshares’ articles of incorporation or the articles of association of Southern National Bank, as applicable. Prosperity also agreed that the limitations on liability existing in favor of such indemnified parties provided in the articles of incorporation of SNB Bancshares or the equivalent document of Southern National Bank for matters occurring prior to completion of the merger shall continue to be effective.

•	Accelerated Vesting of Options. Pursuant to the terms of the SNB Bancshares 2002 Stock Option Plan, upon a change in control of SNB Bancshares such as the merger, all outstanding and unvested options will accelerate and become immediately exercisable. As of December 31, 2005, directors and executive officers held an aggregate of 884,800 unvested options to purchase shares of SNB Bancshares common stock issued pursuant to the 2002 Stock Option Plan.

Modifications or Waiver

No termination, cancellation, modification, amendment, deletion, addition or other change in the merger agreement, or any provision thereof, or waiver of any right or remedy therein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination

The merger agreement may be terminated in the following manner:

By Mutual Consent. The merger agreement may be terminated and the merger abandoned at any time upon the mutual consent of Prosperity and SNB Bancshares and the approval of such action by the respective boards of directors.

By Either Party. The merger agreement may be terminated and the merger abandoned at any time prior to the effective date by either Prosperity or SNB Bancshares if:

•	the merger has not been completed by May 15, 2006 (unless regulatory approval has not been received or the registration statement has not been declared effective by such date, in which case this deadline will be extended to June 14, 2006) and the party exercising its termination right is not then in default under the merger agreement if the default has been the cause of or resulted in the failure to complete the merger;

•	any court of competent jurisdiction in the United States of other United States governmental body issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

•	the approval of the merger agreement by the shareholders of SNB Bancshares is not obtained;

•	any of the conditions to the obligations of Prosperity or the obligations of SNB Bancshares, respectively, have not been met or waived by the party entitled to such benefit; or

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within the required time limit.

By SNB Bancshares. SNB Bancshares may terminate the merger agreement if it has received a bona fide acquisition proposal from a third party and the SNB Bancshares board of directors determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, that such acquisition proposal is superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties.

SNB Bancshares may also terminate the merger agreement if the average per share sales price for the Prosperity common stock for the 20 consecutive trading days ending on and including the fifth trading day (price measurement period) prior to completion of the merger is less than $26.73 per share; provided, however, that Prosperity has the right, but not the obligation, to nullify any exercise by SNB Bancshares of this termination right by (1) increasing the number of shares of common stock that Prosperity will issue to SNB Bancshares shareholders to a number determined by multiplying (a) the quotient of $26.73 divided by the average share price and (b) the exchange ratio, (2) increasing the per share cash consideration to an amount determined by multiplying (a) the quotient of $26.73 divided by the average share price and (b) the per share cash consideration of $7.50 or (3) a combination of increasing the exchange ratio and increasing the per share cash consideration, so that as a result of such adjustments the total merger consideration shall be no less than $221,802,928.

In the event SNB Bancshares desires to terminate the merger agreement as provided in the preceding paragraph, it must notify Prosperity in writing of its intent to terminate during the five-day period following the price measurement period.

By Prosperity. Prosperity may terminate the merger agreement if SNB Bancshares’ board of directors resolves to:

•	accept an alternative acquisition proposal (as defined in the merger agreement); or

•	withdraw or modify, in any manner that is adverse to Prosperity, its recommendation or approval of the merger agreement or recommend to SNB Bancshares shareholders acceptance or approval of any alternate acquisition proposal.

In addition, Prosperity has the right to terminate the merger agreement on or prior to February 14, 2006 if the results on any environmental inspections or surveys of the properties of SNB Bancshares or Southern National Bank identify certain violations or potential violations of environmental laws or would require certain remedial or clean up action under environmental laws that would have material adverse effect on the financial condition of SNB Bancshares.

Remedies. In the event of the termination of the merger agreement without breach by any party, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the merger agreement or as set forth below.

Termination Fee. Provided that Prosperity is not in material breach of any covenant or obligation contained in the merger agreement, SNB Bancshares must pay Prosperity a termination fee of $10.0 million if the merger agreement is terminated:

•	by SNB Bancshares because it has received a bona fide alternative acquisition proposal (as defined in the merger agreement) and the SNB Bancshares board of directors determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, that such acquisition proposal is superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties;

•	by either Prosperity or SNB Bancshares if the shareholders of SNB Bancshares do not approve the merger agreement, if at the time of any failure by the shareholders of SNB Bancshares to approve the merger agreement there exists an alternate acquisition proposal with respect to SNB Bancshares and, within twelve months of the termination of the merger agreement, SNB Bancshares enters into a definitive agreement with any third party with respect to any alternate acquisition proposal; or

•	by Prosperity if SNB Bancshares’ board of directors resolves to accept an alternative acquisition proposal or withdraws or modifies its recommendation or approval of the merger or recommends to SNB Bancshares shareholders acceptance or approval of any alternate acquisition proposal.

Expenses

Except as otherwise noted in the preceding paragraph, SNB Bancshares and Prosperity will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the merger agreement, whether or not the transactions provided for in the merger agreement are consummated, including, but not limited to, fees and expenses of their own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of SNB Bancshares and Prosperity agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

Nasdaq Stock Market Listing

Prosperity has agreed to file all documents required to be filed to have the shares of Prosperity common stock to be issued pursuant to the merger agreement approved for quotation on the Nasdaq National Market and to use its best efforts to effect such listing. The obligations of the parties to complete the merger are subject to approval for quotation of such shares on the Nasdaq National Market.

Certain Material Federal Income Tax Consequences

The following discussion is a general summary of the anticipated material United States federal income tax consequences of the exchange of SNB Bancshares common stock and Class B stock (SNB Bancshares stock) for Prosperity common stock pursuant to the merger. This summary does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Internal Revenue Code), regulations promulgated by the United States Treasury Department, court cases and administrative rulings in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that you hold your SNB Bancshares stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. Accordingly, this description is not a complete description of all of the consequences of the merger and, in particular, may not address United States federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, pass-through entities or investors in such entities, holders who acquired their shares of SNB Bancshares stock pursuant to the exercise of an employee stock option or right, pursuant to a tax qualified retirement plan or otherwise as compensation and holders who hold SNB Bancshares stock as part of a “hedge,” “straddle” or “conversion transaction”). This discussion is based on laws, regulations, rulings and judicial decisions as in effect on the date of this document, without consideration of the particular facts or circumstances of any holder of SNB Bancshares stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this discussion would not be different.

The obligations of the parties to complete the merger are conditioned upon the receipt by Prosperity of an opinion of counsel from Locke Liddell & Sapp LLP and the receipt by SNB Bancshares of an opinion of counsel from Bracewell & Giuliani LLP, in each case that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4, of which this proxy statement/prospectus forms a part. It is a condition to completion of the merger that each of Prosperity and SNB Bancshares receive an updated opinion of Locke Liddell & Sapp LLP and Bracewell & Giuliani LLP, respectively. The conditions relating to receipt of the tax opinion may be waived by both of us. Neither of us currently intends to waive the conditions related to the receipt of an updated tax opinion. However, if these conditions were waived, SNB Bancshares would re-solicit the approval of its shareholders prior to completing the merger.

Locke Liddell & Sapp LLP has rendered its tax opinion to Prosperity and Bracewell & Giuliani LLP has rendered its tax opinion to SNB Bancshares, each subject to the limitations discussed above, on the basis of facts, representations and assumptions set forth or referred to in such opinions which are consistent with the state of facts existing at the effective time of the merger. In rendering their tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Prosperity and SNB Bancshares, reasonably satisfactory in form and substance to each such counsel. The opinions represent counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. We have not requested nor do we intend to request a ruling from the Internal Revenue Service as to the tax consequences of the merger and as a result there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions herein.

Subject to the limitations and qualifications referred to herein and assuming that the merger will be completed as described in the merger agreement and this proxy statement/prospectus and that the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the following are the material United States federal income tax consequences to the SNB Bancshares shareholders:

•	as a result of receiving a combination of Prosperity common stock and cash in exchange for stock of SNB Bancshares, a SNB Bancshares shareholder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the merger;

•	the amount of gain a SNB Bancshares shareholder “realizes” will equal the amount by which (1) the cash plus the fair market value at the effective time of the merger of the Prosperity common stock received exceeds (2) the shareholder’s tax basis in the SNB Bancshares stock surrendered in the merger;

•	a shareholder’s aggregate tax basis in the shares of Prosperity common stock received pursuant to the merger will be equal to the aggregate tax basis of the shares of SNB Bancshares stock surrendered in exchange therefor, increased by the amount of gain recognized in the merger and reduced by the amount of cash received in respect thereof; and

•	the holding period of the Prosperity stock common received by SNB Bancshares shareholders in the merger will include the holding period of the shares of SNB Bancshares stock surrendered in exchange therefor.

In certain circumstances, a SNB Bancshares shareholder may receive dividend, rather than capital gain, treatment on all or a portion of the gain recognized in the merger if the receipt of the cash portion of the merger consideration “has the effect of the distribution of a dividend under the principles of Section 302 of the Internal Revenue Code.” The determination of whether a cash payment has such effect is based on a comparison of the SNB Bancshares shareholder’s proportionate interest in Prosperity after the merger with the proportionate interest the SNB Bancshares shareholder would have had if the shareholder had received solely Prosperity common stock in the merger. For purposes of this comparison, the SNB Bancshares shareholder may constructively own shares of Prosperity common stock held by certain members of the SNB Bancshares shareholder’s family or certain entities in which the SNB Bancshares shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the SNB Bancshares shareholder’s shares of Prosperity common stock. The amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of SNB Bancshares at the effective time of the merger. Any gain recognized that is not treated as a dividend will be treated as a capital gain, provided that the SNB Bancshares shareholder’s stock was held as a capital asset at the effective time of the merger. Capital gain or loss recognized by a SNB Bancshares shareholder in the merger will be long-term capital gain or loss if the holding period of the shares of SNB Bancshares common stock exceeds one year at the completion of the merger. The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each SNB Bancshares shareholder. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over the corporate affairs would result in capital gain (as opposed to dividend) treatment. SNB Bancshares shareholders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.

A shareholder who receives cash in lieu of a fractional share of Prosperity common stock in the merger will be treated for United States federal income tax purposes as if the fractional share of Prosperity common stock had been received and then redeemed for cash by Prosperity. A shareholder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis allocable to the fractional share of Prosperity common stock, unless such payment, under each such shareholder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Internal Revenue Code, described above.

A shareholder who receives cash for his SNB Bancshares stock because he exercised his dissenter’s rights will be treated for United States federal income tax purposes as if the Prosperity common stock had been received and then redeemed for cash by Prosperity. A shareholder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis in the Prosperity common stock, unless such payment, under each such shareholder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Internal Revenue Code, described above.

Capital gain or loss recognized by a SNB Bancshares shareholder on the share exchange will be long-term capital gain or loss if the holding period of the SNB Bancshares stock exceeds one year at the time of the exchange. In the case of individuals, the maximum federal income tax rate applicable to long-term capital gains generally is 15%. Subject to certain exceptions, taxable dividends received by non-corporate shareholders (including individuals) generally are taxed at the same preferential rates that apply to long-term capital gain. Any dividend not eligible for such preferential rates for individuals is currently taxed at the maximum rate of 35%.

Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a SNB Bancshares shareholder is entitled pursuant to the merger, unless the shareholder provides the appropriate form. A shareholder should complete and sign the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the holder’s taxpayer identification number, and certification necessary to avoid backup withholding.

A shareholder of SNB Bancshares who receives Prosperity common stock and cash as a result of the merger will generally be required to retain records pertaining to the merger and will be required to file with such shareholder’s United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger as provided in Treasury Regulations Section 1.368-3(b).

The foregoing is a summary discussion of material federal income tax consequences of the merger. The discussion is included for general information purposes only and may not apply to a particular SNB Bancshares shareholder in light of such shareholder’s particular circumstances. You should consult your own tax advisor as to the particular tax consequences to you of the merger, including the application of state, local and foreign tax laws and possible future changes in federal income tax laws and the interpretation thereof, which can have retroactive effects.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, SNB Bancshares’ assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Prosperity. Any difference between the purchase price for SNB Bancshares and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Prosperity in connection with the merger will be amortized to expense in accordance with the new rules. The consolidated financial statements of Prosperity issued after the merger will reflect the results attributable to the acquired operations of SNB Bancshares beginning on the date of completion of the merger. The unaudited pro forma financial information contained herein has been prepared using the purchase method of accounting. See “Unaudited Pro Forma Consolidated Combined Financial Information,” beginning on page 19.

Restrictions on Resales of Prosperity Common Stock

Prosperity common stock to be issued in the merger will be registered under the Securities Act of 1933. Therefore, the Prosperity common stock to be issued to the shareholders of SNB Bancshares in the merger will be freely transferable by the SNB Bancshares shareholders who are not considered to be “affiliates” of either of Prosperity or SNB Bancshares. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with either of SNB Bancshares at the time of the SNB Bancshares special meeting or Prosperity at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of either entity.

If you are considered an affiliate of SNB Bancshares or become an affiliate of Prosperity after the merger, you may resell the shares of Prosperity common stock acquired in connection with the merger only pursuant to an effective registration statement under the securities laws, pursuant to Rule 145 under the Securities Act of 1933, or in transactions otherwise exempt from registration under the securities laws. Under Rule 145, during the first calendar year after the merger becomes effective, affiliates of SNB Bancshares at the time of the special meeting who are not affiliates of Prosperity at or following the effective time of the merger may publicly resell the Prosperity common stock they receive in the merger but only within certain limitations as to the number of shares of Prosperity common stock they can sell in any three-month period and as to the manner of sale. After a one-year period following completion of the merger, affiliates of SNB Bancshares who are not affiliates of Prosperity may resell their shares without restriction. Prosperity must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934 in order for affiliates to resell, under Rule 145, shares of Prosperity common stock received in the merger. Prosperity is not obligated and does not intend to register for resale the shares issued to affiliates of SNB Bancshares.

Pursuant to the merger agreement, SNB Bancshares has agreed to use its commercially reasonable best efforts to cause each affiliate of SNB Bancshares to sign a written agreement to the effect that he will not offer or sell or otherwise dispose of any of the shares of Prosperity common stock issued to him in the merger in violation of the Securities Act of 1933. Pursuant to these agreements, Prosperity will use its commercially reasonable best efforts to continue to satisfy its reporting requirements under the Securities Exchange Act in order to satisfy the public information provisions required to be met for affiliates to resell shares of Prosperity common stock pursuant to Rule 145 of the Securities Act.

Regulatory Approvals

The merger must be approved by the Board of Governors of the Federal Reserve System. Prosperity has filed a notice with the Federal Reserve Bank of Dallas to obtain approval of the merger.

The merger of Southern National Bank into Prosperity Bank must be approved by the Federal Deposit Insurance Corporation (FDIC) and the Texas Department of Banking (TDB). On December 12, 2005, Prosperity filed an application with the FDIC and the TDB to obtain approval of the merger. Prosperity received approval of the bank merger from the FDIC on January 24, 2006 and anticipates that it will receive approval of the bank merger from the TDB in January 2006. A period of 15 to 30 days must expire following approval by the FDIC during which time the U.S. Department of Justice may file objections to the merger under the federal antitrust laws. While SNB Bancshares and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Management of Prosperity After the Merger

After completion of the merger, Prosperity’s board of directors will consist of all of its current directors.

Dissenters’ Rights of SNB Bancshares Shareholders

The following section of this proxy statement/prospectus describes material aspects of the law pertaining to dissenters’ rights under Texas law. If you wish to dissent from the merger and receive the fair value in cash of your shares of SNB Bancshares common stock or Class B stock instead of receiving the merger consideration, you should carefully read the following discussion, review the full text of the applicable law relating to dissenters’ rights which is attached to this proxy statement/prospectus as Appendix C, and consult with your legal counsel before electing or attempting to exercise these rights.

If you hold one or more shares of SNB Bancshares stock, you are entitled to dissenters’ rights under Texas law. This means that if you properly dissent from the merger of SNB Bancshares with and into Prosperity pursuant to the merger agreement, you will receive an amount in cash representing the fair value of the shares of SNB Bancshares stock that you hold. This value may be more or less than the value of the merger consideration that you would otherwise receive pursuant to the merger agreement. The availability of your right to dissent from the merger and obtain the fair value of your shares of SNB Bancshares stock is conditioned upon compliance with a complicated procedure that is set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, which are referred to in the following discussion as the dissent provisions. The following discussion is only a summary of the dissent provisions. A copy of the full text of Articles 5.11, 5.12 and 5.13 is attached at Appendix C to this proxy statement/prospectus. You will lose your dissenters’ rights in the merger if you do not properly comply with the procedures set forth in the dissent provisions.

How to Exercise and Perfect Your Right to Dissent

To be eligible to exercise your right to dissent to the merger:

•	you must, prior to the SNB Bancshares special meeting, provide SNB Bancshares with a written objection to the merger that states that you intend to exercise your right to dissent if the merger agreement is approved and the merger is completed and that provides an address to which Prosperity may send a notice if the merger is completed; and

•	you must not vote your shares of SNB Bancshares stock in favor of the merger agreement.

If you intend to dissent from the merger, you should send the notice to:

SNB Bancshares, Inc.

14060 Southwest Freeway

Sugar Land, Texas 77478

Attention: Whitney Rowe

If you vote your shares of SNB Bancshares stock at the special meeting to approve the merger agreement, you will lose your right to dissent from the merger. You will instead receive shares of Prosperity common stock and cash as described in the merger agreement. If you comply with the two items above and the merger is completed, Prosperity will send you a written notice advising you that the merger has been completed. Prosperity must deliver this notice to you within ten days after the merger is completed.

If you wish to receive the fair value of your shares of SNB Bancshares stock in cash, you must, within ten days of the date the notice was delivered or mailed to you by Prosperity, send a written demand to Prosperity for payment of the fair value of your shares of SNB Bancshares stock. The fair value of your shares of SNB Bancshares stock will be the value of the shares on the day immediately preceding the SNB Bancshares special meeting, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Prosperity must be sent to:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: denise Urbanovsky

Your Demand for Payment

Your written demand must state how many shares of SNB Bancshares stock you own and your estimate of the fair value of your shares of SNB Bancshares stock. If you fail to send this written demand to Prosperity within ten days of Prosperity’s delivery of your notice, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of SNB Bancshares stock. Instead, you will receive shares of Prosperity common stock and cash as described in the merger agreement. You must also, within 20 days of making a demand for payment, submit the stock certificates representing your shares of SNB Bancshares stock to Prosperity. Prosperity will make a notation on your stock certificates indicating that a demand for payment has been made and may return the share certificates to you. If you fail to submit your stock certificates to Prosperity for notation, Prosperity may, at its option, terminate your right to receive a cash payment for your shares, unless a court otherwise directs Prosperity.

Prosperity’s Actions Upon Receipt of Your Demand for Payment

Within 20 days after Prosperity receives your demand for payment and your estimate of the fair value of your shares of SNB Bancshares stock, Prosperity must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Prosperity accepts your estimate, Prosperity will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Prosperity will make this payment to you only if you have surrendered the share certificates representing your shares of SNB Bancshares stock, duly endorsed for transfer, to Prosperity.

If Prosperity does not accept your estimate, Prosperity will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 90 days of the merger being completed, which you may accept within 60 days or decline.

Payment of the Fair Value of Your Shares of SNB Bancshares Stock Upon Agreement of an Estimate

If you and Prosperity have reached an agreement on the fair value of your shares of SNB Bancshares stock within 60 days after the merger is completed, Prosperity must pay you the agreed amount. The payment must be made by Prosperity within 90 days after the merger is completed, provided that you have surrendered the share certificates representing your shares of SNB Bancshares stock, duly endorsed for transfer, to Prosperity.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled

If you and Prosperity have not reached an agreement as to the fair market value of your shares of SNB Bancshares stock within 60 days after the merger is completed, you or Prosperity may, with 60 days after the expiration of the 60-day period, commence proceedings in Fort Bend County, Texas, asking the court to determine the fair value of your shares of SNB Bancshares stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of SNB Bancshares stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Prosperity may address the court about the report. The court will determine the fair value of your shares and direct Prosperity to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed.

Rights as a Shareholder

If you have made a written demand on Prosperity for payment of the fair value of your shares of SNB Bancshares stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand

If you have made a written demand on Prosperity for payment of the fair value of your SNB Bancshares stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Income Tax Consequences

See “Proposal to Approve the Merger Agreement—Certain Material Federal Income Tax Consequences” on page 61 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

COMPARISON OF RIGHTS OF SHAREHOLDERS

OF SNB BANCSHARES AND PROSPERITY

The rights of shareholders of SNB Bancshares under the articles of incorporation and bylaws of SNB Bancshares will differ in some respects from the rights that shareholders of SNB Bancshares will have as shareholders of Prosperity under the articles of incorporation and bylaws of Prosperity. Copies of both SNB Bancshares’ and Prosperity’s articles of incorporation and bylaws have been previously filed by SNB Bancshares and Prosperity, respectively, with the Securities and Exchange Commission.

Certain differences between the provisions contained in the articles of incorporation and bylaws of SNB Bancshares, and the articles of incorporation and bylaws of Prosperity, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law, the articles of incorporation and bylaws of SNB Bancshares, and the articles of incorporation and bylaws of Prosperity.

Summary of Material Differences Between Current Rights of

Shareholders of SNB Bancshares and Rights Those Persons

Will Have as Shareholders of Prosperity Following the Merger

	SNB Bancshares	Prosperity

Capitalization:	The articles of incorporation of SNB Bancshares authorize the issuance of up to (A) 50,000,000 shares of common stock, par value $0.01 per share, (B) 3,216,781 shares of Class B stock, par value $0.01 per share and (C) 20,000,000 shares of preferred stock, par value $0.01 per share.	The articles of incorporation of Prosperity authorize the issuance of up to 50,000,000 shares of common stock, par value $1.00 per share, and up to 20,000,000 shares of preferred stock, par value $1.00 per share.

Corporate Governance:	The rights of SNB Bancshares shareholders are currently governed by Texas corporate law and the articles of incorporation and bylaws of SNB Bancshares. Following the completion of the merger, the rights of SNB Bancshares shareholders who become Prosperity shareholders will be governed by Texas law and the articles of incorporation and bylaws of Prosperity.	The rights of Prosperity shareholders are governed by Texas law and the articles of incorporation and bylaws of Prosperity.

Convertibility of Stock:

Each share of Class B stock is convertible at any time, at the election of the holder, into one share of common stock.

The SNB Bancshares common stock is not convertible into any other securities of SNB Bancshares

The Prosperity common stock is not convertible into any other securities of Prosperity.

Election of Directors:	Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to	Directors of Prosperity are elected by a plurality of the votes cast by the holders entitled

	SNB Bancshares	Prosperity

vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the articles of incorporation or the bylaws of a corporation. The holders of SNB Bancshares common stock have the right to elect 40% of the board of directors of SNB Bancshares by a plurality of the votes cast by such shareholders entitled to vote at the meeting at which a quorum is present. The holders of SNB Bancshares Class B stock have the right to elect 60% of the board of directors of SNB Bancshares as long as at least 250,000 shares of Class B stock are issued and outstanding on the record date. If less than 250,000 shares are issued and outstanding at such time, the right of the Class B shareholders to elect directors shall be reduced. In the event of any reduction in the number of directors that may be elected by the Class B shareholders, the number of directors that may be elected by the common stock shareholders will increase accordingly.

Shareholders of SNB Bancshares are not permitted to cumulate their votes in the election of directors. Each share of SNB Bancshares common stock has one vote for each nominee for common stock director and each share of SNB Bancshares Class B stock has one vote for each nominee for Class B stock director.

Each director of SNB Bancshares is elected for a one-year term. This means that the entire board is elected at each annual meeting of shareholders.

to vote at the meeting. Prosperity shareholders are not permitted to cumulate their votes in the election of directors. Each share of Prosperity stock has one vote for each nominee for director.

Prosperity’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of shareholders. The classification makes it more difficult to change the composition of Prosperity’s board of directors because at least two annual meetings of shareholders are required to change control of the board.

Removal of Directors and Board Vacancies:	Texas law provides that at any meeting of shareholders called expressly for that purpose, any director or the entire board of directors may be removed, with or without cause, by a specified portion of votes not less than a majority of shares entitled to vote at an election of directors, unless	The Prosperity bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

	SNB Bancshares	Prosperity

otherwise provided in a corporation’s articles of incorporation or bylaws.

SNB Bancshares’ bylaws provide that any director or the entire board of directors may be removed with or without cause by a majority of the shareholders of each class of stock entitled to vote at an election by such class of stock of directors, except to the extent limited by law, the articles of incorporation or the bylaws of SNB Bancshares.

Any vacancies existing in the members of the board of directors of SNB Bancshares elected by the common stock shareholders may be filled by a majority of the remaining directors elected by the common stock shareholders, though less than a quorum. Any vacancies existing in the members of the board of directors of SNB Bancshares elected by the Class B shareholders may be filled by a majority of the remaining directors elected by the Class B shareholders, though less than a quorum. A director elected to fill a vacancy will hold office until the next annual meeting held for the election of directors of the class of directors to which such director has been appointed and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

Any vacancies occurring on the Prosperity board of directors may also be filled by the remaining Prosperity directors; and any directors so chosen will hold office until the next election of the class of directors to which such director has been appointed and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

Vote Required for Certain Shareholder Actions:	Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote and represented at the shareholders’ meeting shall be the act of the shareholders, unless the vote of a greater number is required by law, the articles of incorporation or the bylaws. Under Texas law, a corporation’s articles of incorporation may provide for a different level of approval, not less than a majority.	Prosperity’s articles of incorporation also provide that the vote or concurrence of the holders of a majority of the shares of Prosperity stock entitled to vote at a meeting at which quorum is present will be sufficient to approve such matter.

	SNB Bancshares	Prosperity

SNB Bancshares’ articles of incorporation generally provide that the vote of the holders of a majority of the shares of SNB Bancshares’ stock entitled to vote on a matter and represented at a meeting in which a quorum is present, voting as a single class, will be sufficient to approve such matter, unless the vote of a greater number or separate voting of the classes of stock is otherwise required by law, the SNB Bancshares’ articles of incorporation or bylaws.

Amendment of Articles of Incorporation and Bylaws:

Under Texas law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment and the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority, is specified in the corporation’s articles of incorporation.

SNB Bancshares’ articles of incorporation do not provide for a different number of outstanding shares required to amend the articles of incorporation.

Prosperity’s articles of incorporation may be amended upon the affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote thereon.

Under Texas law, unless a corporation’s articles of incorporation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws.

SNB Bancshares’ bylaws provide that the bylaws may be adopted, amended or repealed by the board of directors and SNB Bancshares’ shareholders do not have power to adopt, amend or repeal the bylaws.

Prosperity’s articles of incorporation and bylaws provide that the bylaws may be amended only by Prosperity’s board of directors and Prosperity’s shareholders do not have power to amend the bylaws.

Shareholder Actions Without a Meeting:	Under Texas law, shareholders may act without a meeting if a written consent is signed by all the shareholders entitled to vote on the matter, unless the corporation’s articles of incorporation require less than unanimous consent (but not less	Prosperity’s articles of incorporation do not provide for less than unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

	SNB Bancshares	Prosperity

than the number of votes necessary to take the action at the meeting).

The articles of incorporation of SNB Bancshares provide that shareholder action may be taken without a meeting only if a written consent is signed by the holders of all shares entitled to vote on the action.

Special Meetings of Shareholders:

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by other persons so authorized in the corporation’s articles of incorporation or bylaws, or the holders of not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided for in the articles of incorporation.

SNB Bancshares’ articles of incorporation provide that special meetings of shareholders may be called only (1) by the Senior Chairman of the board, by the Chairman of the board, by the President, by a majority of the board of directors, or by such other person(s) as may be authorized by the bylaws or (2) by the holders of 33% of the outstanding shares entitled to vote at the proposed special meeting.

Prosperity’s articles of incorporation and bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board, by the President and Chief Executive Officer, by a majority of the board of directors or by the holders of not less than 50% of all outstanding shares entitled to vote at the meeting.

Nomination of Directors:	SNB Bancshares’ bylaws contain detailed advance notice and informational procedures which must be complied with in order for a shareholder to nominate a person to serve as a director. SNB Bancshares’ bylaws generally require a shareholder to give notice of a proposed nominee in advance of the shareholders’ meeting at which directors will be elected.	Prosperity’s bylaws contain detailed advance notice and informational procedures which must be complied with in order for a shareholder to nominate a person to serve as a director. Prosperity’s bylaws generally require a shareholder to give notice of a proposed nominee in advance of the shareholders’ meeting at which directors will be elected.

Proposal of Business:	SNB Bancshares’ bylaws contain detailed advance notice and informational procedures which must be followed in order for a shareholder to propose an item of business for consideration at a	Prosperity’s bylaws contain detailed advance notice and informational procedures which must be followed in order for a shareholder to propose an item of business for consideration at

	SNB Bancshares	Prosperity

	meeting of shareholders. To be timely, a shareholder’s notice must be delivered to the principal executive office not less than 120 days in advance of the first anniversary of the date on which the proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders.	a meeting of shareholders. To be timely, a shareholder’s notice must be delivered to the Secretary of Prosperity no later than 60 days prior to the meeting.

Indemnification; Limitation of Director Liability:

Article 7.06 of the Texas Miscellaneous Corporation Laws Act provides that the articles of incorporation may provide that a director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this article does not authorize the limitation of the liability of a director to the extent the director is found liable for (1) a breach of the director’s duty of loyalty to the corporation or its shareholder, (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute.

SNB Bancshares’ articles of incorporation provide for indemnification of any present or former director, advisory director or officer of SNB Bancshares, any person who may have served at the request of any present or former director, advisory director or officer of SNB Bancshares as a director, officer, partner, venturer,

Prosperity’s articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of Prosperity as a director, officer, partner or trustee of another entity.

Prosperity’s articles of incorporation and bylaws provide that no director of Prosperity will be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law. Prosperity’s articles of incorporation and bylaws provide that the corporation shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status.

SNB Bancshares	Prosperity

proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and any person nominated or designated by the board of directors to serve in any of the above capacities who is, or is threatened to be, named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to above if he (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests, or, in all other cases, at least not opposed to the best interests, of SNB Bancshares, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

TEXAS ANTI-TAKEOVER STATUTES

Prosperity and SNB Bancshares are subject to the provisions of the Texas Business Combination Law (Articles 13.01 through 13.08 of the Texas Business Corporation Act), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The Texas Business Combination Law is not applicable to:

•	the business combination of a corporation:

(a) where the corporation’s original charter or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law;

(b) that adopts an amendment to its charter or bylaws before December 31, 1997, expressly electing not to be governed by the Texas Business Combination Law; or

(c) that adopts an amendment to its charter or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a) as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b) would not at any time within the three year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•	a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•	a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; and

•	a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Prosperity’s articles of incorporation nor its bylaws contain any provision expressly providing that Prosperity will not be subject to the Texas Business Combination Law. In addition, neither SNB Bancshares’ articles of incorporation nor its bylaws contain any provision expressly providing that SNB Bancshares will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving Prosperity or SNB Bancshares, even if such event(s) would be beneficial to the shareholders of Prosperity or SNB Bancshares.

BENEFICIAL OWNERSHIP OF SNB BANCSHARES STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF SNB BANCSHARES

The following table sets forth as of December 31, 2005, the beneficial ownership of SNB Bancshares’ capital stock, which includes common stock and Class B stock by (1) each director and executive officer, (2) each person who is known by SNB Bancshares to beneficially own 5% or more of the common stock or Class B stock and (3) all directors and executive officers as a group. Each share of Class B stock is convertible into one share of common stock. Unless otherwise indicated, based on information furnished by such shareholders, management believes that each person has sole voting and investment power with respect to all shares beneficially owned by such person and the address of each shareholder, unless indicated otherwise, is the same as our address.

Name of Beneficial Owner	Number of Shares of Common Stock		Percentage Beneficially Owned(1)	Number of Shares of Class B Stock		Percentage Beneficially Owned(2)
Principal Shareholders:
1992 Morris Family Trust(3)	911,451		9.32%	476,805		17.98%
Caralisa Morris Simon Family Trust(4)	—		—	355,555		13.41
Mendon Capital Advisors Corp.(5)	777,245		7.94	—		—
Wellington Management Company, LLP(6)	723,800		7.40	—		—
Westport Asset Management, Inc.(7)	660,400		6.75	—		—

Directors:
Wallace J. McKenzie	42,600	(8)	*	—		—
Stewart Morris	27,018	(9)	*	1,713,404	(10)	64.62
Richard D. Parker	1,600	(11)	*	1,000		*
Caralisa Morris Simon	1,048,090	(12)	10.68	833,360	(13)	31.43
Edmond S. Solymosy	2,600	(14)	*	—		—
James W. Stevens	133,600	(15)	1.37	—		—
Robert P. Viles, M.D.	37,900	(16)	*	—		—
Dan Wilford	6,600	(17)	*	—		—
Harvey E. Zinn	462,932	(18)	4.72	—		—

Executive Officers:
Daniel S. Agnew	19,800	(19)	*	—		—
R. Darrell Brewer	31,864	(20)	*	—		—
Harvey E. Zinn, Jr.	227,356	(21)	2.32	—		—
Directors and executive officers as a group (12 persons)	2,041,960		20.58%	2,547,764		96.09%

*	Indicates beneficial ownership of less than 1.0%.
(1)	The percentage of common stock beneficially owned was calculated based on 9,784,378 shares of common stock issued and outstanding as of December 31, 2005. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group and exercisable within 60 days.
(2)	The percentage of Class B stock beneficially owned was calculated based on 2,651,475 shares of Class B stock issued and outstanding as December 31, 2005.
(3)	The trustees of this trust, Caralisa Morris Simon, Carlotta Barker and Stewart Morris, Jr., vote the shares held by the trust. The address of the 1992 Morris Family Trust is c/o Stewart Title Company, 1980 Post Oak Blvd., Houston, Texas 77056. Under SEC rules, the trust is also deemed to beneficially own 476,805 shares of common stock that may be acquired upon the conversion of the Class B stock owned by the trust presented in the table. These additional shares of common stock are not reflected in the common stock columns of the ownership table. If these shares were included, the percent of shares of common stock beneficially owned would be 13.53%.

(4)	Caralisa Morris Simon is the trustee of the Caralisa Morris Simon Family Trust and she votes all of the shares held by the trust. Under SEC rules, the trust is also deemed to beneficially own 355,555 shares of common stock that may be acquired upon the conversion of the Class B stock owned by the trust presented in the table. These additional shares of common stock are not reflected in the common stock columns of the ownership table. If these shares were included, the percent of shares of common stock beneficially owned would be 3.51%.
(5)	The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Mendon Capital Advisors Corp. and Anton V. Schutz. Mendon Capital Advisors Corp. is an investment advisor and in such capacity, reported that it had the sole right to vote and dispose of the shares of Common stock reflected in the table as of December 31, 2004. Anton V. Schutz is the sole shareholder and President of Mendon Capital Advisors Corp.
(6)	The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Wellington Management Company, LLP. Wellington Management Company, as an investment advisor, may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2004. Wellington Management Company reported that it had shared dispositive power with respect to the shares reflected in the table and shared voting power with respect to 418,700 of such shares. According to the Schedule 13G, the shares reflected in the table are owned of record by clients of Wellington Management Company.
(7)	The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Westport Asset Management, Inc. Westport Asset Management, as an investment advisor, may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2004. Westport Asset Management reported that it had shared dispositive power with respect to the shares reflected in the table and shared voting power with respect to 510,400 of such shares. According to the Schedule 13G, the shares reflected in the table are owned of record by clients of Westport Asset Management.
(8)	Includes 800 shares of common stock that may be acquired pursuant to the exercise of fully vested options.
(9)	Consists of 1,418 shares of common stock held of record and 25,600 shares of common stock that may be acquired pursuant to fully vested options. Under SEC rules, Mr. Morris is also deemed to beneficially own 1,713,404 shares of common stock that may be acquired upon the conversion of the Class B stock beneficially owned by Mr. Morris presented in the table. These additional shares of common stock are not reflected in the common stock columns of the ownership table. If these shares were included, the percent of shares of common stock beneficially owned would be 15.14%.
(10)	Includes 1,000 shares of Class B stock held of record by Mr. Morris’s spouse.
(11)	Includes 1,100 shares of common stock that may be acquired pursuant to fully vested options. Under SEC rules, Mr. Parker is also deemed to beneficially own 1,000 shares of common stock that may be acquired upon the conversion of the Class B stock owned by Mr. Parker presented in the table. These additional shares of common stock are not reflected in the common stock columns of the ownership table. If these shares were included, the percent of shares of common stock beneficially owned would be less than 1.0%.
(12)	Consists of 911,451 shares of common stock held of record by the 1992 Morris Family Trust, of which Ms. Simon is a trustee, 47,815 shares of common stock held of record by the Stewart Morris, Jr. Family Investment Trust, of which Ms. Simon is the trustee, 35,862 shares of common stock held of record by the Caralisa Morris Simon Revocable Trust, of which Ms. Simon is the trustee, 27,362 shares jointly owned by Ms. Simon and her spouse, and 25,600 shares of common stock that may be acquired pursuant to fully vested options. Under SEC rules, Ms. Simon is also deemed to beneficially own 833,360 shares of common stock that may be acquired upon the conversion of the Class B stock beneficially owned by Ms. Simon presented in the table. These additional shares of common stock are not reflected in the common stock columns of the ownership table. If these shares were included, the percent of shares of common stock beneficially owned would be 17.72%.
(13)	Consists of 476,805 shares of Class B stock held of record by the 1992 Morris Family Trust, of which Ms. Simon is a trustee, 355,555 shares of Class B stock held of record by the Caralisa Morris Simon Family Trust, of which Ms. Simon is the trustee, and 1,000 shares of Class B stock held directly.

(14)	Includes 1,600 shares of common stock that may be acquired pursuant to the exercise of fully vested options.
(15)	Includes 20,000 shares of common stock held of record by Brazoria County Abstract Company, in which Mr. Stevens is a partner, and 1,600 shares of common stock that may be acquired pursuant to the exercise of fully vested options.
(16)	Includes 1,600 shares of common stock that may be acquired pursuant to the exercise of fully vested options.
(17)	Includes 1,600 shares of common stock that may be acquired pursuant to the exercise of fully vested options.
(18)	Includes 203,656 shares of common stock owned of record by H. Zinn Limited Partnership, LP and 25,600 shares of common stock that may be acquired pursuant to the exercise of fully vested options.
(19)	Consists of 19,800 shares of common stock that may be acquired pursuant to the exercise of fully vested options.
(20)	Includes 19,800 shares of common stock that may be acquired pursuant to fully vested options and 64 shares of common stock held of record by Mr. Brewer’s adult son. Mr. Brewer expressly disclaims beneficial ownership of the shares held of record by his son.
(21)	Includes 10,900 shares of common stock that may be acquired pursuant to fully vested options, 200 shares of common stock held of record by Harvey Zinn, Jr. as custodian for his minor son and 203,656 shares of common stock owned of record by H. Zinn Limited Partnership, LP.

BENEFICIAL OWNERSHIP OF PROSPERITY COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PROSPERITY

The following table sets forth, as of December 31, 2005, certain information regarding the beneficial ownership of the Prosperity common stock by (1) each director and executive officer of Prosperity, (2) each person who is known by Prosperity to own beneficially 5% or more of the common stock and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Prosperity believes that each person has sole voting power and sole dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Prosperity.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
James A. Bouligny	316,512		1.14%
Charles A. Davis, Jr.	72,420		*
William H. Fagan, M.D.	900,559	(2)	3.24
Peter Fisher	75,985	(3)	*
David Hollaway	84,959	(4)	*
Ned S. Holmes	1,143,727	(5)	4.11
Charles J. Howard, M.D.	437,493	(6)	1.57
D. Michael Hunter	384,218	(7)	1.37
S. Reed Morian	365,375		1.31
Perry Mueller, Jr., D.D.S.	326,587	(8)	1.17
James D. Rollins III	98,511	(9)	*
Tracy T. Rudolph	117,160		*
Harrison Stafford II	296,230	(10)	1.07
Robert Steelhammer	253,320	(11)	*
H. E. Timanus, Jr.	456,722	(12)	1.64
David Zalman	632,644	(13)	2.27
Directors and executive officers as a group (16 persons)	5,962,422		21.31%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 27,820,799 shares of common stock issued and outstanding as of December 31, 2005. The percentage assumes the exercise by the shareholder or group named in each row of all 27,983,419 options for the purchase of Prosperity common stock held by such shareholder or group and exercisable within 60 days.
(2)	Includes 81,951 held of record by Dr. Fagan’s spouse.
(3)	Includes 4,870 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Fisher, 2,972 shares held of record by an IRA account and 12,433 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(4)	Includes 959 shares held of record by the Company’s 401(k) Plan as custodian for the wife of Mr. Hollaway.
(5)	Consists of 523,605 shares held directly, 370,070 shares held of record by HF Properties, Ltd. of which Mr. Holmes is managing partner, 183,027 shares held of record by the Ned S. Holmes Profit Sharing Plan, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee and 7,065 shares held of record by the Downie 1998 Children’s Trust, of which Mr. Holmes is trustee.
(6)	Includes 40,157 shares held of record by Dr. Howard’s spouse.
(7)	Includes 9,427 shares held by an IRA account and 133,687 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(8)	Includes 258,414 shares held of record by an IRA account, 56,054 shares held of record in a special trust, of which Dr. Mueller is the trustee and 3,033 shares held of record by Dr. Mueller’s wife. Dr. Mueller expressly disclaims beneficial ownership of the 3,033 shares held of record by his spouse.
(9)	Includes 22,988 shares held of record by the Company’s 401(k) Plan as custodian for Mr. Rollins, 30,000 shares held of record by an IRA account, 4,000 shares held of record by his spouse’s IRA account and 9,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(10)	Includes 180,400 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner and 3,200 shares held of record by Mr. Stafford’s wife.
(11)	Includes 820 shares held of record by the Steelhammer & Miller, P.C. 401(k) plan for the benefit of Mr. Steelhammer.
(12)	Includes 433,520 shares held of record by Dooley Investments, Ltd. of which Mr. Timanus and his wife are the general partners.
(13)	Includes 13,896 shares held of record by Mr. Zalman as custodian for his minor children and 7,500 shares which may be acquired within 60 days pursuant to the exercise of stock options.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Market Prices

Prosperity. The Prosperity common stock is listed on The Nasdaq National Market System under the symbol “PRSP.” Quotations of the sales volume and the closing sales prices of the common stock of Prosperity are listed daily in Nasdaq’s national market listings.

The following table sets forth the high and low closing prices for the Prosperity common stock for the periods indicated as reported by Nasdaq:

		Prosperity
		High	Low
2004	First Quarter	$25.15	$22.30
	Second Quarter	24.60	21.89
	Third Quarter	27.75	23.23
	Fourth Quarter	29.53	26.09

2005	First Quarter	$29.32	$25.50
	Second Quarter	28.97	25.05
	Third Quarter	31.45	28.14
	Fourth Quarter	32.12	27.97

2006	First Quarter (through 1/23/06)	$30.32	$29.17

SNB Bancshares. The SNB Bancshares common stock began trading on the Nasdaq National Market on August 18, 2004 under the symbol “SNBT.” From July 25, 2002 to August 17, 2004, the SNB Bancshares common stock was quoted on the OTC Bulletin Board under the same symbol. Although the SNB Bancshares common stock was quoted for trading on the OTC Bulletin Board, there was limited trading, at widely varying prices. Thus, the prices at which trades occurred may not have been representative of the actual value of the SNB Bancshares common stock. On a number of days during this period, there were no trades at all in the SNB Bancshares common stock.

The SNB Bancshares Class B stock is not publicly traded, there is no active market for the Class B stock and management is not aware of any recent trades in the Class B stock. However, the Class B stock is convertible at the option of the holder into common stock on a one for one basis.

The following table sets forth the high and low closing prices for the SNB Bancshares common stock for each period since the common stock began trading on Nasdaq as reported by Nasdaq:

		SNB Bancshares
		High	Low
2004	Third Quarter (8/18/04 through 9/30/04)	$11.98	$10.50
	Fourth Quarter	15.39	11.76

2005	First Quarter	$14.99	$10.65
	Second Quarter	11.14	10.13
	Third Quarter	11.73	10.85
	Fourth Quarter	18.00	10.62

2006	First Quarter (through 1/23/06)	$17.77	$17.55

The following table sets forth the high and low sales prices for the SNB Bancshares common stock for each quarter in 2004, prior to August 18, 2004 as reported by the OTC Bulletin Board:

		SNB Bancshares
		High	Low
2004	First Quarter	$16.00	$10.00
	Second Quarter	19.00	11.00
	Third Quarter (6/30/04 through 8/17/04)	19.00	11.00

As of December 31, 2005, SNB Bancshares had approximately 147 shareholders of record of common stock and 80 shareholders of record of Class B stock and as of December 31, 2005, Prosperity had approximately 891 shareholders of record. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Dividend Data

Holders of Prosperity common stock are entitled to receive dividends when, as and if declared by the board of directors of Prosperity out of funds legally available for that purpose. Prosperity currently pays a quarterly cash dividend of $0.10 per share. While Prosperity currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Prosperity common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Prosperity.

As a holding company, Prosperity is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. If required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or suspended, Prosperity will be prohibited from paying dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements.

The quarterly cash dividends per share during Prosperity’s last two fiscal years are set forth in the table below. Prosperity paid a dividend of $0.10 for the fourth quarter of 2005. SNB Bancshares has never paid any cash dividends to its shareholders and the merger agreement prohibits SNB Bancshares from paying any dividends.

		Prosperity
2004	First Quarter	$0.0750
	Second Quarter	0.0750
	Third Quarter	0.0750
	Fourth Quarter	0.0825

2005	First Quarter	$0.0825
	Second Quarter	0.0825
	Third Quarter	0.0825
	Fourth Quarter	0.1000

DESCRIPTION OF PROSPERITY CAPITAL STOCK

General

Prosperity has authorized two classes of stock: (1) 50,000,000 authorized shares of Prosperity common stock, par value $1.00 per share, 27,820,799 shares of which are outstanding as of December 31, 2005; and (2) 20,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which have been issued. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Prosperity.

Prosperity Common Stock

The holders of Prosperity common stock are entitled to one vote for each share of Prosperity common stock owned. Except as expressly provided by law and except for any voting rights that may be conferred on any shares of preferred stock issued by the Prosperity board, all voting power is in Prosperity common stock. Holders of Prosperity common stock may not cumulate their votes for the election of directors. Holders of Prosperity common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Prosperity, or securities of Prosperity convertible into or carrying a right to subscribe to or acquire shares of Prosperity.

Holders of Prosperity common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Prosperity board. However, the Prosperity board may not declare or pay cash dividends on Prosperity common stock, and no Prosperity common stock may be purchased by Prosperity, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

On liquidation of Prosperity, the holders of Prosperity common stock are entitled to share pro rata in any distribution of the assets of Prosperity, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Prosperity has been retired.

Prosperity Preferred Stock

The Prosperity preferred stock is available for issuance from time to time for various purposes as determined by the Prosperity board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Prosperity articles, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Prosperity board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Prosperity.

Moreover, except as otherwise limited by the Prosperity articles or applicable laws, rules or regulations, the Prosperity board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Prosperity articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•	dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

•	redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

•	sinking fund provisions, if any, for the redemption or purchase of shares;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

•	voting rights.

The Prosperity board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Prosperity common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Prosperity board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Prosperity and its shareholders.

The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Prosperity’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Prosperity’s securities or the removal of incumbent management.

The effects of the issuance of the preferred stock on the holders of Prosperity common stock could include:

•	reduction of the amount otherwise available for payments of dividends on Prosperity common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on Prosperity common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of Prosperity common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of Prosperity common stock if the series of preferred stock is convertible, and is converted, into Prosperity common stock; and

•	restrictions on the rights of holders of Prosperity common stock to share in Prosperity’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

EXPERTS

The consolidated financial statements of Prosperity and management’s report on the effectiveness of internal control over financial reporting incorporated in this proxy statement/prospectus by reference from Amendment No. 1 to the Prosperity Annual Report on Form 10-K/A for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of SNB Bancshares incorporated in this proxy statement/prospectus by reference from SNB Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Prosperity common stock to be issued by Prosperity in connection with the merger will be passed upon by Locke Liddell & Sapp LLP, Houston, Texas. Certain legal matters with respect to the merger will be passed upon for SNB Bancshares by Bracewell & Giuliani LLP, Houston, Texas.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the board of directors of SNB Bancshares knows of no matters that will be presented for consideration at the special meeting of shareholders other than as described in this proxy statement/prospectus. However, if any other matters are properly brought before the special meeting or any adjournment or postponement thereof, it is intended that the proxies will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

WHERE YOU CAN FIND MORE INFORMATION

Prosperity and SNB Bancshares file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Prosperity and SNB Bancshares, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Prosperity and SNB Bancshares to “incorporate by reference,” which means that Prosperity and SNB Bancshares can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Prosperity and SNB Bancshares incorporate by reference is considered to be part of this proxy statement/prospectus, and later information that Prosperity and SNB Bancshares file with the SEC will automatically update and supersede the information Prosperity and SNB Bancshares included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Prosperity and SNB Bancshares have previously filed with the SEC.

Prosperity SEC Filings (File No. 0-25051)

•	Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2004;

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

•	Current Report on Form 8-K filed on January 24, 2005;

•	Current Report on Form 8-K filed on March 4, 2005;

•	Current Report on Form 8-K filed on August 15, 2005;

•	Current Report on Form 8-K filed on November 17, 2005 (except for Item 7.01 and Exhibit 99.2, which were furnished to the SEC); and

•	Current Report on Form 8-K filed on December 9, 2005.

SNB Bancshares SEC Filings (File No. 0-50904)

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

•	Current Report on Form 8-K filed on March 30, 2005;

•	Current Report on Form 8-K filed on November 17, 2005; and

•	Current Report on Form 8-K filed on December 30, 2005.

Prosperity and SNB Bancshares also incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Prosperity and SNB Bancshares without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Prosperity or SNB Bancshares at the following address:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: James D. Rollins III

Telephone: (713) 693-9300

SNB Bancshares, Inc.

14060 Southwest Freeway

Sugar Land, Texas 77478

Attention: Whitney Rowe, Corporate Secretary

Telephone: (281) 269-7200

To obtain timely delivery, you must make a written or oral request for a copy of such information by                     , 2006.

Prosperity has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Prosperity common stock to be issued to shareholders of SNB Bancshares in the merger. This proxy statement/prospectus constitutes the prospectus of Prosperity filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained in this proxy statement/prospectus. Neither Prosperity nor SNB Bancshares has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. SNB Bancshares has supplied all of the information about SNB Bancshares contained in this proxy statement/prospectus and Prosperity has supplied all of the information contained in this proxy statement/prospectus about Prosperity and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

by and between

PROSPERITY BANCSHARES, INC.

and

SNB BANCSHARES, INC.

Dated as of November 16, 2005

A-i

A-ii

A-iii

A-iv

LIST OF EXHIBITS

Exhibit A:	Voting Agreement and Irrevocable Proxy
Exhibit B:	Form of Affiliate Letter
Exhibit C:	Form of Release Agreement from Officers and Directors
Exhibit D:	Form of Release of Claims from SNB and the Bank
Exhibit E:	Form of Employment Agreement
Exhibit F:	Form of Non-Competition Agreement

A-v

LIST OF SCHEDULES

Schedule 3.1(d)	Subsidiaries
Schedule 3.2(c)	Stock Options
Schedule 3.2(d)	Commitments to Issue Stock
Schedule 3.4	Investments
Schedule 3.8(a)	Past Due Loans
Schedule 3.8(b)	Watch List
Schedule 3.9(a)	SNB Real Estate
Schedule 3.10	Excluded Personal Property
Schedule 3.12	Litigation
Schedule 3.13(d)	Income Tax Returns
Schedule 3.14	Contracts and Commitments
Schedule 3.15(a)	Insurance
Schedule 3.16	No Conflict
Schedule 3.20(a)	Employee Benefit Plans
Schedule 3.20(e)	Payments under Employment Arrangements
Schedule 3.21	Deferred Compensation
Schedule 3.22	Brokers, Finders and Financial Advisors
Schedule 3.28	Intellectual Property Rights
Schedule 5.2(b)(ii)	Loan Commitments
Schedule 5.2(b)(v)	Branch Offices
Schedule 5.2(b)(xviii)	Capital Expenditures
Schedule 10.5	Persons Delivering Non-Competition Agreements to Prosperity

A-vi

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of November 16, 2005 is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach-Bliley Act (“GLB Act”) and registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and SNB Bancshares, Inc. (“SNB”), a Texas corporation and registered bank holding company under the BHC Act.

WHEREAS, SNB desires to affiliate with Prosperity, and Prosperity desires to affiliate with SNB in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of Prosperity and SNB believe that the acquisition of SNB by Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement is desirable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined below) qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the respective Boards of Directors of Prosperity and SNB have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into this Agreement, each of the members of the Board of Directors of SNB, certain officers of SNB and holders of more than 10% of the SNB Common Stock or the SNB Class B Stock (both as defined below) has, contemporaneously with the execution of this Agreement, entered into an agreement dated as of the date hereof in the form of Exhibit A attached hereto, pursuant to which he or she agrees to vote the shares of SNB Common Stock and SNB Class B Stock beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as set forth below.

INTRODUCTION

A. This Agreement provides for the merger of SNB with and into Prosperity, with Prosperity as the surviving entity (the “Merger”), all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding shares of common stock, $0.01 par value per share, of SNB (“SNB Common Stock”) and all of the issued and outstanding shares of Class B stock, $0.01 par value per share, of SNB (“SNB Class B Stock”, and together with the SNB Common Stock, the “SNB Stock”) shall be exchanged for such consideration as set forth in this Agreement.

B. Subject to the terms and conditions of an agreement of merger to be entered into between Prosperity Holdings of Delaware, LLC (“Delaware Company”), a Delaware limited liability company and wholly-owned subsidiary of Prosperity, and SNB Corporation (“SNB Intermediate Company”), a Delaware corporation and wholly-owned subsidiary of SNB, and in accordance with applicable law, it is contemplated that immediately following consummation of the Merger, SNB Intermediate Company shall be merged (the “Intermediate Company Merger”) with and into Delaware Company, with Delaware Company as the surviving entity.

C. Subject to the terms and conditions of a plan of merger to be entered into between Southern National Bank of Texas (the “Bank”), a national banking association and wholly-owned subsidiary of SNB, and Prosperity Bank (“Prosperity Bank”), a Texas banking association and wholly-owned subsidiary of Prosperity, and in accordance with Section 32.301 of the Texas Finance Code, it is contemplated that immediately following consummation of the Merger and the Intermediate Company Merger, the Bank shall be merged with and into Prosperity Bank, with Prosperity Bank as the surviving bank.

I. THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 8.2 hereof), SNB shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Article 5 of the Texas Business Corporation Act (“TBCA”).

Section 1.2. Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Prosperity as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Prosperity as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Prosperity as of the Effective Time. The established offices and facilities of SNB immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of SNB and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to SNB and Prosperity, respectively, as of the Effective Time.

Section 1.3. Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Incorporation or Bylaws of Continuing Corporation, the members of the Board of Directors of Prosperity at the Effective Time shall be the Board of Directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corporation, the senior officers of Prosperity immediately prior to the Effective Time shall be the officers of Continuing Corporation.

Section 1.4. Effect of Merger. At the Effective Time, the corporate existence of SNB and Prosperity shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of SNB and Prosperity. All rights, franchises and interests of SNB and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Article 5.06 of the TBCA.

Section 1.5. Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all liabilities of SNB and Prosperity. All debts, liabilities, obligations and contracts of SNB and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of SNB or Prosperity, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either SNB or Prosperity shall be preserved unimpaired subsequent to the Merger.

Section 1.6. Ratification by Shareholders. This Agreement shall be submitted to the shareholders of SNB in accordance with the terms of this Agreement, the applicable provisions of law and the Articles of Incorporation and Bylaws of SNB. SNB and Prosperity shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary notices, filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and the Texas Department of Banking (“TDB”).

Section 1.7. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8. Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of SNB as a result of such modification, (ii) the consideration to be paid to holders of SNB Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

II. CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1. Merger Consideration.

(a) Unless otherwise adjusted as provided in any of Sections 2.2(a) or 2.2(b) hereof, at the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders thereof, each share of SNB Stock issued and outstanding as of the Effective Time, other than any Dissenting Shares (as defined in Section 2.5 hereof), shall be converted into and represent the right to receive (i) the Per Share Stock Consideration (as defined below) and (ii) the Per Share Cash Consideration (as defined below). The Per Share Cash Consideration and the Stock Consideration are collectively referred to herein as the “Per Share Merger Consideration”).

“Per Share Stock Consideration” shall equal that fraction of a share of Prosperity Common Stock equal to the Exchange Ratio.

“Prosperity Common Stock” means the Prosperity common stock, $1.00 par value per share.

“Exchange Ratio” shall equal 0.3577, as may be adjusted pursuant to Section 2.2.

“Per Share Cash Consideration” shall equal $7.50, as may be adjusted pursuant to Section 2.2.

(b) Subject to the provisions of Section 2.5 hereof, at the Effective Time, all such shares of SNB Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(c) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any certificates or scrip representing fractional shares of Prosperity Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Prosperity shall pay to each former holder of SNB Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Share Price (as defined below) of Prosperity Common Stock by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.1(a).

“Average Share Price” of Prosperity Common Stock shall be the average of the daily closing price per share of Prosperity Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) for the twenty (20) consecutive trading days ending on and including the fifth trading day prior to the Closing Date (as defined in Section 8.1 hereof).

Section 2.2. Adjustment to Per Share Merger Consideration.

(a) The Exchange Ratio shall be adjusted appropriately to reflect any change in the number of shares of Prosperity Common Stock by reason of any stock dividends or splits, reclassification, reorganization, recapitalization or conversion or other similar change in capitalization with respect to Prosperity Common Stock, received or to be received by holders of Prosperity Common Stock, when the record date or payment occurs prior to the Effective Time.

(b) In the event the Average Share Price of Prosperity Common Stock shall be less than $26.73, SNB may give notice of its intent to terminate this Agreement as provided in Section 9.1(h) hereof; subject to Prosperity’s right, in its sole and absolute discretion, to (i) increase the Exchange Ratio (subject to Section 2.4), (ii) increase the Per Share Cash Consideration, or (iii) increase both the Exchange Ratio (subject to Section 2.4) and the Per Share Cash Consideration, so that as a result of such adjustments contemplated in the case of each of clause (i), (ii) and (iii), the Total Merger Consideration (as defined below) shall be no less than $221,802,928. If Prosperity elects to make the Walkaway Counter Offer (as defined in Section 9.1(h) hereof), it shall give prompt written notice to SNB of such election (the “Walkaway Counter Offer Notice”). The Walkaway Counter Offer Notice, if given, shall set forth the adjustments to the Exchange Ratio and/or Per Share Cash Consideration, as the case may be, and shall include a calculation of the adjusted Total Merger Consideration. Any references in this Agreement to “Exchange Ratio” and “Per Share Cash Consideration” shall thereafter be deemed to refer to the Exchange Ratio and the Per Share Cash Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.

“Total Merger Consideration” shall equal the sum of the Total Stock Consideration, the Total Cash Consideration and the Total Option Consideration.

“Total Stock Consideration” shall equal the product determined by multiplying (i) the Average Share Price by (ii) the product of (A) the Exchange Ratio multiplied by (B) the aggregate number of shares of SNB Stock issued and outstanding as of the Effective Time.

“Total Cash Consideration” shall equal the product determined by multiplying (i) the Per Share Cash Consideration by (ii) the aggregate number of shares of SNB Stock issued and outstanding as of the Effective Time.

“Total Option Consideration” shall equal the sum of the Total Cash Option Consideration and the Total Prosperity Option Consideration.

“Total Cash Option Consideration” shall equal the aggregate amount of Cash Option Consideration (as defined in Section 2.3) paid to the holders of SNB Stock Options.

“Total Prosperity Option Consideration” shall equal the product determined by multiplying (i) the aggregate number of Prosperity Options (as defined in Section 2.3) issued to the holders of the SNB Stock Options, by (ii) the difference between (A) the Average Share Price minus (B) the weighted average exercise price of all such Prosperity Options.

Section 2.3. Treatment of SNB Stock Options.

(a) At the Effective Time, each option to acquire shares of SNB Common Stock which is outstanding and unexercised immediately prior thereto (“SNB Stock Option”) pursuant to the SNB Bancshares, Inc. 2002 Stock Option Plan (“SNB Stock Option Plan”) shall automatically become vested and shall, at the option of the holder, subject to any adjustment to the number of Prosperity Options that may be issued as required by Section 2.4 hereof, either (i) be cancelled and converted into the right to receive the Cash Option Consideration (as defined below), or (ii) be converted (automatically and without any action on the part of the holder thereof) into the right to receive the Prosperity Option Consideration (as defined below).

“Cash Option Consideration” shall mean, with respect to each SNB Stock Option, a cash payment equal to the difference between (A) the sum of (1) the Exchange Ratio multiplied by the Average Share Price and (2) the Per Share Cash Consideration and (B) the exercise price of such SNB Stock Option as listed on Schedule 3.2(c).

“Prosperity Option Consideration” shall mean an option (a “Prosperity Option”) to purchase shares of Prosperity Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the SNB Stock Option Plan and/or agreements evidencing the grants thereunder):

(i) The number of shares of Prosperity Common Stock to be subject to the new option shall be equal to the number of shares of SNB Common Stock subject to the original option multiplied by the Option Exchange Ratio (as defined below); and

(ii) The exercise price per share of Prosperity Common Stock under the new option shall be equal to the exercise price per share of SNB Common Stock under the original option divided by the Option Exchange Ratio.

(b) The Option Exchange Ratio shall be that number of shares of Prosperity Common Stock determined by (i) dividing the Per Share Cash Consideration by the Average Share Price, and (ii) adding that number to the Exchange Ratio. Based on an assumed Average Share Price of $31.45, Per Share Cash Consideration of $7.50 and no adjustment to the Exchange Ratio, the Option Exchange Ratio would equal 0.5962.

(c) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue a Prosperity Option representing the right to purchase any fractional share of Prosperity Common Stock. In lieu of the issuance of a Prosperity Option to purchase such fractional share, Prosperity shall pay a cash payment determined by multiplying (i) the difference between (A) the Average Share Price and (B) the exercise price of such Prosperity Option by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive upon the exercise of such Prosperity Option.

(d) The adjustment provided herein with respect to any options which are “incentive stock options” as defined in Section 422 of the Internal Revenue Code, shall be and is intended to be effected in a manner which is consistent with section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option except that all references to SNB shall be deemed to be references to Prosperity.

Section 2.4. Ceiling on Issuance of Prosperity Common Stock and Prosperity Options.

(a) Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate number of shares of Prosperity Common Stock, including Prosperity Options representing the right to purchase shares of Prosperity Common Stock, that Prosperity may issue as consideration in connection with the Merger exceed the Maximum Available Shares (as defined below).

The “Maximum Available Shares” shall equal twenty percent (20%) of the number of shares of Prosperity Common Stock outstanding as of the fifth trading day prior to the Closing Date less one (1) share of Prosperity Common Stock.

(b) If the aggregate number of shares of Prosperity Common Stock and Prosperity Options that would have otherwise been required to be issued by Prosperity but for Section 2.4(a) exceeds the Maximum Available Shares, the number of Prosperity Options to be issued shall be reduced, on a pro rata basis, and automatically converted into the right to receive the Cash Option Consideration, until the aggregate number of shares of Prosperity Common Stock and Prosperity Options no longer exceeds the Maximum Available Shares.

(c) If, after converting all of the Prosperity Options into the right to receive the Cash Option Consideration in accordance with Section 2.4(b), the aggregate number of shares of Prosperity Common Stock to be issued in connection with the Merger still exceeds the Maximum Available Shares, then the number of such shares of Prosperity Common Stock shall be the Maximum Available Shares, and the Per Share Cash Consideration shall be increased so that the Total Merger Consideration shall be no less than $221,802,928.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall the Total Stock Consideration be less than 50% of the amount determined by subtracting the Total Prosperity Option Consideration from the Total Merger Consideration. In the event that this Section 2.4(d) and Section 2.4(a) cannot be mutually satisfied, this Agreement shall be deemed to have been terminated pursuant to Section 9.1(h) and Prosperity shall be deemed to not have made a Walkaway Counter Offer.

Section 2.5. Dissenting Shares. Each share of SNB Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, none of the Dissenting Shares shall be converted into or represent the right to receive the Per Share Merger Consideration pursuant to Section 2.1 of this Agreement and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBCA unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBCA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBCA. If any holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost his dissenter’s rights, each of such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the Per Share Merger Consideration in accordance with the provisions of this Article II, without any interest thereon.

Section 2.6. Exchange of Shares.

(a) Immediately prior to the Closing Date, Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc., Denver, Colorado (the “Exchange Agent”) (i) certificates representing shares of Prosperity Common Stock and (ii) cash in an aggregate amount sufficient to make the appropriate cash payments (A) of the cash portion of the Merger Consideration set forth in Section 2.1 hereof, (B) to holders of Dissenting Shares pursuant to Section 2.5 hereof, if any, and (C) to holders of a fraction of a share of Prosperity Common Stock (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable after the Effective Time, Prosperity shall cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented shares of SNB Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Prosperity Common Stock provided in Section 2.1 hereof, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued with respect to the shares of Prosperity Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.6. After the surrender of a Certificate in accordance with this Section 2.6, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock represented by such Certificate.

(d) After the Effective Time, the stock transfer ledger of SNB shall be closed and there shall be no transfers on the stock transfer books of SNB of the shares of SNB Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.6.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of SNB for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.6 shall be returned to Prosperity upon demand, and any shareholders of SNB who have not therefore complied with the exchange procedures in this Article II shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(f) If any certificate representing shares of Prosperity Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(g) None of Prosperity, SNB, the Exchange Agent or any other person shall be liable to any former holder of shares of SNB Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount as Prosperity or the Exchange Agent may direct as indemnity against any claim that may be made against Prosperity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF SNB

SNB represents and warrants to Prosperity as set forth below. SNB agrees that, on or prior to the date hereof, it shall provide Prosperity with disclosure schedules (“Disclosure Schedules”) referred to in this Article III and that at the Closing it shall provide Prosperity with supplemental Disclosure Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to the date of Closing.

Section 3.1. Organization.

(a) SNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. SNB Intermediate Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Bank, a wholly-owned indirect subsidiary of SNB, is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Each of SNB, SNB Intermediate Company and the Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on SNB. SNB owns all of the outstanding capital stock of SNB Intermediate Company free and clear of any lien, charge, claim or other encumbrance and SNB Intermediate Company owns all of the capital stock of the Bank free and clear of any lien, charge, claim or other encumbrance.

(b) The Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the OCC. The Bank does not conduct trust activities.

(c) The deposit accounts of the Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

(d) Other than as set forth in Schedule 3.1(d), neither SNB nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates (as defined in Section 13.1(a) hereof), (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of SNB.

(e) True and complete copies of the Certificate or Articles of Incorporation or Association and Bylaws or other constituent documents of SNB and each Subsidiary, each as amended to date (collectively, the “SNB Constituent Documents”), have been delivered or made available to Prosperity.

Section 3.2. Capitalization.

(a) The authorized capital stock of SNB consists of (i) 50,000,000 shares of SNB Common Stock, 9,782,878 of which are issued and outstanding as of the date of this Agreement, (ii) 3,216,781 shares of

SNB Class B Stock, 2,652,475 of which are issued and outstanding as of the date of this Agreement, and (iii) 20,000,000 shares of SNB preferred stock, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SNB Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b) SNB owns, either directly or indirectly, all of the issued and outstanding capital stock of its Subsidiaries, other than the preferred stock of Trust I, Trust II, Trust III and Trust IV (each as defined in Section 3.24 hereof) (collectively, the “Trusts”). The issued and outstanding shares of the capital stock of, or membership interests in, SNB’s Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) except with respect to the preferred stock of the Trusts, free and clear of any liens, claims, security interests and encumbrances of any kind and (iii) except with respect to the preferred stock of the Trusts, there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock to any person.

(c) Schedule 3.2(c) contains a list of the exercise prices, vesting schedules, expiration dates, holders, weighted exercise price and numbers of shares of SNB Common Stock subject to SNB Stock Options outstanding as of the date hereof. Except as set forth in Schedule 3.2(c), all SNB Stock Options (i) have been duly authorized, (ii) were granted at a per share price which was not less than the fair market value per share of SNB Common Stock at the date of grant and (iii) that were intended to qualify as “incentive” stock options under Section 422(b) of the Internal Revenue Code met all the requirements under the Internal Revenue Code for such qualification.

(d) Except for the SNB Stock Options and except as set forth in Schedule 3.2(d), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating SNB to issue any authorized and unissued SNB Stock.

(e) SNB does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than pursuant to the Voting Agreement and Irrevocable Proxy attached hereto as Exhibit A, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the SNB Stock to which SNB is a party.

Section 3.3. Approvals; Authority.

(a) SNB has full corporate power and authority to execute and deliver this Agreement (and any related documents), and SNB and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of SNB. The Board of Directors of SNB has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of SNB and its shareholders, and has directed that the Agreement be submitted to SNB’s shareholders for approval and adoption. Except for the approval of the shareholders of SNB, no further actions or corporate proceedings on the part of SNB are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by SNB and is a duly authorized, valid, legally binding agreement of SNB enforceable against SNB in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4. Investments. SNB has furnished to Prosperity a complete list, as of September 30, 2005, of all securities, including municipal bonds, owned by SNB (the “Securities Portfolio”). Other than as set forth in Schedule 3.4, all such securities are owned by SNB (i) of record, except those held in bearer form, and

(ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of SNB equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5. Financial Statements.

(a) SNB has furnished or made available to Prosperity true and correct complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2004 (“Annual Report”), as filed with the SEC, which contains SNB’s audited consolidated balance sheets as of December 31, 2004 and 2003, and the related audited consolidated statements of income, statements of changes in shareholders’ equity and statements of cash flows for the years ended December 31, 2004, 2003 and 2002, and (ii) Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed with the SEC, which contains SNB’s unaudited consolidated balance sheets and related unaudited consolidated statements of income, statements of changes in shareholders’ equity and statements of cash flows as of and for the nine months ended September 30, 2005 and 2004. SNB has also delivered to Prosperity a true and correct copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the Bank as of and for the years ended December 31, 2004, 2003 and 2002 and as of and for the nine months ended September 30, 2005 and 2004. The audited and unaudited financial information and Call Reports referred to in this Section 3.5(a) are collectively referred to in this Agreement as the “SNB Financial Statements.”

(b) The SNB Financial Statements fairly present the financial position and results of operations of SNB and its Subsidiaries at the dates and for the periods indicated in conformity with generally accepted accounting principles (“GAAP”), except with respect to the Call Reports which shall be in conformity with regulatory accounting principles, applied on a consistent basis, and except in the case of the unaudited SNB Financial Statements, subject to normally recurring year-end audit adjustments and the absence of notes to such SNB Financial Statements.

(c) As of the dates of the SNB Financial Statements referred to above, neither SNB nor any Subsidiary had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such SNB Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Prosperity.

Section 3.6. Securities and Exchange Commission Reporting Obligations. Since September 30, 2004, SNB has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.7. Loan Portfolio. With respect to SNB’s loan portfolio, (i) all evidences of indebtedness in original principal amount in excess of $100,000 reflected as assets in SNB Financial Statements as of and for the period ended September 30, 2005, were as of such dates the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowance for loan losses shown on SNB Financial Statements as of and for the period ended September 30, 2005, was, and the allowance for loan losses to be shown on SNB Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of SNB, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of SNB and other extensions of credit (including letters of credit or commitments to make loans or extend credit) and (iii) the allowance for loan losses described in clause (ii) above has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.8. Certain Loans and Related Matters.

(a) Other than as set forth in Schedule 3.8(a), as of September 30, 2005, SNB is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments or guarantees), other than credit card loans and other loans the unpaid balance of which does not exceed $50,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions, or where such loan agreement, note or borrowing arrangement has been rewritten to accommodate a debtor’s inability to comply with the terms and conditions originally approved and documented; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by SNB or any regulatory agency with supervisory jurisdiction over SNB, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of SNB, or any 10% or more shareholder of SNB, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to SNB including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over SNB and which violation could have a Material Adverse Effect on SNB.

(b) Schedule 3.8(b) contains the “watch list of loans” of SNB (“Watch List”) as of September 30, 2005. Other than as set forth in Schedule 3.8(b), to the knowledge of SNB, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with SNB’s past practices and consistent with prudent banking principles.

Section 3.9. Real Property Owned or Leased.

(a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 3.9(a) contains a true, correct and complete list of all real property owned or leased by SNB and the Bank (collectively, the “SNB Real Property”). True and complete copies of all deeds, leases and title insurance policies for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Schedule 3.9(a), and all mortgages, deeds of trust and security agreements to which such property is subject have been or will be furnished or made available to Prosperity.

(b) No lease with respect to any SNB Real Property and no deed with respect to any SNB Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such SNB Real Property pertaining to its current primary business purpose. Each of such leases is a legal, valid and binding obligation of SNB or the Bank, as applicable, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by SNB or, to SNB’s knowledge, the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) To the knowledge of SNB, none of the buildings and structures located on any SNB Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any SNB Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on SNB. No condemnation proceeding is pending or, to SNB’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any SNB Real Property in the manner in which it is currently being used.

(d) SNB and its Subsidiaries have good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all SNB Real Property, and such interest is free and clear of all liens, charges or other encumbrances except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of SNB and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.10. Personal Property. Except for the personal property set forth on Schedule 3.10 that is owned by the Museum of Southern History, SNB and its Subsidiaries have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “SNB Personalty”), free and clear of all liens, charges or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant SNB Personalty. Subject to ordinary wear and tear, SNB Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.11. Environmental Laws. To the knowledge of SNB, SNB and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Neither SNB nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws, and they are not subject to any claim or lien under any Environmental Laws. During the term of ownership by SNB or any of its Subsidiaries, no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by SNB or its Subsidiaries, or owned, operated, or leased by SNB or any of its Subsidiaries within the ten years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials. To the knowledge of SNB or any of its Subsidiaries, (i) no asbestos was used in the construction of any portion of SNB’s or any Subsidiary’s facilities and (ii) no real property currently owned by SNB or any Subsidiary is, or has been, an industrial site or landfill. There are no underground storage tanks at any properties owned or operated by SNB or any of its Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by SNB or any of its Subsidiaries.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

Section 3.12. Litigation and Other Proceedings. Other than as set forth in Schedule 3.12, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of SNB or any Subsidiary, threatened before any court or administrative body in any manner against SNB or any Subsidiary, or any of their respective properties or capital stock. SNB will notify Prosperity promptly in writing of any such proceedings threatened or instigated against SNB or its Subsidiaries, or any officer or director thereof, subsequent to the date of this Agreement. SNB does not know of any basis on which any litigation or proceeding could be brought which could reasonably be expected to result in a Material Adverse Effect on SNB or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated thereby. Neither SNB nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.13. Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) § 1504(a).

“Deferred Intercompany Transaction” has the meaning set forth in Treasury Regulation § 1.1502-13.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock SNB, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that SNB or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) SNB and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either SNB or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by SNB or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either SNB or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither SNB nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where SNB or any Subsidiary does not file Tax Returns that SNB or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of SNB or any Subsidiary to pay any Tax.

(c) SNB and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of SNB or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of SNB or any Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.13(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to SNB or any Subsidiary for taxable periods beginning after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. SNB has made available to Prosperity correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Bank with respect to all periods beginning after December 31, 2000.

(e) SNB has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) SNB has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Neither SNB nor any of its Subsidiaries is (i) a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which SNB is the common parent) or (iii) has any Liability for the Taxes of any Person (other than SNB and its Subsidiaries) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither SNB nor its Subsidiaries have a deferred gain or loss arising out of any Deferred Intercompany Transaction.

(h) Neither SNB nor any of its Subsidiaries is required to make any adjustment under Code § 481(a) by reason of a change in accounting method or otherwise.

Section 3.14. Contracts and Commitments.

(a) Other than as set forth in Schedule 3.14, neither SNB nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option or other employee benefit arrangement, other than any deferred compensation arrangement disclosed in Schedule 3.21 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 3.20(a);

(iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred (100) days from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of SNB or the Bank imposed by any bank regulatory authority having supervisory jurisdiction over SNB or the Bank;

(viii) agreement, contract or indenture related to the borrowing by SNB of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of SNB or holder of more than ten percent (10%) of the issued and outstanding SNB Common Stock or SNB Class B Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features;

(xi) contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in the Disclosure Schedules or in any document delivered or referred to or described in writing by SNB to Prosperity;

(xii) any agreement containing covenants that limit the ability of SNB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, SNB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(xiii) any data processing services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less; or

(xiv) any agreement pursuant to which SNB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity.

(b) Each contract or commitment set forth in Schedule 3.14 is valid and binding on SNB or any of its Subsidiaries, as the case may be, and is in full force and effect. SNB has in all material respects performed all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any indenture, mortgage, contract, lease or other agreement to which SNB or any of its Subsidiaries is a party or by which SNB or any of its Subsidiaries is bound or under any provision of the SNB Constituent Documents.

Section 3.15. Insurance.

(a) A true, correct and complete list of all insurance policies owned or held by or for the benefit or on behalf of either SNB or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $50,000 is set forth in Schedule 3.15(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by SNB or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which SNB or such Subsidiary is a party; (iii) are adequate for the business conducted by SNB and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated to SNB or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither SNB nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither SNB nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.16. No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any provision of SNB Constituent Documents or (ii) assuming all required shareholder and regulatory approvals and consents and the consents of the third parties set forth in Schedule 3.16 are duly obtained, will not (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SNB or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause SNB or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of SNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which SNB or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (ii) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on SNB.

Section 3.17. Compliance with Laws and Regulatory Filings. SNB and its Subsidiaries are in compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them, except where such noncompliance would not result in a Material Adverse Effect on SNB. Other than approvals by regulatory authorities having supervisory jurisdiction over SNB and the consents of the third parties set forth in Schedule 3.16, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of SNB and its Subsidiaries in connection with the execution, delivery and performance by SNB of this Agreement and the transactions contemplated hereby or the resulting change of control of SNB except for certain instruments necessary to consummate the Merger contemplated hereby. SNB and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OCC or any other regulatory authority having supervisory jurisdiction over SNB and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all respects.

Section 3.18. Absence of Certain Changes. Since September 30, 2005, (i) SNB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with prudent banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on SNB.

Section 3.19. Employment Relations. The relations of SNB with its employees is satisfactory. SNB has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. SNB has complied with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted to SNB that SNB is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.20. Employee Benefit Plans.

(a) Schedule 3.20(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of SNB that are sponsored or maintained by SNB or to which SNB contributes or is obligated to contribute on behalf of employees or former employees of SNB, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“SNB Employee Plan”). There is no pending or, to the knowledge of SNB, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any SNB Employee Plan. All of the SNB Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the SNB Employee Plans which is likely to result in the imposition of any penalties or taxes upon SNB or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(b) Neither SNB nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any SNB Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each SNB Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and SNB is not aware of any event or circumstance that would disqualify any such SNB Employee Plan. SNB has provided or made available copies of the most recent Form 5500 filings for the applicable SNB Employee Plans.

(c) No employee benefit plans of SNB or its ERISA Affiliates (as defined below) are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of SNB or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of SNB or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(d) There does not now exist, nor, to the knowledge of SNB, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of SNB now or following the Closing. “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations.

(e) Schedule 3.20(e) sets forth an accurate list of all contracts, agreements, plans or arrangements, formal or informal, covering employees, former employees or directors of SNB under which completion of the transactions contemplated hereby could result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, former employee or director of SNB. Schedule 3.20(e) further sets forth reasonable estimates of severance benefits payable under the employment or change in control agreements and any amounts that could be considered “excess parachute payments” within the meaning of Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, neither SNB nor any of its subsidiaries has any liability to provide post-retirement health or life benefits to any employee or former employee of SNB.

(f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

Section 3.21. Deferred Compensation Arrangements. Schedule 3.21 contains a list of all non-qualified deferred compensation arrangements of SNB, if any, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of any unfunded liabilities of such plans.

Section 3.22. Brokers, Finders and Financial Advisors. Other than as set forth in Schedule 3.22, neither SNB nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.23. Accounting Controls. SNB has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of SNB; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as SNB or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) control of the material properties and assets of SNB is permitted only in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of SNB; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.24. Outstanding Trust Preferred Securities of Subsidiary Trusts.

(a) SNB has issued and has presently outstanding $38,250,000 in aggregate principal amount of debentures as follows (such issuances of securities and all documents and instruments related thereto being herein referred to collectively as the “Trust Preferred Issues”):

(i) $7,320,000 of Fixed Rate Junior Subordinated Deferrable Interest Debentures due 2030 issued by SNB Capital Trust I (“Trust I”) pursuant to an Indenture dated as of December 6, 2000 between SNB and First Union Trust Company, National Association (“First Union”), as Trustee (“Trust I Indenture”). Trust I has issued and outstanding $7,098,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Trust Agreement dated as of December 6, 2000 among SNB, First Union, as Institutional Trustee, and Harvey E. Zinn, Darrell Brewer and Caralisa Simon, as administrators;

(ii) $10,310,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 issued by SNB Statutory Trust II (“Trust II”) pursuant to an Indenture dated as of March 26, 2003 between SNB and U.S. Bank National Association (“U.S. Bank”), as Trustee (“Trust II Indenture”). Trust II has issued an outstanding $10,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of March 26, 2003 among SNB, U.S. Bank, as Institutional Trustee, and Harvey E. Zinn, Lisa Simon and Darrell Brewer, as administrators;

(iii) $10,310,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 issued by SNB Capital Trust (“Trust III”) pursuant to an Indenture dated March 27, 2003 between SNB and Wells Fargo Bank, National Association (“Wells Fargo”), as Trustee (“Trust III Indenture”). Trust III has issued and outstanding $10,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated March 27, 2003 among SNB, Wells Fargo, as Institutional Trustee, and Harvey E. Zinn and Darrell Brewer, as administrators; and

(iv) $10,310,000 of Junior Subordinated Deferrable Interest Notes issued by SNB Capital Trust IV (“Trust IV”) pursuant to an Indenture dated September 25, 2003 between SNB and The Bank of New York, as Trustee (“Trust IV Indenture”). Trust IV has issued and outstanding $10,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated September 25, 2003 among SNB, The Bank of New York, as Institutional Trustee, and Harvey E. Zinn and R. Darrell Brewer, as administrators.

(b) All representations and warranties as made by SNB in the documents related to the Trust Preferred Issues were true in all material respects when made. The Trust Preferred Issues were created, offered and sold in compliance with all applicable legal requirements in all material respects.

Section 3.25. Derivative Contracts. Neither SNB nor the Bank is a party to nor has either agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in SNB Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.26. Deposits. None of the deposits of the Bank is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.27. Community Reinvestment Act. The Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. 2901 et seq.) (“CRA”) and all regulations promulgated thereunder. The Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the OCC or any other governmental entity would seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.28. Intellectual Property Rights. Schedule 3.28 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by SNB or any Subsidiary or used under license by them in the conduct of their business (the “Intellectual Property”). SNB and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither SNB nor any Subsidiary is, to their knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has SNB or any Subsidiary, to their knowledge, used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

Neither SNB nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of SNB or any Subsidiary or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.29. Fraud; Bank Secrecy Act; USA PATRIOT Act. SNB and the Bank have neither had nor suspected any incidents of fraud or defalcation during the last two years. Each of SNB and the Bank are in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, SNB is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act and all applicable Financial Crimes Enforcement Network (FinCEN) requirements and all other related laws.

Section 3.30. Shareholders’ List. SNB has provided or made available to Prosperity a list of the holders of shares of SNB Common Stock and SNB Class B Stock as of September 30, 2005, setting forth each of SNB’s shareholders names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated prior to Closing.

Section 3.31. Fairness Opinion. Prior to the execution of this Agreement, SNB has received an opinion from Keefe, Bruyette & Woods, Inc., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of SNB pursuant to this Agreement is fair to such shareholders from a financial point of view, and such opinion will be updated as of the date of the Proxy Statement (as defined in Section 3.32 hereof). Such opinion has not been amended or rescinded.

Section 3.32. SNB Information. None of the information relating to SNB and its Subsidiaries that is provided by SNB for inclusion in in (i) a proxy statement (including any amendment or supplement thereto) to be prepared by SNB in accordance with SNB’s Articles of Incorporation, Bylaws and applicable law (the “Proxy Statement”) and mailed to SNB’s shareholders in connection with the solicitation of proxies by the Board of Directors of SNB for use at a special meeting of SNB’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “SNB Shareholder Meeting”) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) a Registration Statement on Form S-4 (including any prospectus contained therein) to be filed with the SEC by Prosperity for the purpose of registering the shares of Prosperity Common Stock to be issued in exchange for shares of SNB Stock pursuant to this Agreement (the “Registration Statement”) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act of 1933, as amended (“Securities Act”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

IV. REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to SNB as set forth below.

Section 4.1. Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Prosperity owns 100% of the membership interests (“Delaware Interests”) of Prosperity Holdings of Delaware, LLC (“Delaware Company”). Delaware Company, a Delaware limited liability company and a financial holding company registered under the BHC Act and the GLB Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. Delaware Company owns 100% of the issued and outstanding shares of common stock, $4.00 par value, of Prosperity Bank (“Prosperity Bank Stock”). Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Prosperity, Delaware Company and Prosperity Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity. Each of Prosperity, Delaware Company and Prosperity Bank is in good standing under the laws of its jurisdiction of incorporation.

(c) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act. Prosperity Bank does not conduct trust activities.

Section 4.2. Capitalization.

(a) The authorized capital stock of Prosperity consists of 50,000,000 shares of Prosperity Common Stock, 27,609,606 shares of which are issued and 27,572,518 shares of which are outstanding as of the date of this Agreement, and 20,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The Delaware Company has issued and outstanding 1,000 Delaware Interests. The authorized capital stock of Prosperity Bank consists of 130,000 shares of Prosperity Bank Stock, all of which are issued and outstanding. All of the issued and outstanding shares of Prosperity Common Stock, Delaware Interests and shares of Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. There are no voting trusts, voting agreements or other similar arrangements affecting the Delaware Interests or the Prosperity Bank Stock, or to Prosperity’s knowledge, the Prosperity Common Stock.

(b) At the Effective Time, the shares of Prosperity Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3. Approvals; Authority.

(a) Prosperity has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Prosperity and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly, validly and unanimously approved by the Board of Directors of Prosperity. The Board of Directors of Prosperity has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Prosperity and its shareholders. Except as otherwise provided herein, no further actions or corporate proceedings on the part of Prosperity or any of its Subsidiaries are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid, legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4. No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Prosperity or similar constituent documents of any of its Subsidiaries or (ii) assuming all required regulatory consents and approvals, and any requisite consents of third parties, are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Prosperity or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Prosperity or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (ii) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on Prosperity.

Section 4.5. Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Prosperity, threatened before any court or administrative body in any manner against Prosperity or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions proposed by this Agreement. To Prosperity’s knowledge, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on

Prosperity or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Prosperity nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.6. Financial Statements.

(a) Prosperity has furnished or made available to SNB true and complete copies of its (i) Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2004 (as amended, the “Annual Report”), as filed with the SEC, which contains Prosperity’s audited consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of income, statements of changes in shareholders’ equity and statements of cash flow for the years ended December 31, 2004, 2003 and 2002 and (ii) Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed with the SEC, which contains Prosperity’s unaudited consolidated balance sheets and related unaudited consolidated statements of income, statements of changes in shareholders’ equity and statements of cash flows as of and for the nine months ended September 30, 2005 and 2004. The financial statements referred to above included in the Annual Report and the unaudited financial statements are collectively referred to herein as the “Prosperity Financial Statements.”

(b) Each of the Prosperity Financial Statements fairly presents the financial position and results of operation of Prosperity at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis, except in the case of the unaudited Prosperity Financial Statements, subject to normally recurring year-end audit adjustments and the absence of notes to such SNB Financial Statements.

(c) As of the dates of the Prosperity Financial Statements referred to above, neither Prosperity nor any Subsidiary had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to SNB.

Section 4.7. Securities and Exchange Commission Reporting Obligations. Since January 1, 2002, Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8. Prosperity Employee Benefit Plans. The employee pension benefit plans and welfare plans (referred to collectively herein as the “Prosperity Plans”) that are sponsored, maintained or contributed to by Prosperity and its Subsidiaries have all been operated in all material respects in compliance with ERISA, the Code and any other applicable laws. None of the Prosperity Plans nor any of their respective related trusts have been terminated (except the termination of any Prosperity Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Prosperity), and there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Prosperity Plans nor their respective related trusts have incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Prosperity Plans are the only employee pension benefit plans covering employees of Prosperity and its Subsidiaries. Prosperity and its Subsidiaries will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Prosperity Plans, other than the benefits due under such plans, and as of the date hereof the actuarial present value of Prosperity Plan assets of each Prosperity Plan is not less (and as of the Effective Time of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder. Neither Prosperity nor any of its Subsidiaries contributes or, has within the last six years contributed to, any multiemployer plan.

Section 4.9. Compliance with Laws and Regulatory Filings. Prosperity and its Subsidiaries are in compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them, except where such noncompliance would not result in a Material Adverse Effect on Prosperity. Except for approvals by regulatory authorities having supervisory jurisdiction over Prosperity and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Prosperity and its Subsidiaries, true and correct in all material respects.

Section 4.10. Taxes. Prosperity and its Subsidiaries have filed with the appropriate governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments due and owing (whether or not shown on any Tax Return). At the time of filing, all such Tax Returns were correct and complete in all material respects. Neither Prosperity nor any of its Subsidiaries has executed or filed with any governmental authority any agreement extending the period for assessment and collection of any Tax. Neither Prosperity nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against Prosperity or any of its Subsidiaries.

Section 4.11. Absence of Certain Changes. Since September 30, 2005, (i) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with prudent banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Prosperity.

Section 4.12. Brokers, Finders and Financial Advisors. Neither Prosperity nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 4.13. Accounting Controls. Prosperity has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of Prosperity; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Prosperity or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) control of the material properties and assets of Prosperity is permitted only in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of Prosperity; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 4.14. Regulatory Approvals. Prosperity has no reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the transactions set forth in this Agreement.

Section 4.15. Insurance. All insurance policies owned by Prosperity or by which Prosperity or any of its properties or assets is covered are in full force and effect. All such policies, taken together, provide adequate insurance coverage for the assets and operations of Prosperity for all material risks to which Prosperity is normally exposed in the operation of its business. No insurance has been refused with respect to any operations, properties, or assets of Prosperity nor has any insurance been limited by any insurance carrier that has carried, or received any application for any such insurance during the last three years. Prosperity has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that does not result from any extraordinary loss experience on the part of Prosperity.

Section 4.16. Sarbanes-Oxley Act Compliance. Prosperity and its Subsidiaries and any of the officers and directors of Prosperity and its Subsidiaries, in their capacities as such, are in compliance, in all material respects, with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder by the SEC and Nasdaq. Prosperity is actively taking steps to ensure that it will be in compliance with other applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder by the SEC and Nasdaq not currently in effect upon and at all times after the effectiveness of such provisions.

Section 4.17. Prosperity Information. None of the information relating to Prosperity and its Subsidiaries that is provided by Prosperity for inclusion in (i) the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

V. COVENANTS OF SNB

SNB covenants and agrees with Prosperity as follows:

Section 5.1. Approval of Shareholders of SNB and Best Efforts.

(a) SNB will, as soon as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold the SNB Shareholder Meeting at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby, and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Board of Directors of SNB will recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, unless otherwise required by their fiduciary duties under applicable law, and SNB will use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b) If this Agreement is approved by such shareholders, SNB shall, subject to Section 5.5 hereof take all reasonable actions to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Prosperity reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2. Activities of SNB Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, SNB shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Prosperity of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over SNB or any Subsidiary, (c) the institution or threat of any material litigation against SNB or any Subsidiary or (d) any event or condition that would reasonably be expected to cause any of the representations or warranties of SNB contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on SNB; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of SNB or Prosperity to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Closing Date, except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by law or regulation or (iii) to the extent Prosperity consents in writing (which consent shall not be unreasonably withheld), SNB shall not, and shall not permit any of its Subsidiaries to:

(i) adjust, split, combine or reclassify any of the SNB Stock or other capital stock;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew, any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, dealer paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and prudent banking principles or (C) would be in excess of $500,000 individually or in the aggregate to any Borrower (except (1) pursuant to commitments made prior to the date of this Agreement that are listed in Schedule 5.2(b)(ii) and not covered by items A or B of this clause (i) or (2) loans fully secured by a certificate of deposit at SNB; provided, that in the event that SNB desires to make, acquire, modify or renew any such loan which would exceed $500,000 individually or in the aggregate to any Borrower, it shall so advise Prosperity via e-mail transmission. Prosperity shall notify SNB via e-mail transmission within two (2) business days of receipt of such notice whether Prosperity consents to such loan or extension of credit, provided that if Prosperity fails to notify SNB with such time frame, Prosperity shall be deemed to have consented to such loan or extension of credit. For purposes of this Section 5.2(b), “Borrower” means any person or entity (including any Affiliate, shareholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except that SNB may issue shares of SNB Common Stock upon (A) the exercise of outstanding stock options as provided in Section 3.2 hereof and (B) the conversion of outstanding shares of SNB Class B Stock by the holder thereof;

(iv) grant any stock appreciation rights or other form of incentive compensation;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, except as set forth on Schedule 5.2(b)(v);

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and prudent banking practices;

(vii) grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of SNB or any of its Subsidiaries, either individually or as part of a class of similarly situated persons;

(viii) increase in any manner the compensation or fringe benefits of any of its employees or directors other then in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

(ix) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property), other than the payment of dividends from the Bank to SNB or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of SNB Stock;

(x) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xi) sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein;

(xii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

(xiii) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with SNB’s past practices and prudent banking practices;

(xiv) charge-off any loan or other extension of credit prior to review and approval by Prosperity of the amount of such charge-off (which approval shall not be unreasonably withheld);

(xv) establish any new Subsidiary or Affiliate or enter into any new line of business;

(xvi) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xvii) amend or change any provision of the Articles of Incorporation, Bylaws or other governing documents of SNB or any Subsidiary;

(xviii) make any capital expenditures which would exceed an aggregate of $10,000, except pursuant to commitments made prior to the date of this Agreement or as set forth in Schedule 5.2(b)(xviii);

(xix) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances, in excess of $100,000 or with a final maturity of greater than one year, except that SNB may repay the outstanding junior subordinated debentures issued to Trust I pursuant to the Trust I Indenture;

(xx) prepay any indebtedness or other similar arrangements so as to cause SNB to incur any prepayment penalty thereunder;

(xxi) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

(xxiii) settle any claim, action or proceeding involving payment by it of money damages in excess of $50,000 or impose any material restriction on the operations of SNB or any of its Subsidiaries.

Section 5.3. Access to Properties and Records.

(a) To the extent permitted by applicable law, SNB shall and shall cause each of its Subsidiaries, upon reasonable notice from Prosperity to SNB to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants, advisors and consultants) of Prosperity full access to the properties, books, records of SNB and its Subsidiaries during normal business hours in order that Prosperity may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of SNB and its Subsidiaries, and (ii) furnish Prosperity with such additional financial and operating data and other information as to the business and properties of SNB as Prosperity shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, SNB will deliver or make available to Prosperity all unaudited quarterly financial statements prepared for the internal use of management of SNB and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP, except with respect to the Call Reports which shall be prepared in accordance with regulatory accounting principles, applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Prosperity will return to SNB all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.4. Information for Regulatory Applications and SEC Filings. To the extent permitted by law, SNB shall furnish Prosperity with all information concerning SNB required for inclusion in (i) any notice, application, filing, statement or document to be made or filed by Prosperity with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (ii) any filings with the SEC, including the Registration Statement (as defined in Section 6.3 hereof), and any applicable state securities authorities. SNB agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to SNB contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to SNB and the Bank contained in such document or draft was furnished by SNB expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by SNB expressly for use therein.

Section 5.5. Standstill Provision. So long as this Agreement is in effect, neither SNB nor any of its Subsidiaries shall and SNB agrees to use its best efforts to cause its and each of its Subsidiaries’ directors, officers, employees, agents and representatives not to entertain, solicit or encourage any inquiries, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of SNB or the Bank, except where the Board of Directors of SNB determines, based on the advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of SNB’s Board of Directors to its shareholders. SNB agrees to notify Prosperity of any such unsolicited acquisition proposal orally, within one (1) business day, and in writing, within two (2) business days, of its receipt, and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction. Upon execution of this Agreement, SNB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any such unsolicited acquisition proposal. SNB will take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6. Affiliates’ Letters. No later than the fifteenth (15th) day following the date of execution of this Agreement, SNB shall deliver to Prosperity, after consultation with legal counsel, a list of names and addresses of those persons who are then “affiliates” of SNB within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 144) whom Prosperity identifies (by written notice to SNB within five (5) business days after receipt of such list) as possibly being a person who may be deemed to be an “affiliate” of SNB within the meaning of Rule 144. SNB shall use its commercially reasonable best efforts to deliver, or cause to be delivered, to Prosperity not later than the thirtieth (30th) day following the date of execution of this Agreement from each “affiliate” of SNB identified as aforesaid who owns SNB Stock and will acquire Prosperity Common Stock in the Merger, a letter dated as of the date of delivery thereof in the form of Exhibit B attached hereto.

Section 5.7. Employment Agreements; Non-Competition Agreements.

(a) SNB shall cooperate with and shall assist Prosperity Bank to enter into an employment agreement in the form attached hereto as Exhibit E with (i) Harvey E. Zinn for a three (3) year term to be effective as of the Effective Time, and (ii) each of Dan S. Agnew and Harvey E. Zinn, Jr. for a two (2) year term to be effective as of the Effective Time.

(b) SNB shall cooperate with and shall assist Prosperity and/or Prosperity Bank to receive a non-competition agreement in the form attached hereto as Exhibit F from each of the persons identified on Schedule 10.5.

Section 5.8. Conforming Accounting Adjustments. SNB shall, if requested by Prosperity, consistent with GAAP, immediately prior to Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of SNB to the accounting policies and practices of Prosperity. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by SNB (i) of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity’s obligations under this Agreement set forth in Section 10.3 hereof or (iii) that such adjustment has any bearing on the number of shares of Prosperity Common Stock issuable hereunder. No adjustment required by Prosperity shall (a) require any prior filing with or approval by any governmental agency or regulatory authority or (b) violate any law, rule or regulation applicable to SNB or the Bank.

Section 5.9. Sale and Purchase of Investment Securities. SNB agrees that from the date hereof through the Effective Time, it will not sell or purchase any investment securities in excess of $100,000 in the aggregate, or materially change its investment securities portfolio or its interest rate risk position from that as of September 30, 2005, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported. Notwithstanding the foregoing, SNB shall, in accordance with this Section 5.9, use its commercially reasonable best efforts to sell certain investment securities that may be identified to SNB by Prosperity (the “Identified Securities”). SNB shall inform Prosperity of all pending sales of the Identified Securities, including the proposed sales price, and SNB shall not sell any of the Identified Securities without Prosperity’s prior approval. Prosperity’s failure to approve the proposed sale of any Identified Securities shall not be deemed to be a failure by SNB to satisfy the covenant set forth in this Section 5.9.

Section 5.10. Ongoing Insurance Coverage. SNB shall use its best efforts to provide, for a continuing period of not less than three (3) years following the Effective Time, past acts insurance coverage for no less than the four-year period immediately preceding the Effective Time, under its (i) current directors and officers insurance policy (or comparable coverage), (ii) employment practices liability insurance and (iii) current bankers blanket bond (or comparable coverage) for each of the directors and officers of SNB and its Subsidiaries currently covered under comparable policies held by SNB.

Section 5.11. Releases. SNB shall use its best efforts to have each of the directors and officers (with a title of executive vice president or above as of the date hereof) of SNB, SNB Intermediate Company and the Bank deliver to Prosperity an instrument in the form of Exhibit C attached hereto dated as of the Closing Date releasing SNB and Prosperity and their respective Subsidiaries from any and all claims of such directors and officers (except as described in such instrument).

Section 5.12. Sale of Certain Loans. Between the date hereof and the Closing Date, SNB shall use its commercially reasonable best efforts to sell and transfer, without recourse, to a third party purchaser, each of the loans previously identified to SNB by Prosperity (the “Identified Loans”). Notwithstanding the foregoing, SNB shall inform Prosperity of all pending sales of the Identified Loans, including the proposed sales price, and SNB shall not sell any of the Identified Loans without Prosperity’s prior approval. Prosperity’s failure to approve the proposed sale of any Identified Loans shall not be deemed to be a failure by SNB to satisfy the covenant set forth in this Section 5.12.

Section 5.13. Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.9(a), SNB shall use its commercially reasonable best efforts, and Prosperity shall reasonably cooperate with SNB at SNB’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of SNB and its Subsidiaries to Prosperity and to permit the use and operation of the leased premises of SNB or the Bank by Prosperity.

Section 5.14. Trust Preferred Issues.

(a) Immediately following December 6, 2005, but not less than two business days thereafter, SNB shall give notice of its intent to exercise its call rights with respect to the Trust I preferred securities more particularly described in Section 3.24(a)(i) (the “Trust I Securities”), and SNB shall take all actions necessary and appropriate to redeem such Trust I Securities prior to the Closing Date.

(b) As soon as practicable following the execution of this Agreement, SNB shall notify the trustees with respect to the Trust Preferred Issues, or any successor trustee named for purposes of the Trust Preferred Issues, of the execution of this Agreement.

Section 5.15. Conversion or Cancellation of SNB Stock Options. SNB will use its best efforts to cause each of the holders of SNB Stock Options to execute and deliver to Prosperity, at least ten (10) days prior to the Closing Date, an acknowledgment stating that, based on such holder’s election, such holder’s SNB Stock Option shall either (i) be converted, in accordance with its terms, into an option to purchase a number of shares of Prosperity Common Stock equal to the number of shares of SNB Common Stock subject to the original option multiplied by the Option Exchange Ratio, at an exercise price per share equal to the exercise price per share of the original option divided by the Option Exchange Ratio, consistent with the provisions of Section 2.3 hereof or (ii) be cancelled and converted into the right to receive the cash payment set forth in Section 2.3 hereof.

Section 5.16. Environmental Investigation; Rights to Terminate Agreement

(a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that SNB or the Bank has such right (at Prosperity’s cost and expense), but not the obligation or responsibility, to inspect any SNB or Bank property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify SNB of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, (ii) submit a work plan to SNB for such secondary investigation, for which Prosperity agrees to afford SNB the ability to comment on and Prosperity agrees to consider all such comments (and negotiate in good faith any such comments) and (iii) conclude such secondary investigation, on or prior to sixty (60) days after the date of this Agreement. Prosperity shall give reasonable notice to SNB of such secondary investigations, and SNB may place reasonable restrictions on the time and place at which such secondary investigations may be carried out.

(b) SNB agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, to the extent such damage or injury is attributable to the negligent or wrongful actions or omissions of SNB or its agents. Prosperity agrees to indemnify and hold harmless SNB for any claims for damage to property, or injury or death to persons, to the extent attributable to the negligent or wrongful actions or omissions of Prosperity or its agents in performing any Environmental Inspection or secondary investigation. Prosperity shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by SNB and not by Prosperity. Prosperity shall make no such report prior to Closing unless required to do so by law, and in such case, Prosperity will give SNB reasonable prior notice of Prosperity’s intentions.

(c) Prosperity shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Prosperity because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that could reasonably be expected to have a Material Adverse Effect on SNB; (ii) any past or present event, condition or circumstance that would require remedial or cleanup action under Environmental Laws involving an expenditure in excess of $1,000,000 or that could reasonably be expected to have a Material Adverse Effect on SNB; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a legal right to compel cleanup, the effect of which could reasonably be expected to have a Material Adverse Effect on SNB; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any property which is not disclosed in Schedule 3.11, the removal or abatement of which could reasonably be expected to have a Material Adverse Effect on SNB.

(d) SNB agrees to make available upon request to Prosperity and its consultants, agents and representatives all documents and other material relating to environmental conditions of any property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of SNB. SNB also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Prosperity and, at Prosperity’s cost, shall be entitled to certify the same in favor of Prosperity and its consultants, agents and representatives and make all other data available to Prosperity and its consultants, agents and representatives.

VI. COVENANTS OF PROSPERITY

Prosperity covenants and agrees with SNB as follows:

Section 6.1. Regulatory Filings and Best Efforts.

(a) Prosperity shall promptly, but in no event later the thirty (30) days after the execution date of this Agreement, file or cause to be filed all notices and applications for all regulatory approvals required to be obtained by Prosperity or Prosperity Bank in connection with this Agreement and the transactions and other agreements contemplated hereby. Prosperity will provide SNB with a copy of all non-confidential portions of notices, applications, statements or correspondence submitted to or received from regulatory authorities in connection with the Merger.

(b) Prosperity shall take all reasonable action to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

Section 6.2. Information for Regulatory Applications. To the extent permitted by law, Prosperity will furnish SNB with all information concerning Prosperity required for inclusion in any application, filing, statement or document to be made or filed by SNB with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. Prosperity agrees, upon the request of SNB, to furnish to SNB a written letter or statement confirming to the best of its knowledge the accuracy of the information with respect to Prosperity contained in any report or other application or statement referred to in Sections 6.1 or 6.3 of this Agreement, and confirming that the information with respect to Prosperity contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Prosperity expressly for use therein.

Section 6.3. Registration Statement. As soon as practicable after the execution of this Agreement, Prosperity shall prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, relating to the shares of Prosperity Common Stock to be delivered to the shareholders of SNB pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. SNB and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to SNB and the meeting of SNB’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to SNB’s shareholders, at the time of SNB Shareholders’ Meeting held to approve the Merger, and at the Effective Time of the Merger, the prospectus included as part of the Registration Statement and any amendment thereto (the “Prospectus”) will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by SNB for use in the Registration Statement or the Prospectus.

Section 6.4. Nasdaq Listing. Prosperity shall file all documents required to be filed to have the shares of Prosperity Common Stock to be issued pursuant to the Agreement included for quotation on Nasdaq and use its best efforts to effect said listing.

Section 6.5. Rule 144 Compliance. For a period of not less than two (2) years after the date hereof (or such shorter period of time as may be applicable for “Affiliates” of SNB to sell shares of Prosperity Common Stock in accordance with Rule 145 of the Securities Act), Prosperity shall use its best efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.

Section 6.6. Issuance of Prosperity Common Stock. The shares of Prosperity Common Stock to be issued by Prosperity to the shareholders of SNB pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Prosperity Common Stock to be delivered to the shareholders of SNB pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other person, firm or entity.

Section 6.7. Assumption of SNB Stock Options.

(a) At the Effective Time, each outstanding and unexercised SNB Stock Option which the holder thereof has elected to be converted into options to acquire shares of Prosperity Common Stock and shall be assumed by Prosperity as provided in Section 2.3 hereof.

(b) Prosperity shall take all corporate action necessary to reserve for issuance at all times after the Effective Time a sufficient number of shares of Prosperity Common Stock for delivery upon exercise of

SNB Stock Options assumed by Prosperity in accordance with Section 2.3. Immediately following the Effective Time, Prosperity shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Prosperity Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of the registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Prosperity shall administer the SNB Stock Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

Section 6.8. Supplemental Indentures. Prosperity agrees that at or prior to the Effective Time it will enter into a supplemental indenture to each of the Trust II Indenture, Trust III Indenture and Trust IV Indenture, assuming the obligations and performance of the covenants of SNB under each such Indenture at the Effective Time.

Section 6.9. Appointment of Directors. Prosperity agrees, at or prior to the Effective Time, to take, or cause to be taken, all actions necessary to (i) increase by one (1) the number of positions on the Prosperity Bank Board of Directors and (ii) cause Harvey E. Zinn to be elected or appointed as a director of Prosperity Bank at the Effective Time, if he is still a member of SNB’s Board of Directors immediately prior to the Effective Time and if he is willing and eligible to serve as a director of Prosperity Bank.

Section 6.10. Indemnification.

(a) For a three-year period following the Effective Time, Prosperity (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of SNB or the Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of SNB or the Bank to the fullest extent which such Indemnified Parties would be entitled under the Certificate of Incorporation of SNB or the Articles of Association of the Bank, as applicable, in each case as in effect on the date hereof. Without limiting the foregoing, Prosperity also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Certificate of Incorporation of SNB or the equivalent document of the Bank as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) If Prosperity or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, the successors and assigns of Prosperity shall assume the obligations set forth in this Section 6.10.

Section 6.11. Access to Properties and Records. To the extent permitted by applicable laws and any applicable contractual obligations, Prosperity will (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of SNB full access upon reasonable notice to the properties, books and records of Prosperity and Prosperity Bank in order that SNB may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity, and (ii) furnish SNB with such additional financial and operational data and other information as to the business and properties of Prosperity as SNB shall, from time to time, reasonably request. As soon as practicable after they become available, Prosperity will deliver or make available to SNB all unaudited consolidated quarterly financial statements prepared for the internal use of management of Prosperity and all Call Reports filed by Prosperity Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, SNB will return to Prosperity all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 6.12. Activities of Prosperity Pending Closing. From the date hereof to and including the Closing Date, Prosperity shall not repurchase any of its outstanding shares of Prosperity Common Stock, effect a reverse stock split, or otherwise reduce the number of issued and outstanding shares of Prosperity Common Stock.

Section 6.13. Certain SNB Employee Matters. Prior to the Effective Time, SNB may accrue for retention bonuses to key employees of SNB and its Subsidiaries in order to help retain such key employees through the Effective Time (collectively, the “Retention Bonuses”), provided that (i) the list of such key employees entitled to receive such Retention Bonuses shall be submitted to, and approved by (such approval not to be unreasonably withheld), Prosperity prior to their accrual, and (ii) the aggregate amount of any such Retention Bonuses shall not exceed $250,000. After the Closing, Prosperity agrees to pay any such Retention Bonuses approved by Prosperity at such times as Prosperity may determine in its sole and absolute discretion.

VII. MUTUAL COVENANTS OF PROSPERITY AND SNB

Section 7.1. Notification; Updated Disclosure Schedules. SNB shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to SNB, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to SNB and in Section 11.3 with respect to Prosperity, incapable of being satisfied.

Section 7.2. Confidentiality. Prosperity and SNB will not disclose, and will cause their respective representatives to not disclose, directly or indirectly, before or after the consummation or termination of this Agreement, any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

Section 7.3. Publicity. Except as otherwise required by applicable law or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor SNB shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4. Employee Benefit Plans.

(a) SNB shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any of its employee benefit plans on terms satisfactory to Prosperity and in accordance with applicable law and effective no later than the Closing Date. Prosperity agrees that the employees of SNB who continue their employment after the Closing Date (the “SNB Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions necessary or appropriate to facilitate coverage of SNB Employees in such plans and programs from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each SNB Employee will be entitled to credit for prior service with SNB for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding stock option plans), sponsored by Prosperity or Prosperity Bank to the extent SNB sponsored a similar type of plan in which SNB Employees participated immediately prior to the Closing Date. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each SNB Employee and their eligible dependents. For purposes of determining a SNB Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a SNB Employee before the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such SNB Employee for such calendar year. Prosperity further agrees to credit each SNB Employee and their eligible dependents for the plan year during which coverage under Prosperity’s group health plan begins, with any deductibles already incurred during such year, under SNB’s group health plan.

(c) Each SNB Employee shall be entitled to credit for past service with SNB for the purpose of satisfying any eligibility or vesting periods applicable to Prosperity’s employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Prosperity’s 401(k) Profit Sharing Plan).

Section 7.5. Attendance at Certain Board Meetings. In order to facilitate the continuing interaction of Prosperity with SNB and the Bank, and in order to keep each party fully advised of all ongoing activities of the other party, subject to the limitation in this Section 7.5, each party agrees to allow the other party (the “Visiting Party”) to designate two representatives (who shall be officers of the Visiting Party), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset liability management committees of the other party (including, but not limited to, meetings of the officers’ loan committee of the other party). Each such party, as the case may be, shall promptly give the Visiting Party prior notice by telephone of all called meetings. Such representatives shall be bound by Visiting Party’s confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which the party hosting the meeting is required or obligated to maintain as confidential under applicable laws or regulations, (iii) matters which the Chairman of the Board determines in his or her reasonable discretion would constitute a conflict of interest or (iv) pending or threatened litigation or investigations if, in the opinion of counsel to the party hosting the meeting, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of the Visiting Party at the other party’s board or committee meetings under this Section 7.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by the party hosting the meeting. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then the Visiting Party’s designees will no longer be entitled to notice of and permission to attend such meetings.

VIII. CLOSING

Section 8.1. Closing. Subject to the other provisions of this Article VIII, on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

(a) the receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Prosperity or SNB, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and SNB, to the consummation of the transactions contemplated herein, or such prior date as each of Prosperity and SNB shall elect whether or not such proceeding has been brought to a conclusion.

A meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Articles X, XI and XII hereof and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement. The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2. Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of SNB and the regulatory approvals of the SEC, the Federal Reserve Board, the FDIC, the OCC, the TDB, and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the articles of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

IX. TERMINATION

Section 9.1. Termination.

(a) Notwithstanding any other provisions of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Board of Directors of Prosperity or SNB at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii) the Merger shall not have become effective on or before the one hundred and eightieth (180th) day following the date of this Agreement, unless approval of the appropriate bank regulatory agencies and the declaration of effectiveness of the Registration Statement by the SEC, has not been received within the time required to consummate the Merger on or before the 180th day, in which case the Merger shall not have become effective on or before the two hundred and tenth (210th) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Prosperity and SNB; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date;

(b) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of SNB if (i) Prosperity shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Prosperity contained herein shall be inaccurate in any material respect or (ii) if the conditions set forth in Article XI have not been met by Prosperity or waived by SNB. In the event the Board of Directors of SNB desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) above, such Board of Directors must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(c) This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Prosperity if (i) SNB shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of SNB contained herein shall be inaccurate in any material respect or (ii) if the conditions set forth in Article X have not been met by SNB or waived by Prosperity. In the event the Board of Directors of Prosperity desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) above, such Board of Directors must notify SNB in writing of its intent to terminate stating the cause therefor. SNB shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(d) This Agreement may be terminated at any time prior to the Closing by either Prosperity or SNB if the approval of the shareholders of SNB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the SNB Shareholder Meeting at which they consider the Agreement.

(e) This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of Prosperity and SNB and the approval of such action by their respective Boards of Directors.

(f) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of SNB if prior to the Effective Time, SNB shall have received a bona fide Acquisition Proposal (as defined in Section 9.3(c)) and SNB’s Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the advice of independent legal counsel and as to financial matters on the written advice of Keefe, Bruyette & Woods, Inc. or an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal (as defined in Section 9.3(d)) and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (f) shall not be deemed effective until payment of the Termination Fee required by Section 9.3.

(g) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Prosperity if SNB Board of Directors shall have (i) resolved to accept an Acquisition Proposal or (ii) withdrawn or modified, in any manner that is adverse to Prosperity, its recommendation or approval of this Agreement or the Merger or recommended to SNB shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

(h) This Agreement may be terminated by the Board of Directors of SNB at any time during the five-day period following the fifth trading day prior to the Closing Date, if the Average Share Price of Prosperity Common Stock shall be less than $26.73 and subject to this Section 9.1(h). If SNB elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Prosperity; provided that such notice of its intent to terminate may be withdrawn at any time within the aforementioned five-day period. For a period of five (5) business days from the date of receipt of such notice, Prosperity shall have the option, but not the obligation, to increase the Total Merger Consideration as set forth in Section 2.2(b) hereof (“Walkaway Counter Offer”). If Prosperity elects to make the Walkaway Counter Offer, it shall give the Walkaway Counter Offer Notice to SNB during the five business day period promptly as provided in Section 2.2, whereupon the notice of termination previously sent by SNB shall be null and void and of no effect, SNB shall no longer have the right to terminate the Agreement pursuant to this Section 9.1(h) and this Agreement shall remain in effect in accordance with its terms (except for the adjustments to the Exchange Ratio and/or Per Share Cash Consideration, as the case may be). Any references in this Agreement to “Exchange Ratio” and “Per Share Cash Consideration” shall thereafter be deemed to refer to the Exchange Ratio and the Per Share Cash Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.

Section 9.2. Effect of Termination. Except as provided in Section 9.3, in the event of termination of this Agreement by either Prosperity or SNB as provided in Section 9.1 or the abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3. Termination Fee. To compensate Prosperity for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, SNB and Prosperity agree as follows:

(a) Provided that Prosperity shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by SNB specifying in reasonable detail the basis of such alleged breach), SNB shall pay to Prosperity the sum of $10,000,000 (the “Termination Fee”) if this Agreement is terminated (i) by SNB under the provisions of Section 9.1(f), (ii) by either Prosperity or SNB under the provisions of Section 9.1(d), if at the time of any failure by the shareholders of SNB to approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to SNB and, within twelve months of the termination of this Agreement, SNB enters into a definitive agreement with any third party with respect to any such Acquisition Proposal or (iii) by Prosperity under the provisions of Section 9.1(g). The payment of the Termination Fee shall be Prosperity’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a).

(b) Any payment required by paragraph (a) of this Section 9.3 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if such termination payment is required pursuant to clause (ii) of Section 9.3(a), then such termination payment shall become payable within two (2) business days after the execution and delivery by SNB of such definitive agreement.

(c) For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the SNB Common Stock or SNB Class B Stock regarding any of the following (other than the transactions contemplated by this Agreement) involving SNB or any Subsidiary: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or substantially all of the assets or equity securities or deposits of, SNB or any Subsidiary, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for all or substantially all of the outstanding shares of capital stock of SNB or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(d) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a third person that the Board of Directors of SNB determines in its good faith judgment to be more favorable to SNB’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of SNB’s independent financial advisor that the value of the consideration to SNB’s shareholders provided for in such proposal exceeds the value of the consideration to SNB’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of SNB (taking into account, in good faith, the written advice of SNB’s independent financial advisor), is reasonably capable of being obtained by such third person.

X. CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion:

Section 10.1. Compliance with Representations and Warranties. Each of the representations and warranties made by SNB in this Agreement must have been true and correct when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Prosperity shall have been furnished with a certificate, executed by an appropriate representative of SNB and dated as of the Closing Date, to the foregoing effect.

Section 10.2. Performance of Obligations. SNB shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Prosperity shall have received a certificate signed by an appropriate representative of SNB to that effect.

Section 10.3. Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of SNB or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on SNB or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God, weather and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on SNB; provided, however, that such a change for purposes of this Section 10.3, does not include a change with respect to, or effect on, SNB resulting from (i) a change in law, rule, regulation or GAAP, (ii) as a result of entering into this Agreement or complying with the terms of this Agreement or (iii) from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact SNB more adversely than other similarly situated financial institutions.

Section 10.4. Releases; Resignations. Each of the directors of SNB and the Bank shall deliver to Prosperity an instrument in the form of Exhibit C hereto dated as of the Closing Date releasing SNB and its Subsidiaries and Prosperity and its Subsidiaries from any and all claims of such directors and officers (except as described in such instrument). The directors of each of SNB and the Bank shall have delivered to Prosperity their respective resignations.

Section 10.5. Employment Agreements; Non-Competition Agreements.

(a) Each of Harvey E. Zinn, Dan S. Agnew and Harvey E. Zinn, Jr. shall have entered into an employment agreement with Prosperity Bank, having a three (3) year term, two (2) year term and two (2) year term, respectively, as contemplated by Section 5.7 hereof.

(b) Each of the officers, directors and shareholders of the Company set forth on Schedule 10.5 shall have entered into a non-competition agreement with Prosperity and/or Prosperity Bank for the time period set forth on Schedule 10.5 in the form of Exhibit F hereto.

Section 10.6. Redemption of Trust I Securities. The redemption of the Trust I Securities by SNB, as contemplated by Section 5.14(a), shall have been completed.

XI. CONDITIONS TO OBLIGATIONS OF SNB

The obligation of SNB under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by SNB in its sole discretion:

Section 11.1. Compliance with Representations and Warranties. Each of the representations and warranties made by Prosperity in this Agreement must have been true and correct when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and SNB shall be furnished with a certificate, executed by an appropriate representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2. Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. SNB shall have received a certificate signed by the by an appropriate representative of Prosperity to that effect.

Section 11.3. Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Prosperity or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity or the transactions contemplated hereby, nor shall any event (including, without limitation, acts of God, weather and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on Prosperity; provided, however, that such a change for purposes of this Section 11.3, does not include a change with respect to, or effect on, Prosperity resulting from (i) a change in law, rule, regulation or GAAP, (ii) as a result of entering into this Agreement or complying with the terms of this Agreement or (iii) from any other matter affecting federally-insured depository institutions generally (including, without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Prosperity more adversely than other similarly situated financial institutions.

Section 11.4. Opinion of Financial Advisor. SNB shall have received a written opinion from its financial advisor that the Merger Consideration is fair to SNB’s shareholders from a financial point of view and such opinion shall not have been withdrawn.

Section 11.5. Releases. Each of the directors and officers of SNB and the Bank who delivered a release agreement to Prosperity pursuant to Section 5.11 hereof, shall have received an instrument in the form of Exhibit D attached hereto dated as of the Closing Date releasing such persons from any and all claims of SNB and its Subsidiaries (except as described in such instrument).

XII. CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY AND SNB

The respective obligations of Prosperity and SNB under this Agreement are subject to the satisfaction of the following conditions which may be waived by Prosperity and SNB, respectively, in their sole discretion:

Section 12.1. Government Approvals. Prosperity shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board, the FDIC, the TDB, the OCC, the TBD and any other regulatory agency whose approval must be received in order to consummate the Merger, which approvals shall not impose any restrictions on the operations of Prosperity or Continuing Corporation which are unacceptable to Prosperity; provided, however, that any branch divestiture required by any governmental agency shall not be deemed to impose unacceptable restrictions on the operations of Prosperity, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or SNB may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

Section 12.2. Shareholder Approval. The holders of the SNB Common Stock and the holders of the SNB Class B Stock, voting as separate classes, shall have each approved this Agreement and the transactions contemplated hereby by the requisite votes.

Section 12.3. Tax Opinion. SNB shall have received an opinion of counsel to SNB, and Prosperity shall have received an opinion of counsel to Prosperity, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of SNB, Prosperity and others.

Section 12.4. Registration of Prosperity Common Stock. The Registration Statement covering the shares of Prosperity Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Prosperity Common Stock to be issued in the Merger shall have been received.

Section 12.5. Listing of Prosperity Common Stock. The shares of Prosperity Common Stock to be delivered to the shareholders of SNB pursuant to this Agreement shall have been authorized for listing on Nasdaq.

XIII. MISCELLANEOUS

Section 13.1. Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b) “Material Adverse Effect” with respect to any party means any effect that is material and adverse to (i) the financial position, business or results of operations or financial performance of such party and its Subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(c) “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2. Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and SNB contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 6.5, 6.10, 7.2, 9.2, 13.2, 13.4 and 13.6), which shall survive the Closing.

Section 13.3. Amendments. This Agreement may be amended only by a writing signed by Prosperity and SNB at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of SNB pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4. Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5. Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Fax No.: (713) 693-9309

Attention: Mr. David Zalman

With a copy to:

Locke Liddell & Sapp LLP

3400 Chase Tower, 600 Travis

Houston, Texas 77002

Fax No.: (713) 223-3717

Attention: Mr. Don Wood

If to SNB:

SNB Bancshares, Inc.

14060 Southwest Freeway

Sugar Land, Texas 77478

Fax No.: (281) 269-7100

Attention: Mr. Harvey E. Zinn

With a copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

Fax No.: (713) 221-1212

Attention: Mr. William T. Luedke IV

Ms. Charlotte M. Rasche

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6. Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

Section 13.7. Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.8. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9. Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.11. Consolidation of Agreements. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with the Disclosure Schedules, exhibits and any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

Section 13.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.13. Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 13.14. Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

Section 13.15. Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:	/s/ DAVID ZALMAN
David Zalman President and Chief Executive Officer

ATTEST:

By:	/s/ JAMES D. ROLLINS III

SNB BANCSHARES, INC.

By:	/s/ HARVEY E. ZINN
Harvey E. Zinn President and Chief Executive Officer

ATTEST:

By:	/s/ CARALISA MORRIS SIMON

[Signature Page to Agreement and Plan of Reorganization]

Appendix B

January 30, 2006

The Board of Directors

SNB Bancshares, Inc.

14060 Southwest Freeway

Sugar Land, TX 77478

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of SNB Bancshares, Inc. (“SNB Bancshares”) of the consideration offered in the proposed merger (“the Merger”) with Prosperity Bancshares, Inc. (“Prosperity”) pursuant to the Agreement and Plan of Reorganization, dated as of November 15, 2005, between SNB Bancshares and Prosperity (the “Agreement”). Pursuant to the terms of the Agreement, all of the issued and outstanding shares of common stock, $0.01 par value per share, of SNB Bancshares (“SNB Common Stock”) and all of the issued and outstanding shares of Class B stock, $0.01 par value per share, of SNB Bancshares (“SNB Class B Stock”, and together with the SNB Common Stock, the “SNB Stock”) will be converted into $7.50 in cash and 0.3577 shares of common stock, par value of $1.00 per share, of Prosperity (“Merger Consideration”).

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank holding companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, SNB Bancshares and Prosperity, and as a market maker in and active trader of securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of SNB Bancshares and Prosperity for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to SNB Bancshares. We have acted exclusively for the Board of Directors of SNB Bancshares in rendering this fairness opinion and will receive a fee from SNB Bancshares for our services.

In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the respective financial and operating conditions of SNB Bancshares and Prosperity before and after the Merger.

In the course of our engagement as financial advisor we have, among other things:

i. Reviewed the Agreement;

ii. Reviewed Annual Reports to shareholders and Annual Reports on Form 10-K of Prosperity;

iii. Reviewed Annual Reports to shareholders and Annual Reports on Form 10-K of SNB Bancshares;

iv. Reviewed Quarterly Reports on Form 10-Q of Prosperity;

Keefe, Bruyette & Woods • 787 Seventh Avenue, New York, NY 10019

212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

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v. Reviewed Quarterly Reports on Form 10-Q of SNB Bancshares;

vi. Held discussions with senior management of SNB Bancshares and Prosperity with respect to their past and current business operations, regulatory relationships, financial condition and future prospects;

vii. Reviewed certain internal financial data, projections and other information of SNB Bancshares, including financial projections prepared by management;

viii. Reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for Prosperity and SNB Bancshares and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

ix. Evaluated the potential pro forma impact of the merger on Prosperity;

x. Compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant;

xi. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the managements of SNB Bancshares and Prosperity as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for SNB Bancshares and Prosperity are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the properties of SNB Bancshares or Prosperity, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of SNB Bancshares and Prosperity; (ii) the assets and liabilities of SNB Bancshares and Prosperity; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to the holders of SNB Stock.

Very truly yours,

/s/    Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

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Appendix C

DISSENTERS’ RIGHTS UNDER THE TEXAS BUSINESS CORPORATION ACT

Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Prosperity

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Prosperity Bancshares, Inc. (the “Registrant”) require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Article 2.02-1 of the Business Corporation Act of the State of Texas (the “TBCA”). Generally, Article 2.02-1 of the TBCA permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith; (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interests; and/or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successfully in defending on the merits.

The Registrant’s Amended and Restated Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

The Registrant’s Amended and Restated Articles of Incorporation permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Registrant would have the power to indemnify such person against that liability.

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21.	Exhibits and Financial Statement Schedules.

(a) List of Exhibits

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization dated as of November 16, 2005 by and between the Registrant and SNB Bancshares, Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

Exhibit(1)	Description

3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1	Opinion of Locke Liddell & Sapp LLP regarding the legality of the securities being registered

8.1	Opinion of Locke Liddell & Sapp LLP as to certain tax matters

8.2	Opinion of Bracewell & Giuliani LLP as to certain tax matters

10.1†	Employment Agreement between the Registrant and Harvey E. Zinn

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of SNB Bancshares, Inc.

23.3	Consent of Locke Liddell & Sapp LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.4	Consent of Locke Liddell & Sap LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.5	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2	Form of Proxy (Common Stock) for Special Meeting of Shareholders of SNB Bancshares, Inc.

99.3	Form of Proxy (Class B Stock) for Special Meeting of Shareholders of SNB Bancshares, Inc.

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.
†	Management contract or compensatory plan, contract or arrangement.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c) Opinions of Financial Advisors

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on January 30, 2006.

PROSPERITY BANCSHARES, INC. (Registrant)

By:	/S/ DAVID ZALMAN
David Zalman President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ned S. Holmes and David Zalman and each of them to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID ZALMAN David Zalman	President and Chief Executive Officer and Director (principal executive officer)	January 30, 2006

/S/ DAVID HOLLAWAY, CPA David Hollaway, CPA	Chief Financial Officer (principal financial officer and principal accounting officer)	January 30, 2006

/S/ NED S. HOLMES Ned S. Holmes	Chairman of the Board and Director	January 30, 2006

/S/ JAMES A. BOULIGNY James A. Bouligny	Director	January 30, 2006

/S/ CHARLES A. DAVIS, JR. Charles A. Davis, Jr.	Director	January 30, 2006

/S/ WILLIAM H. FAGAN, M.D. William H. Fagan, M.D.	Director	January 30, 2006

Signature	Title	Date

/S/ CHARLES J. HOWARD, M.D. Charles J. Howard, M.D.	Director	January 30, 2006

/S/ D. MICHAEL HUNTER D. Michael Hunter	Director	January 30, 2006

/S/ S. REED MORIAN S. Reed Morian	Director	January 30, 2006

/S/ PERRY MUELLER, JR., D.D.S. Perry Mueller, Jr., D.D.S.	Director	January 30, 2006

/S/ TRACY T. RUDOLPH Tracy T. Rudolph	Director	January 30, 2006

/S/ HARRISON STAFFORD II Harrison Stafford II	Director	January 30, 2006

/S/ ROBERT H. STEELHAMMER Robert H. Steelhammer	Director	January 30, 2006

/S/ H. E. TIMANUS, JR. H. E. Timanus, Jr.	Director	January 30, 2006

EXHIBIT LIST

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization dated as of November 16, 2005 by and between the Registrant and SNB Bancshares, Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1	Opinion of Locke Liddell & Sapp LLP regarding the legality of the securities being registered

8.1	Opinion of Locke Liddell & Sapp LLP as to certain tax matters

8.2	Opinion of Bracewell & Giuliani LLP as to certain tax matters

10.1†	Employment Agreement between the Registrant and Harvey E. Zinn

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of SNB Bancshares, Inc.

23.3	Consent of Locke Liddell & Sapp LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.4	Consent of Locke Liddell & Sap LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.5	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2	Form of Proxy (Common Stock) for Special Meeting of Shareholders of SNB Bancshares, Inc.

99.3	Form of Proxy (Class B Stock) for Special Meeting of Shareholders of SNB Bancshares, Inc.

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.
†	Management contract or compensatory plan, contract or arrangement.